UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 240.14a-12

Aptimus, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Aptimus, Inc.:

On August 7, 2007, we entered into an agreement and plan of merger with Apollo Group, Inc. and Asteroid Acquisition Corporation, a wholly owned subsidiary of Apollo. If the merger is completed, Aptimus will become a wholly owned subsidiary of Apollo and holders of Aptimus common stock will receive $6.25 in cash, without interest, for each share of Aptimus common stock they own at the effective time of the merger.

In connection with our merger agreement with Apollo, we will hold a special meeting of Aptimus shareholders on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters located at 199 Fremont Street, Suite 1800, San Francisco, California 94105. Shareholders of Aptimus will be asked, at the special meeting, to consider and vote upon the approval of the merger agreement. After careful consideration of numerous factors and consultation with financial and legal advisors, the board of directors of Aptimus has unanimously approved and has declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has determined that it is in the best interests of Aptimus shareholders that Aptimus enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Aptimus unanimously recommends that Aptimus shareholders vote “FOR” the approval of the merger agreement. We are also asking you to vote “FOR” any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

The merger cannot be completed unless shareholders holding a majority of the outstanding shares on the record date for the special meeting vote “FOR” the approval of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you sign, date and send us your proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to approve the merger agreement.

We are very excited about the merger and I join the other members of our board of directors in recommending that you vote “FOR” the approval of the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

Sincerely,

/s/ Timothy C. Choate
Timothy C. Choate
Chairman of the Board of Directors of Aptimus, Inc.

The proxy statement is dated September 12, 2007, and is first being mailed to shareholders of Aptimus on or about September 14, 2007.

199 Fremont Street, Suite 1800
San Francisco, California 94105
(415) 896-2123

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 29, 2007

To the Shareholders of Aptimus, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of shareholders of Aptimus, Inc., a Washington corporation, will be held on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters located at 199 Fremont Street, Suite 1800, San Francisco, California 94105, for the following purposes:

1.  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 7, 2007, among Apollo Group, Inc., its wholly owned subsidiary Asteroid Acquisition Corporation, and Aptimus, Inc.; and

2.  To consider and vote upon any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

The board of directors of Aptimus has unanimously approved the merger agreement and recommends that Aptimus shareholders vote “FOR” the approval of the merger agreement. The board of directors of Aptimus also recommends that Aptimus shareholders vote “FOR” any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

The board of directors of Aptimus has fixed the close of business on September 10, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Aptimus common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, there were 6,619,735 shares of Aptimus common stock outstanding and entitled to vote. Aptimus shareholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval of the merger agreement may have dissenters’ rights under the Washington Business Corporation Act in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger — Dissenters’ Rights” beginning on page 41.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of Aptimus common stock on the record date is required to approve the merger agreement. Provided a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of Aptimus common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement and “FOR” any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you do not vote, it will have the same effect as a vote against the proposal to approve the merger agreement and make it more difficult for Aptimus to achieve a quorum at the special meeting. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 12.

By Order of the Board of Directors,

/s/ Timothy C. Choate
Timothy C. Choate
Chairman of the Board of Directors of Aptimus, Inc.

San Francisco, California
September 12, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER	Q-1

SUMMARY	1

The Companies	1
The Merger	2
Treatment of Aptimus Options, SARs, Restricted Shares and Warrants	2
Reasons for the Merger	3
Recommendation of our Board of Directors	4
The Special Meeting	4
Opinion of Aptimus’ Financial Advisor	4
Interests of our Directors and Officers in the Merger	5
Voting Agreements	5
Market Price and Dividend Data	5
Delisting and Deregistration of Aptimus’ Common Stock	5
The Merger Agreement	6
Material United States Federal Income Tax Consequences	9
Dissenters’ Rights	10
Paying agent	10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	11

THE SPECIAL MEETING	12

Date, Time and Place	12
Purpose of Special Meeting	12
Recommendation of our Board of Directors	12
Record Date; Stock Entitled to Vote	12
Quorum	13
Votes Required	13
Voting by Aptimus’ Directors and Officers	13
Voting of Proxies	13
Revocability of Proxies	14
Solicitation of Proxies	14
Dissenters’ Rights	14
Assistance	15

THE MERGER	16

Background to the Merger	17
Recommendation of our Board of Directors	23
Opinion of JMP Securities, LLC	26
Financial Projections	33
Voting Agreements	33
Amendment of Rights Agreement	34
Interests of our Directors and Officers in the Merger	34
Market Price and Dividend Data	40
Regulatory Matters	40
Dissenters’ Rights	41
Accounting Treatment	44
Material United States Federal Income Tax Consequences	44
Delisting and Deregistration of Aptimus’ Common Stock	45

THE MERGER AGREEMENT	46

The Merger	46
Merger Consideration	46
Procedures for Payment of Merger Consideration	46
Transfers of Ownership and Lost Stock Certificates	47
Unclaimed Amounts	47
Representations and Warranties	48

Interim Operations of Aptimus	51
Employee Benefit Matters	53
Shareholder Meeting	53
Exclusivity Covenant	53
Timing of Closing	56
Conditions to the Completion of the Merger	56
Termination of the Merger Agreement	57
Termination Fee	59
Other Expenses	59
Other Payments	59
Indemnification and Insurance	60
Additional Covenants	60
Amendment and Waiver	61

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62

SHAREHOLDER PROPOSALS	64

OTHER MATTERS	64

WHERE YOU CAN FIND MORE INFORMATION	64

MISCELLANEOUS	64

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF JMP SECURITIES LLC

ANNEX C	APTIMUS MANAGEMENT’S PROJECTIONS FOR THE QUARTER ENDING DECEMBER 31, 2007 AND THE YEARS ENDING 2008 THROUGH 2011

ANNEX D	CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT — DISSENTERS’ RIGHTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Aptimus, may have regarding the merger and the special meeting of Aptimus shareholders and brief answers to such questions. We urge you to read carefully the entirety of this proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the approval of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of Aptimus’ shareholders will take place on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters, located at 199 Fremont Street, Suite 1800, San Francisco, California 94105.

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an Agreement and Plan of Merger with Apollo Group, Inc., an Arizona corporation, and its wholly owned subsidiary, Asteroid Acquisition Corporation, a Washington corporation. Under the terms of the merger agreement, Asteroid Acquisition Corporation, or Merger Sub, will merge with and into Aptimus, and Aptimus will thereby become a wholly owned subsidiary of Apollo.

In order to complete the merger, our shareholders holding at least a majority of our outstanding common stock at the close of business on the record date must vote to approve the merger agreement. A special meeting of our shareholders will be held on Monday, October 29, 2007 to obtain this vote of our shareholders. At that meeting, you will be asked to consider and vote on the approval of the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without physically attending the special meeting of Aptimus shareholders. For more specific information on how to vote, please see the questions and answers below and the section entitled “The Special Meeting” beginning on page 12 of this proxy statement.

Q:	As an Aptimus shareholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive $6.25 in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger unless you properly exercise your dissenters’ rights under Washington law.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement.

Q:	Who can vote and attend the special meeting?

A:	All shareholders of record as of the close of business on September 10, 2007, the record date set for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the votes entitled to be cast by shareholders of record of shares of Aptimus common stock as of the close of business on the record date, must be represented in person or by proxy at the special meeting. Once a share is represented for any purpose at the special meeting (including shares of our common stock for which proxies have been received but for which shareholders have abstained) other than solely to object to holding the meeting or transacting business at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the approval of the merger agreement. In connection with the merger agreement, all of our current directors and executive officers, in their capacities as our shareholders, entered into voting agreements with Apollo pursuant to which each of those persons agreed, among other things, to vote the shares of our common stock over which they exercise voting control in favor of approval of the merger agreement. These shareholders exercised voting control over an aggregate of 1,428,541 shares of our common stock as of September 10, 2007, the record date for the special meeting, which constituted approximately 21.6% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 33.

Q:	What vote of our shareholders is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement?

A:	If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a quorum exists, abstentions will not affect the outcome of a proposal to adjourn the special meeting, but will reduce the number of votes required to approve that proposal. If a quorum does not exist, abstentions will have the same effect as voting against a proposal to adjourn the special meeting.

Q:	How many votes do Aptimus shareholders have?

A:	Each holder of record of Aptimus common stock as of the close of business on September 10, 2007 will be entitled to one vote for each share of common stock held on that date.

Q:	How does Aptimus’ board of directors recommend I vote?

A:	At a meeting held on August 7, 2007, Aptimus’ board of directors unanimously determined that the merger consideration and terms of the merger are adequate and otherwise advisable and fair to, and in the best interests of, Aptimus and its shareholders and unanimously approved the merger and the merger agreement in all respects. Accordingly, the board of directors of Aptimus unanimously recommends that you vote “FOR” the approval of the merger agreement. The board of directors of Aptimus also recommends that Aptimus shareholders vote “FOR” any proposal by Aptimus’ board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are registered in your name and not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name” through a broker, bank or nominee, you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name and not held in “street name” through a broker, bank or nominee, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. EST on October 28, 2007.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to the secretary of Aptimus stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q: If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the proposal to approve the merger agreement and which will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through Internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting against the proposal to approve the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of $6.25 in cash, without interest, for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $6.25 per share and your adjusted tax basis in that share.

You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Aptimus stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Aptimus common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $6.25 per share in cash, without interest, to be received by our shareholders in the merger. In order to receive the $6.25 per share in cash, without interest, you must hold your shares through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. In addition to obtaining shareholder approval, we must satisfy all other closing conditions contained in the merger agreement.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Under the Business Corporation Act of the State of Washington, you may dissent from the merger and obtain payment of the “fair value” (as defined in the Business Corporation Act) of your shares of Aptimus common stock instead of receiving $6.25 per share, without interest, pursuant to the terms of the merger agreement. To do this, you must strictly follow the procedures prescribed by the Business Corporation Act, which are summarized in the section entitled “The Merger — Dissenters’ Rights” beginning on page 41. The “fair value” (as defined in the Business Corporation Act) of your shares may be more or less than the merger consideration.

Q:	Do any of Aptimus’ directors or executive officers have interests in the merger that may differ from their interests as Aptimus shareholders or those of other Aptimus shareholders generally?

A:	Yes. Apollo has entered into employment agreements and employment offer letters with some of Aptimus’ executive officers, effective upon completion of the merger, which provide that the executives will be employed by Apollo following closing. The employment agreements and employment offer letters generally provide for a base salary, performance bonus, integration bonus, retention bonus, closing bonus, Apollo option grants and other specified payments and benefits. Apollo has also entered into a consulting agreement and non-competition agreement with Aptimus’ chairman which become effective upon completion of the merger. Certain executive officers of Aptimus who will not become long term employees of Apollo following completion of the merger are entitled to specified payments and benefits under existing change in control agreements with Aptimus. Aptimus’ outside directors are entitled to cash payments upon the completion of the merger. In considering the recommendation of our board of directors, you should be aware of such interests of our directors and executive officers. See “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 34 for a description of these agreements and arrangements as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	How will the merger affect my Aptimus options, stock appreciation rights, restricted shares and warrants?

A:	Apollo will assume all Aptimus options outstanding immediately prior to the effective time of the merger, and the assumed options will be converted into options to purchase shares of Apollo Class A common stock. Generally, each option will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the option was granted and the individual stock option agreement governing that option. The number of shares of Apollo Class A common stock subject to Aptimus options will be determined by multiplying the number of shares that were subject to the Aptimus option immediately prior to the merger by an exchange ratio and then rounding the result down to the nearest whole share. The exchange ratio used for this purpose will be calculated by dividing $6.25 by the average of the closing sales prices of Apollo Class A common stock as quoted on the NASDAQ Global Select Market for the five consecutive trading days ending with the trading day that is one trading day prior to the completion of the merger. The per share exercise price for each share issuable upon exercise of the Aptimus options will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus option immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent. In addition, at the option of a holder of a vested Aptimus option delivered to Aptimus and Apollo not less than ten business days prior to completion of the merger, such vested Aptimus option will not be assumed by Apollo and will instead be net exercised. The holder of such vested Aptimus option will then be entitled to receive in the merger in exchange for such vested option, an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such vested option multiplied by the difference between $6.25 and the exercise price per share under such vested option, subject to withholding of any required taxes.

Apollo will also assume all Aptimus stock appreciation rights (SARs) outstanding immediately prior to the effective time of the merger, and the assumed SARs will be converted into SARs covering shares of Apollo Class A common stock. Generally, each SAR will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the SAR was granted and the individual stock appreciation right agreement governing that SAR. The number of shares of Apollo Class A common stock subject to Aptimus SARs will be determined by multiplying the number of shares that were subject to the Aptimus SAR immediately prior to the merger by the exchange ratio described above and then rounding the result down to the nearest whole share. The per share exercise price for each Apollo share subject to the Aptimus SARs will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus SAR immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

Any restricted shares of Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.25 cash per share, without interest, subject to the vesting schedule applicable to such restricted shares and withholding of any required taxes. In general, holders of restricted shares will receive this cash consideration with respect to unvested shares in accordance with the applicable vesting schedule, provided that the holders of the restricted shares remain employed by Apollo or its affiliates on the applicable vesting dates and satisfy any other applicable vesting requirements. Until vested, such cash consideration will be held by Apollo.

Any warrants to purchase Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such warrant multiplied by the difference between $6.25 and the exercise price per share under such warrant, subject to withholding of any required taxes. The right of the holder of any such warrant to receive this cash payment will remain subject to the same terms and conditions set forth in such warrant.

Some holders of Aptimus options and SARs will be entitled to full or partial acceleration of vesting in connection with the merger. For more information as it relates to some of Aptimus’ directors and executive officers, see “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 34.

Q:	Who is paying for this proxy solicitation?

A:	Aptimus is conducting this proxy solicitation with the assistance of a proxy solicitor and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Aptimus estimates that its proxy solicitor fees will be approximately $15,000. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Aptimus, Inc.
199 Fremont Street, Suite 1800
San Francisco, California 94105
Attention: David Davis, general counsel and secretary
Telephone: (415) 896-2123
E-mail: DaveD@aptimus.com

or our proxy solicitor,

Mellon Investor Services LLC
Proxy Solicitation and Corporation Actions
480 Washington Blvd. 27th Floor
Jersey City, NJ 07310
Call toll-free: (800) 550-8475

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger of a wholly owned subsidiary of Apollo Group, Inc. with Aptimus, Inc. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of August 7, 2007, among Apollo, Merger Sub and Aptimus, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section entitled “Where You Can Find More Information” beginning on page 64.

The Companies

Aptimus, Inc.
199 Fremont Street, Suite 1800
San Francisco, California 94105
Telephone: (415) 896-2123

Our advanced Internet advertising and optimization platform drives improved levels of consumer engagement across all digital media channels resulting in more relevant experiences for consumers and more effective campaigns for advertisers. The platform of six channels focuses on Education / Career & Self Improvement, Gaming, Technology / Early Adopters, IM / Communications, Community, and Interactive Entertainment. We are quoted on the NASDAQ Capital Market under the symbol “APTM.” Our principal executive offices are located at 199 Fremont Street, Suite 1800, San Francisco, California 94105, and our telephone number is (415) 896-2123. Additional information regarding us is contained in our filings with the Securities and Exchange Commission (SEC). See “Where You Can Find More Information” beginning on page 64.

Apollo Group, Inc.
4615 East Elwood Street
Phoenix, Arizona 85040
Telephone: (480) 966-5394

Apollo has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. Apollo offers innovative and distinctive educational programs and services from high school through college level at 260 locations in 40 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world. Apollo is quoted on the NASDAQ Global Select Market under the symbol “APOL.” Apollo’s principal executive offices are located at 4615 East Elwood Street, Phoenix, Arizona 85040 and its telephone number is (480) 966-5394. Additional information regarding Apollo is contained in Apollo’s filings with the SEC. See “Where You Can Find More Information” beginning on page 64.

Asteroid Acquisition Corporation
4615 East Elwood Street
Phoenix, Arizona 85040
Telephone: (480) 966-5394

Merger Sub is a Washington corporation and a wholly owned subsidiary of Apollo. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with the negotiation and execution of the merger agreement and the completion of the merger. Merger Sub’s principal executive offices and telephone number are the same as those of Apollo.

The Merger (Page 16)

Apollo has agreed to acquire Aptimus under the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

If the merger is completed, you will receive $6.25 in cash, without interest, in exchange for each share of our common stock that you own immediately before the effective time of the merger unless you do not vote in favor of approval of the merger agreement and properly exercise your dissenters’ rights under Washington law.

After the merger is completed, your shares of our common stock will be converted into the right to receive the merger consideration, without interest, but you will no longer have any rights as an Aptimus shareholder. As an Aptimus shareholder, you will receive the merger consideration, without interest, after exchanging your Aptimus stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

See the section entitled “The Merger Agreement — Merger Consideration” beginning on page 46.

Treatment of Aptimus Options, SARs, Restricted Shares and Warrants

Stock Options (Page 47)

Apollo will assume all Aptimus options outstanding immediately prior to the effective time of the merger, and the assumed options will be converted into options to purchase shares of Apollo Class A common stock. Generally, each option will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the option was granted and the individual stock option agreement governing that option. The number of shares of Apollo Class A common stock subject to Aptimus options will be determined by multiplying the number of shares that were subject to the Aptimus option immediately prior to the merger by an exchange ratio and then rounding the result down to the nearest whole share. The exchange ratio used for this purpose will be calculated by dividing $6.25 by the average of the closing sales prices of Apollo Class A common stock as quoted on the NASDAQ Global Select Market for the five consecutive trading days ending with the trading day that is one trading day prior to the completion of the merger. The per share exercise price for each share issuable upon exercise of the Aptimus options will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus option immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent. In addition, at the option of a holder of a vested Aptimus option delivered to Aptimus and Apollo not less than ten business days prior to completion of the merger, such vested Aptimus option will not be assumed by Apollo and will instead be net exercised. The holder of such vested Aptimus option will then be entitled to receive in the merger in exchange for such vested option, an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such vested option multiplied by the difference between $6.25 and the exercise price per share under such vested option, subject to withholding of any required taxes.

Stock Appreciation Rights (Page 48)

Apollo will also assume all Aptimus stock appreciation rights (SARs) outstanding immediately prior to the effective time of the merger, and the assumed SARs will be converted into SARs covering shares of Apollo Class A common stock. Generally, each SAR will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the SAR was granted and the individual stock appreciation right agreement governing that SAR. The number of shares of Apollo Class A common stock subject to Aptimus SARs will be determined by multiplying the number of shares that were subject to the Aptimus SAR immediately prior to the merger by the exchange ratio described above and then rounding the result down to the nearest whole share. The per share exercise price for each Apollo share subject to the Aptimus SARs will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus SAR immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

Restricted Shares (Page 48)

Any restricted shares of Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.25 cash per share, without interest, subject to the vesting schedule applicable to such restricted shares and withholding of any required taxes. In general, holders of restricted shares will receive this cash consideration with respect to unvested shares in accordance with the applicable vesting schedule, provided that the holders of the restricted shares remain employed by Apollo or its affiliates on the applicable vesting dates and satisfy any other applicable vesting requirements. Until vested, such cash consideration will be held by Apollo.

Warrants (Page 48)

Any warrants to purchase Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such warrant multiplied by the difference between $6.25 and the exercise price per share under such warrant, subject to withholding of any required taxes. The right of the holder of any such warrant to receive this cash payment will remain subject to the same terms and conditions set forth in such warrant.

Reasons for the Merger (Page 23)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, our financial advisor and our outside legal counsel. Our board of directors reviewed a significant amount of information and considered a number of factors, including (among others) the following factors:

•	historical information regarding our business, financial performance and results of operations, market prices, volatility and trading activity with respect to our common stock, market prices with respect to other industry participants and general market indices, and the trend towards consolidation in the online advertising industry;

•	current information regarding our business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, general economic, industry and financial market conditions, and opportunities and competitive factors within our industry;

•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent company and the desirability and perceived risks of that alternative, the range of potential benefits to our shareholders of these alternatives and the timing and likelihood of actually realizing such benefits from these alternatives;

•	the risks associated with remaining an independent company, including our decreasing cash reserves, our limited size and scale, increasing competition (especially from competitors with greater name recognition and financial and other resources), and potential difficulties with growing our business organically or through acquisitions or strategic alliances;

•	the potential for other third parties to enter into strategic relationships with or to seek to acquire us, including a review of management’s dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a higher price than the price offered by Apollo;

•	the likelihood that the merger will be completed, including the likelihood that the shareholder approval needed to complete the merger will be obtained; and

•	the consideration to be received by our shareholders in the merger, including the form of such consideration.

See the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 23 for additional factors that our board of directors considered.

Recommendation of our Board of Directors (Page 23)

After careful consideration of the factors described in the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 23 and after consultation with its financial and legal advisors, our board of directors unanimously:

•	determined that the merger consideration and terms of the merger are adequate and otherwise advisable and fair to, and in the best interests of, Aptimus and its shareholders;

•	approved the merger and the merger agreement in all respects; and

•	recommends that our shareholders vote “FOR” the proposal to approve the merger agreement.

Our board of directors also recommends that our shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

See the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 23.

The Special Meeting (Page 12)

Date, Time and Place. A special meeting of our shareholders will be held on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters located at 199 Fremont Street, Suite 1800, San Francisco, California 94105, to consider and vote upon a proposal to approve the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 10, 2007, the record date set for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 6,619,735 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the merger agreement. If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Share Ownership of Directors and Officers. As of September 10, 2007, the record date for the special meeting, our directors and executive officers exercised voting control over an aggregate of 1,428,541 shares of our common stock, which constituted approximately 21.6% of the shares of our common stock outstanding on that date. In connection with the merger agreement, all of our directors and executive officers, in their capacities as our shareholders, entered into voting agreements with Apollo pursuant to which they agreed, among other things, to vote the shares of our common stock over which they exercise voting control in favor of approval of the merger agreement. See the section entitled “The Merger — Voting Agreements” beginning on page 33.

See the section entitled “The Special Meeting” beginning on page 12.

Opinion of Aptimus’ Financial Advisor (Page 26)

JMP Securities, LLC (referred to in this proxy statement as “JMP Securities”) rendered its oral opinion, which was subsequently confirmed in writing to the Aptimus board of directors that, as of August 7, 2007, and based upon and subject to the factors and assumptions set forth in its written opinion, the $6.25 per share in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of JMP Securities, dated August 7, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We urge you to read the written opinion of JMP Securities carefully and in its entirety. JMP Securities provided its opinion to the Aptimus board of directors, and it is directed only to the fairness of the merger consideration, from a financial point of view, to the holders of shares of Aptimus common stock as of the date of the opinion. The JMP Securities opinion does not address any other aspect of the proposed merger, nor does it constitute a recommendation as to how any holder of shares of Aptimus common stock should vote with respect to the merger or any other matter.

See the section entitled “The Merger — Opinion of JMP Securities, LLC” beginning on page 26.

Interests of our Directors and Officers in the Merger (Page 34)

When considering the recommendation by our board of directors in favor of the approval of the merger agreement, you should be aware that a number of our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Aptimus or the interests of our other shareholders generally, including, among others:

•	some of our executive officers have entered into employment agreements or employment offer letters with Apollo which generally provide for a base salary, performance bonus, integration bonus, retention bonus, closing bonus, Apollo option grants and other specified payments and benefits;

•	our chairman has entered into a consulting agreement and non-competition agreement with Apollo;

•	some of our executive officers who will not become long term employees of Apollo following completion of the merger will receive specified payments and benefits (including severance payments and accelerated vesting of equity awards) under their existing change in control agreements with us;

•	our outside directors are entitled to cash payments upon the completion of the merger; and

•	indemnification arrangements for our current and former directors and executive officers will be continued if the merger is completed.

See the section entitled “The Merger — Interests of our Directors and Officers in the Merger” beginning on page 34 for additional information on these and other interests of our directors and executive officers in the merger.

Voting Agreements (Page 33)

In connection with the merger agreement, all of our directors and executive officers, in their capacities as our shareholders, entered into voting agreements with Apollo pursuant to which they agreed, among other things, to vote the shares of our common stock over which they exercise voting control in favor of approval of the merger agreement. These shareholders exercised voting control over an aggregate of 1,428,541 shares of our common stock as of September 10, 2007, the record date for the special meeting, which constituted approximately 21.6% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 33.

Market Price and Dividend Data (Page 40)

Our common stock is listed on the NASDAQ Capital Market under the symbol “APTM.” On August 7, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $6.99. On September 11, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at a price of $6.08. See the section entitled “The Merger — Market Price and Dividend Data” beginning on page 40.

Delisting and Deregistration of Aptimus’ Common Stock (page 45)

If the merger is completed, our common stock will no longer be traded on the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended. Following the completion of the merger, we will no longer be a publicly traded company.

The Merger Agreement (Page 46)

Exclusivity Covenant (Page 53)

We have agreed with Apollo that we will not, and will cause our subsidiaries and our and their directors, officers, employees and other agents and representatives (including any investment banking, legal or accounting firm) who have, or would reasonably be perceived to have, authority to act on our behalf regarding an acquisition transaction (as described below), which persons we sometimes refer to herein as our “agents,” not to:

•	initiate, solicit, seek or knowingly encourage, directly or indirectly, any inquiries relating to or the making or implementation of any third party proposal (as described in the section entitled “The Merger Agreement — Exclusivity Covenant”);

•	engage in any negotiations concerning, or provide any non-public information or data to, or have any substantive discussions with, any person relating to a third party proposal;

•	otherwise cooperate in or knowingly facilitate any effort or attempt to make or implement a third party proposal;

•	enter into a contract with any person relating to a third party proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement that would otherwise restrict or limit a third party proposal to which it is a party.

See the section entitled “The Merger Agreement — Exclusivity Covenant” beginning on page 53

Conditions to the Completion of the Merger (Page 56)

The obligations of each of Apollo, Merger Sub and Aptimus to consummate the merger are subject to the satisfaction of each of the following conditions:

•	the approval of the merger agreement by our shareholders has been obtained;

•	all authorizations and orders of, declarations and filings with, and notices to any governmental entity required to permit the consummation of the merger have been obtained or made and are in full force and effect; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger is in effect and no law has been enacted or is deemed applicable to the merger which makes the consummation of the merger illegal.

Neither Apollo nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	our representations and warranties relating to our capital structure, our power and authority to enter into the merger agreement, our due execution and delivery of the merger agreement, the enforceability of the merger agreement against us, and the approval of the merger agreement by our board of directors are true and correct in all material respects on and as of both August 7, 2007 and the closing date of the merger as though they were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct in all material respects with respect to such specified date);

•	our other representations and warranties in the merger agreement are true and correct in all respects on and as of both August 7, 2007 and the closing date of the merger as though such representations and warranties were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct with respect to such specified date); provided, that in determining whether this condition is satisfied:

o	the phrase “in all material respects” and any “material adverse effect” qualifications contained in such representations and warranties will be disregarded; and

o	any inaccuracies in such representations and warranties will be disregarded unless all such inaccuracies, considered collectively, have had, and continue to have, a material adverse effect on us

(as described in the section entitled “The Merger Agreement — Representations and Warranties — Material Adverse Effect”);

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;

•	there is no litigation pending by any governmental entity seeking to prevent consummation of the merger;

•	the employment agreements between Apollo and each of Robert Wrubel and Lance Nelson remain in full force and effect (other than as a result of his death or incapacity);

•	there is no outstanding order obtained with the consent of Apollo or Merger Sub to the effect that the non-competition agreement or consulting agreement between Apollo and Timothy Choate is unenforceable in any respect;

•	we have delivered to Apollo a duly executed and certified certificate stating that we are not a United States Real Property Holding Corporation; and

•	we have taken all actions necessary to cause the rights under our “poison pill” rights agreement to expire immediately prior to the effective time of the merger and render such rights inapplicable to Apollo, Merger Sub, the merger agreement and the voting agreements.

We will not be obligated to effect the merger unless each of following conditions is satisfied or waived:

•	Apollo’s and Merger Sub’s representations and warranties relating to their power and authority to enter into the merger agreement, their due authorization, execution and delivery of the merger agreement, and the enforceability of the merger agreement against them are true and correct in all material respects on and as of both August 7, 2007 and the closing date of the merger as though they were made on and as of the closing date;

•	Apollo’s and Merger Sub’s other representations and warranties in the merger agreement are true and correct in all respects on and as of both August 7, 2007 and the closing date of the merger as though such representations and warranties were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct with respect to such specified date); provided, that in determining whether this condition is satisfied:

o	the phrase “in all material respects” and any “material adverse effect” qualifications contained in such representations and warranties will be disregarded; and

o	any inaccuracies in such representations and warranties will be disregarded unless all such inaccuracies, considered collectively, have had, and continue to have, a material adverse effect on Apollo and Merger Sub or the ability of either of them to consummate the merger or perform their respective obligations under the merger agreement; and

•	Apollo and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger.

See the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 56.

Termination of the Merger Agreement (Page 57)

The merger agreement may be terminated by mutual written consent duly authorized by Apollo’s board of directors and our board of directors.

Either Apollo or Aptimus may terminate the merger agreement if:

•	the merger has not been completed by December 28, 2007, which date will be extended to February 28, 2008 if on December 28, 2007 all of the closing conditions have been satisfied or waived in writing (other than conditions that by their nature are only to be satisfied as of the closing of the merger and other than the condition relating to governmental approvals); provided, that this right to terminate the merger agreement will not be available to a party whose breach of a covenant was the proximate cause of the failure of the merger to be completed by such date;

•	a governmental entity of competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action is final and non-appealable; or

•	the approval of the merger agreement by our shareholders has not been obtained at our special meeting or at any adjournment or postponement thereof, if necessary; provided, that this right to terminate the merger agreement will not be available to us where the failure to obtain such shareholder approval is caused by any action or failure to act on our part that constitutes a willful breach of the merger agreement.

Apollo may terminate the merger agreement:

•	following a breach of any representation, warranty, covenant or agreement by us or if any representation or warranty of ours has become untrue, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants would not be satisfied, and such breach or inaccuracy is incapable of being cured or is not cured in all material respects within 15 business days after we receive written notice from Apollo; or

•	upon any of the following:

o	our board of directors fails to call the special meeting as required by the merger agreement;

o	we fail to include in this proxy statement the recommendation of our board of directors that our shareholders approve the merger agreement;

o	our board of directors effects a change of recommendation (as described in the section entitled “The Merger Agreement — Exclusivity Covenant — Change in Recommendation”);

o	we recommend to our shareholders or approve or endorse a third party proposal (as described in the section entitled “The Merger Agreement — Exclusivity Covenant”) or in violation of our exclusivity covenant enter into any letter of intent, memorandum of understanding or similar document or any contract (other than a nondisclosure agreement) constituting, accepting or directly related to any third party proposal;

o	following the receipt of a third party proposal, our board of directors fails to reaffirm its recommendation to our shareholders in favor of approval of the Apollo merger agreement within 10 business days after Apollo so requests in writing;

o	we willfully breach our obligations under our exclusivity covenant and Apollo is materially prejudiced thereby; or

o	a tender offer or exchange offer relating to our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders within 10 business days, including by taking no position with respect to the acceptance of such tender offer or exchange offer (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended).

We may terminate the merger agreement:

•	following a breach of any representation, warranty, covenant or agreement by Apollo or Merger Sub or if any representation or warranty of Apollo or Merger Sub has become untrue, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants would not be satisfied, and such breach or inaccuracy is incapable of being cured or is not cured in all material respects within 15 business days after Apollo or Merger Sub receives written notice from us; or

•	if, prior to obtaining shareholder approval of the merger agreement and concurrently with or following a change of recommendation made in compliance with the merger agreement, our board of directors by majority vote authorizes us to accept (or to enter into a written agreement for a transaction constituting) a superior proposal (as described in the section entitled “The Merger Agreement — Exclusivity Covenant — Superior Proposals”); provided, that we pay Apollo a termination fee (as described in the section entitled “The Merger Agreement — Termination Fee”).

See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57.

Termination Fee (Page 59)

The merger agreement requires that we pay Apollo a termination fee in an amount equal to $1,400,000 plus the amount of all of the reasonable fees and expenses incurred by Apollo in connection with the merger agreement (not to exceed $400,000) if:

•	the merger agreement is terminated by us to accept (or to enter into a written agreement for a transaction constituting) a superior proposal following a change of recommendation made in compliance with the merger agreement, in which case the termination fee would be payable prior to or concurrently with such termination;

•	the merger agreement is terminated by Apollo based upon any of the circumstances described in the seven open bullet points under Apollo’s right to terminate in “ — Termination of the Merger Agreement” above, in which case the termination fee would be payable on the second business day following such termination; or

•	the merger agreement is terminated by either us or Apollo following the failure to complete the merger by December 28, 2007 (or February 28, 2008 if applicable) or the failure to obtain approval of the merger agreement by our shareholders and the following conditions are also met:

o	following August 7, 2007 but prior to any such termination, any person has made to us or our shareholders, or publicly announced, a proposal or offer for any acquisition transaction (as described in the section entitled “The Merger Agreement — Termination Fee”) that is not subsequently withdrawn; and

o	within 12 months following such termination, any acquisition transaction with respect us is consummated or we enter into a contract providing for any acquisition transaction;

in which case the termination fee would be payable concurrently with the earlier of the consummation of such acquisition transaction or the execution of such contract.

See the section entitled “The Merger Agreement — Termination Fee” beginning on page 59.

Other Expenses (Page 59)

In the event the merger agreement is terminated by either us or Apollo following the failure to obtain approval of the merger agreement by our shareholders at the special meeting or at any adjournment thereof, we have agreed to reimburse Apollo for the amount of all of the reasonable fees and expenses incurred by Apollo in connection with the merger agreement (not to exceed $400,000). This amount would be credited against any subsequent termination fee paid as described above. See the section entitled “The Merger Agreement — Other Expenses” beginning on page 59.

Material United States Federal Income Tax Consequences (Page 44)

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes.

You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Dissenters’ Rights (Page 41)

Under the Business Corporation Act of the State of Washington, you may dissent from the merger and obtain payment of the “fair value” (as defined in the Business Corporation Act) of your shares of Aptimus common stock instead of receiving $6.25 per share, without interest, pursuant to the terms of the merger agreement. The “fair value” (as defined in the Business Corporation Act) of your shares may be more or less than the merger consideration. This right to dissent is subject to a number of restrictions and technical requirements prescribed by the Business Corporation Act. Generally, in order to properly exercise dissenters’ rights, among other things:

•	you must deliver to Aptimus, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Aptimus common stock if the merger is effected, which notice must be separate from your proxy;

•	you must not vote your shares in favor the proposal to approve the merger agreement; and

•	you must follow the statutory procedures for perfecting dissenters’ rights under chapter 23B.13 of the Washington Business Corporation Act.

Merely voting against approval of the merger agreement alone will not constitute proper written notice of your intent to exercise your dissenters’ rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to approve the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to exercise dissenters’ rights for your shares. If you or your nominee fails to follow all of the steps required by chapter 23B.13 of the Washington Business Corporation Act, you will lose your right to dissent. See the section entitled “The Merger — Dissenters’ Rights” beginning on page 41 for a description of the procedures that you must follow in order to properly exercise your dissenters’ rights.

Annex D to this proxy statement contains the full text of chapter 23B.13 of the Washington Business Corporation Act, which relates to your right to dissent. We encourage you to read these provisions carefully and in their entirety.

Paying agent

Mellon Investor Services LLC will act as the paying agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future outcomes or results, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	any state of facts, development, event, circumstance, condition, occurrence or effect that could give rise to the ability on the part of Apollo to terminate the merger agreement;

•	our ability to obtain the shareholder approval required for the merger;

•	the timing of the closing of the merger and receipt by our shareholders of the merger consideration;

•	whether or not the conditions to the completion of the merger are satisfied and the possibility that the merger will not be completed for any other reason;

•	risks that the proposed merger disrupts current plans and operations, and the potential difficulties in employee retention as a result of the announcement or pendency of the merger;

•	the effect of the announcement or pendency of the merger on our relationships with customers, suppliers and other business partners, our operating results and our business generally, including any deterioration of our relationships with America Online and other strategic partners;

•	the ability to realize the benefits of the merger;

•	the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Apollo a termination fee of up to $1,800,000;

•	changes in the demand for our products;

•	changes in economic conditions generally or online advertising spending in particular;

•	market conditions and specific financial market conditions affecting our common stock;

•	changes in the competitive dynamics of our markets, including strategic alliances and consolidation among our competitors or strategic partners; and

•	other risks related to our business that are described in our public filings (see the section entitled “Where You Can Find More Information” beginning on page 64).

These and other important risk factors are detailed in various SEC filings made periodically by us, particularly our latest report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, copies of which are available online at http://www.sec.gov. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters located at 199 Fremont St., Suite 1800, San Francisco, California 94105.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Aptimus common stock to consider and vote on the following proposals:

•	the approval of the Agreement and Plan of Merger, dated August 7, 2007, among Aptimus, Apollo and Merger Sub (see the sections entitled “The Merger” beginning on page 16 and “The Merger Agreement” beginning on page 46); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

No other business will be presented at the special meeting.

Recommendation of our Board of Directors

After careful consideration and consultation with its financial and legal advisors, our board of directors has determined that the merger consideration and terms of the merger are adequate and otherwise advisable and fair to, and in the best interests of, Aptimus and our shareholders.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement. Our board of directors of also unanimously recommends that Aptimus shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our shareholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Aptimus or the interests of our other shareholders generally. See the section entitled “The Merger — Interests of our Directors and Officers in the Merger” beginning on page 34.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date; Stock Entitled to Vote

Only holders of record of our common stock at the close of business on September 10, 2007, the record date, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 6,619,735 shares of our common stock were issued and outstanding and such shares were held by approximately 110 holders of record. Holders of record of our common stock at the close of business on the record date are entitled to one vote per share at the special meeting on the proposals to approve the merger agreement and, if necessary, to adjourn the special meeting. A list of shareholders entitled to receive notice of, and to vote at, the special meeting, arranged in alphabetical order, showing the address of, and number of shares of our common stock held by, each such shareholder, will be open for inspection by our shareholders, during regular business hours, beginning ten days prior to the special meeting and continuing through the special meeting (including any adjournment thereof) at our corporate headquarters, located at 199 Fremont St., Suite 1800, San Francisco, California 94105.

Quorum

A majority of the votes entitled to be cast by the shareholders of record of shares of our common stock as of the close of business on the record date, represented in person or by proxy, constitutes a quorum of shares at the special meeting of shareholders. Once a share is represented for any purpose at the special meeting (including shares of our common stock for which proxies have been received but for which shareholders have abstained) other than solely to object to holding the meeting or transacting business at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is or must be set for the adjourned meeting) notwithstanding the withdrawal of enough shareholders to leave less than a quorum. As described below, any “broker non-votes” would be considered present for purposes of determining whether or not a quorum exists, but would not be considered entitled to vote or votes cast on a particular proposal. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies.

Votes Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date is required to approve the merger agreement. If a quorum exists, in order for shareholders to approve a proposal to adjourn the special meeting, the votes cast in favor of the proposal by the shares entitled to vote must exceed the votes cast against the proposal by the shares entitled to vote. If a quorum does not exist, approval of adjournment of the special meeting would require a majority of the votes of the shareholders present, in person or by proxy, and entitled to vote on the matter.

Voting by Aptimus’ Directors and Officers

At the close of business on the record date, our directors and executive officers owned and were entitled to vote 1,428,541 shares of our common stock, which represented approximately 21.6% of the shares of our common stock outstanding on that date.

In connection with the parties’ entry into the merger agreement, all of our directors and executive officers have each entered into voting agreements with Apollo pursuant to which they have agreed, among other things, to vote, in their capacity as shareholders of Aptimus, their shares of our common stock as of the record date, representing in the aggregate approximately 21.6% of our outstanding common stock as of such date, in favor of the approval of the merger agreement and to certain restrictions on the disposition of these shares of common stock, subject to the terms and conditions contained therein. See the section entitled “The Merger — Voting Agreements” beginning on page 33.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal.

If an Aptimus shareholder does not vote, either in person or by proxy, it will effectively count as a vote against the approval of the merger agreement. If an Aptimus shareholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If an Aptimus shareholder abstains from voting, either in person or by proxy, it will count as a vote against the proposal to approve the merger agreement. If a quorum is present, if an Aptimus shareholder abstains from voting, either in person or by proxy, it will not affect the outcome of a proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a quorum is not present, if an Aptimus shareholder abstains from voting, either in person or by proxy, it will effectively count as a vote against a proposal to adjourn the special meeting.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum exists, but would not be considered entitled to vote or votes cast on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to approve the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will not affect the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

If your shares are registered in your name and not held in “street name” through a broker, bank or nominee, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. EST on October 28, 2007.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of Aptimus a duly executed revocation of proxy;

•	submitting a duly completed and executed proxy to the secretary of Aptimus bearing a later date; or

•	appearing at the special meeting and voting in person; attendance at the special meeting will not in and of itself constitute revocation of a proxy — you must vote your shares at the meeting in order to revoke your earlier proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. We have retained Mellon Investor Services LLC to aid in the solicitation of proxies and to verify records relating to the solicitation. Mellon Investor Services LLC will receive customary fees and expense reimbursements for these services, which we estimate to be approximately $15,000. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the shareholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Dissenters’ Rights

Under the Business Corporation Act of the State of Washington, holders of Aptimus common stock may dissent from the merger and obtain payment of the “fair value” (as defined in the Business Corporation Act) of their shares of Aptimus common stock instead of receiving $6.25 per share, without interest, pursuant to the terms of the merger agreement. To do this, they must strictly follow the procedures prescribed by the Business Corporation Act, which are summarized in the section entitled “The Merger — Dissenters’ Rights”

beginning on page 41. The “fair value” (as defined in the Business Corporation Act) of their shares may be more or less than the merger consideration.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Aptimus special meeting, please contact:

Aptimus, Inc.
199 Fremont Street, Suite 1800
San Francisco, California 94105
Attention: David Davis, general counsel and secretary
Telephone: (415) 896-2123
E-mail: DaveD@aptimus.com

or our proxy solicitor,

Mellon Investor Services LLC
Proxy Solicitation and Corporation Actions
480 Washington Blvd. 27th Floor
Jersey City, NJ 07310
Call toll-free: (800) 550-8475

THE MERGER

The following discussion summarizes the material terms of the merger. Shareholders should read the merger agreement carefully and in its entirety, which is attached as Annex A to this proxy statement.

General Description of the Merger

Under the merger agreement, Merger Sub will merge with and into Aptimus, with Aptimus surviving as a wholly owned subsidiary of Apollo. Pursuant to the merger agreement, at the effective time of the merger, each outstanding share of Aptimus common stock will be converted into the right to receive $6.25 in cash, without interest.

Apollo will assume all Aptimus options outstanding immediately prior to the effective time of the merger, and the assumed options will be converted into options to purchase shares of Apollo Class A common stock. Generally, each option will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the option was granted and the individual stock option agreement governing that option. However, following the merger, Aptimus options will become options to purchase Apollo Class A common stock with the exercise price and number of shares underlying the option adjusted to reflect the merger. The exercise price and the number of shares of Apollo Class A common stock subject to Aptimus options after the merger will be determined pursuant to the merger agreement, which provides that the number of shares of Apollo Class A common stock subject to Aptimus options will be determined by multiplying the number of shares that were subject to the Aptimus option immediately prior to the merger by an exchange ratio and then rounding the result down to the nearest whole share. The exchange ratio used for this purpose will be calculated by dividing $6.25 by the average of the closing sales prices of Apollo Class A common stock as quoted on the NASDAQ Global Select Market for the five consecutive trading days ending with the trading day that is one trading day prior to the completion of the merger. The per share exercise price for each share issuable upon exercise of the Aptimus options will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus option immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

In addition, at the option of a holder of a vested Aptimus option delivered to Aptimus and Apollo not less than ten business days prior to completion of the merger, such vested Aptimus option will not be assumed by Apollo and will instead be net exercised. The holder of such vested Aptimus option will then be entitled to receive in the merger in exchange for such vested option, an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such vested option multiplied by the difference between $6.25 and the exercise price per share under such vested option, subject to withholding of any required taxes.

Apollo will also assume all Aptimus stock appreciation rights (SARs) outstanding immediately prior to the effective time of the merger, and the assumed SARs will be converted into SARs covering shares of Apollo Class A common stock. Generally, each SAR will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the SAR was granted and the individual stock appreciation right agreement governing that SAR. However, following the merger, Aptimus SARs will become SARs covering Apollo Class A common stock with the exercise price and number of shares underlying the SAR adjusted to reflect the merger. The exercise price and the number of shares of Apollo Class A common stock subject to Aptimus SARs after the merger will be determined pursuant to the merger agreement, which provides that the number of shares of Apollo Class A common stock subject to Aptimus SARs will be determined by multiplying the number of shares that were subject to the Aptimus SAR immediately prior to the merger by the exchange ratio described above and then rounding the result down to the nearest whole share. The per share exercise price for each Apollo share subject to the Aptimus SARs will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus SAR immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

Any restricted shares of Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.25 cash per share, without interest, subject to the vesting schedule applicable to such restricted shares and withholding of any required taxes. In general, holders of restricted shares will receive this cash consideration with respect to unvested shares in accordance with the applicable vesting schedule, provided that the holders of the restricted shares remain employed by Apollo or its affiliates on the applicable vesting dates and satisfy any other applicable vesting requirements. Until vested, such cash consideration will be held by Apollo.

Any warrants to purchase Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such warrant multiplied by the difference between $6.25 and the exercise price per share under such warrant, subject to withholding of any required taxes. The right of the holder of any such warrant to receive this cash payment will remain subject to the same terms and conditions set forth in such warrant.

Background to the Merger

As part of an ongoing evaluation of our business, our board of directors and senior management regularly discuss and review our historical performance, our current operations and financial condition, and our strategic business goals and future prospects as an independent company, all in the context of trends, developments and competitive factors within our industry and general economic and financial market conditions. In the course of these discussions, our board of directors and senior management have considered, independently and with financial advisors, various strategic alternatives for expanding our business, improving our competitive position and enhancing shareholder value, including the advisability of entering into a business combination. In this regard, our senior management has from time to time approached and been approached by representatives of other technology companies to informally discuss industry trends and developments, new or ongoing business initiatives and potential benefits and risks associated with possible business combinations or other strategic or commercial transactions. These other companies include Apollo and four other companies we refer to in this section as “Company A,” “Company B,” “Company C” and “Company D” due to confidentiality obligations.

On December 29, 2006, in response to an inquiry from Company A’s chief financial officer, Robert Wrubel, our president and chief executive officer, had an informal discussion with Company A’s chief financial officer regarding possible opportunities for strategic partnering or a business combination involving the two companies.

On January 9, 2007, Mr. Wrubel met with Company A’s chief executive officer and chief financial officer to further discuss a possible business combination.

On January 16, 2007, we entered into a mutual nondisclosure agreement with Company A.

On January 25, 2007, Mr. Wrubel met with Company A’s chief executive officer and chief financial officer to review Aptimus’ business capabilities and potential benefits of a business combination.

On February 9, 2007, Mr. Wrubel and Brad Benz, our senior vice president, business and corporate development, met with Company A’s chief executive officer and chief financial officer to further discuss a possible business combination.

On February 15, 2007, we held a regularly scheduled meeting of our board of directors. Following the conclusion of business presentations by members of our senior management, Mr. Wrubel updated the other members of the board regarding the status of our discussions with Company A. Following discussion, the board agreed that Mr. Wrubel and members of our senior management would continue discussions with Company A regarding a possible business combination.

On February 16, 2007, Mr. Wrubel met with Company A’s chief executive officer to review the financial condition of the two companies and discuss possible transaction structures and valuations for a business combination.

On February 20, 2007, members of our board of directors and senior management participated in a conference call with representatives of Fenwick & West LLP to discuss general high-level considerations in business combinations.

On February 21, 2007, members of our senior management reviewed Company A’s preliminary positions regarding transaction structure and valuation for an acquisition of Aptimus by Company A.

On March 1, 2007, Mr. Wrubel and Timothy Choate, our chairman, met with Company A’s chief executive officer to discuss the interest of the two companies in a possible business combination.

On March 6, 2007, Company A conveyed a verbal proposal to acquire Aptimus for an aggregate valuation of approximately $40,000,000, 70% of which would consist of common stock of Company A and the remaining 30% of which would consist of cash. Later that day, our board of directors held a special meeting to consider the proposal from Company A. Following discussion, the board agreed that Mr. Wrubel would continue discussions with Company A.

On March 12, 2007, Mr. Wrubel met with Company A’s chief executive officer and chief financial officer to discuss our preliminary reactions to their proposal.

On March 16, 2007, our board of directors held a special meeting to interview representatives of four investment banking firms, including JMP Securities, to act as our financial advisors in connection with a possible business combination with Company A.

On March 19, 2007, our board of directors held a special meeting to review the criteria to be used in selecting a financial advisor and the board’s impressions of each of the investment banking firms interviewed on March 16, 2007.

On March 23, 2007, we notified JMP Securities that we had selected such firm to act as our financial advisor. JMP Securities, in its role as financial advisor, then began assisting with our market check in respect of the proposed business combination with Company A by contacting 15 potential buyers.

On March 28, 2007, our board of directors held a special meeting at which representatives of JMP Securities, in its role as financial advisor, provided a high-level overview of transaction timing and status of its assistance with our market check in respect of the proposed business combination with Company A, which noted that JMP Securities had not received any written proposals for the possible acquisition of Aptimus by the 15 potential buyers contacted by JMP Securities per the request of our board of directors.

On March 30, 2007, we entered into a binding exclusivity agreement with Company A under which we agreed that we could not solicit a competing acquisition proposal for a period of 35 days. On this date, we also agreed with Company A on a form of non-binding term sheet which contemplated an acquisition of Aptimus for an aggregate valuation of approximately $40,000,000 (or $6.10 per share), 70% of which would consist of common stock of Company A and the remaining 30% of which would consist of cash. Following this date, Company A commenced a detailed due diligence inquiry into Aptimus and various aspects of our business.

From April 4, 2007 through April 10, 2007, members of our senior management had multiple discussions with their counterparts at Company A to discuss, among other things, management presentations, due diligence matters, financial forecasts and potential financial synergies, potential strategies for the combined company and transaction valuation.

On April 10, 2007, Company A’s outside legal counsel delivered a draft definitive merger agreement to us. On this date, our board of directors held a special meeting to review progress in our discussions and negotiations with Company A. The board also decided to retain Fenwick & West as our outside legal counsel for the proposed transaction and directed such firm to review the draft merger agreement and prepare a markup.

On April 20, 2007, our board of directors held a special meeting to review progress in our discussions and negotiations with Company A, including discussions regarding the merits and risks associated with remaining an independent company versus pursuing the proposed business combination and the differences in desired transaction valuations. Following discussion, the board agreed to continue discussions and negotiations with Company A.

On April 23, 2007, our board of directors held a special meeting to further discuss the merits and risks associated with the proposed business combination with Company A, in particular differences in desired transaction valuations and the disadvantages associated with having the transaction consideration consist in large part of Company A’s common stock. We also delivered a markup of the merger agreement prepared by

Fenwick & West to Company A. We subsequently informed Company A of our desire that the transaction consideration consist solely of cash.

On April 26, 2007, Mr. Choate met with Company B’s chief executive officer and chief operating officer to discuss an advertising conference. During the meeting, Company B’s chief executive officer and chief operating officer inquired as to Aptimus’ interest in a strategic transaction.

On April 27, 2007, members of our senior management met with their counterparts at Company A to discuss possible roles and organizational structure of the combined company.

On May 4, 2007, our board of directors held a special meeting to review progress in our discussions and negotiations with Company A, including discussions regarding the fact that progress appeared to be slowing (as evidenced by the fact that the exclusivity period under the exclusivity agreement was scheduled to expire shortly, but a revised draft of the merger agreement from Company A did not appear to be forthcoming). Mr. Wrubel also reviewed with the board parameters for a revised business and operating plan for Aptimus to remain as an independent company.

On May 9, 2007, Company A’s chief executive officer informed Mr. Wrubel that Company A was no longer interested in pursuing an acquisition of Aptimus at that time and would defer further discussions until the relative valuations of the two companies implied by their respective stock trading prices were better aligned from Company A’s perspective.

On May 10, 2007, Brian Swartz, then Apollo’s vice president, corporate controller and chief accounting officer and now Apollo’s senior vice president of finance and chief accounting officer, called John Wade, our chief financial officer, to inquire as to whether we would be interested in exploring a deeper strategic relationship with Apollo. Mr. Wade indicated that further discussions were warranted and that he would work with Mr. Wrubel to coordinate a follow-up meeting. On this date, Mr. Choate met with Company B’s chief operating officer to informally discuss a possible range of strategic transactions, including an equity investment in Aptimus or a commercial partnership between the two companies, and we entered into a mutual nondisclosure agreement with Company B.

On May 11, 2007, Mr. Choate made an inquiry of Company C’s vice president, corporate development as to whether Company C would be interested in discussing possible strategic transactions.

On May 14, 2007, Mr. Choate had further discussions with Company B’s chief operating officer concerning possible structures for a strategic transaction, including an equity investment in Aptimus.

On May 15, 2007, Mr. Choate had an initial discussion with Company C’s principal, corporate development regarding opportunities for strategic transactions generally.

On May 16, 2007, we entered into a mutual nondisclosure agreement with Company C.

On May 18, 2007, Mr. Wrubel met with Mr. Swartz, Brian Mueller, Apollo’s president, and Stan Meyer, Apollo’s vice president of marketing, to discuss a possible range of strategic partnering opportunities, including Apollo making a strategic investment in Aptimus, a commercial partnership between the two companies, or Apollo acquiring Aptimus. On this date, representatives from JMP Securities, in their role as financial advisor, met with Company D’s financial advisor to discuss Company D’s interest level in a strategic transaction with Aptimus.

On May 21, 2007, Mr. Choate, Mr. Wrubel and Lance Nelson, our vice president, technology, met with Company C’s principal, corporate development and product manager to discuss our business model, technology platform and strategic fit with Company C.

On May 24, 2007, Mr. Wrubel had a conversation with Company D’s chief executive officer regarding the potential for a business combination involving the two companies and we entered into a mutual nondisclosure agreement with Company D. On this date, our board of directors held a special meeting to discuss potential candidates to acquire Aptimus, including Apollo and Company A, Company B, Company C and Company D, including the timing and likelihood of reaching a definitive agreement with such companies. The board also compared these options with the possible business models for Aptimus as an independent company. The board agreed that Eric Helgeland would act as the lead representative of the board in evaluating and negotiating these strategic transaction alternatives for Aptimus.

On May 25, 2007, Mr. Wrubel, Michael Sullivan, our senior vice president, marketing and media services, and Thomas McCarty, our sales director, met with Mr. Mueller, Mr. Meyer and John Kline, Apollo’s chief administrative officer, to continue discussing opportunities and ideas for strategic partnering, ranging from Apollo making a strategic investment in Aptimus to acquiring Aptimus.

On May 29, 2007, Company C’s principal, corporate development informed Mr. Choate that Company C was not interested in pursuing a strategic transaction at that time. On this date, Company D’s representatives informed JMP Securities that Company D was not interested in pursuing a strategic transaction at that time. On this date, Mr. Wrubel met with Company A’s chief executive officer to discuss a process for resuming negotiations.

On May 30, 2007, Mr. Wrubel, Mr. Wade, Mr. McCarty and Michael Funk, our director of corporate development, participated in a conference call with Apollo’s representatives to discuss a financial overview of Aptimus and Aptimus’ business model.

During May 2007, members of our senior management also made inquiries of, or had discussions with, representatives of some other companies involved in the online advertising industry to explore their interest in discussing strategic transactions. These inquiries and discussions did not result in expressions of interest from such companies to the point where we entered into a mutual nondisclosure agreement or substantive negotiations with such companies.

On June 4, 2007, Mr. Wrubel and representatives of JMP Securities, in their role as financial advisor, met with Company A’s chief executive officer and representatives of Company A’s financial advisor to discuss key business terms and issues in the proposed transaction. On this date, Company B delivered a non-binding term sheet to Aptimus which contemplated a 4.99% investment in Aptimus at a 5% discount to the market price (not to exceed $4.20 per share in any event) and three tranches of warrants to purchase 4.99% of Aptimus for exercise prices equal to 105%, 110% and 115% of the original investment price.

On June 7, 2007, Mr. Mueller, Mr. Meyer, Mr. Kline, John Sperling, Apollo’s acting executive chairman of the board, Gregory Capelli, Apollo’s executive vice president of global strategy, Joseph D’Amico, Apollo’s chief financial officer, Joseph Mildenhall, Apollo’s chief information officer, and Jeff Langenbach, Apollo’s vice president of corporate development, visited our offices in San Francisco, California to discuss a potential business combination.

On June 8, 2007, Mr. Wrubel and Mr. Choate had a discussion with Company B’s chief operating officer regarding Company B making an equity investment in Aptimus and other strategic partnering opportunities.

On June 10, 2007, representatives of JMP Securities, in their role as financial advisor, were contacted by Mr. Langenbach to further discuss a potential business combination.

On June 12, 2007, Apollo submitted drafts of a non-binding letter of intent and binding exclusivity agreement regarding an acquisition of Aptimus by Apollo for our consideration. The draft letter of intent contemplated the payment of aggregate merger consideration of between $35,000,000 to $40,000,000 in cash. The draft exclusivity agreement contemplated an exclusive negotiation period of 30 days.

On June 13, 2007, Apollo submitted a revised draft of a non-binding letter of intent which contemplated the payment of merger consideration of $5.50 per share in cash. Our common stock closed at $4.64 on this date. We discussed the terms of the drafts of the letter of intent and exclusivity agreement with representatives from JMP Securities, in their role as financial advisor, and Fenwick & West during the next few days.

On June 14, 2007, Mr. Wrubel met with Company A’s chief executive officer to discuss key business terms and issues in, and a timetable for, the proposed transaction. Company A’s chief executive officer proposed delaying further activity, citing concerns with the then current trading prices for the common stock of the two companies. That same day, our board of directors held a special meeting to review the status of discussions with Apollo, Company A and Company B. At the meeting, representatives of JMP Securities, in their role as financial advisor, provided general information on the premiums paid in certain recent acquisitions in the online advertising industry, in light of Aptimus’ financial performance and the recent activity in Aptimus stock.

On June 15, 2007, our board of directors held a special meeting to continue to review the status of negotiations with Apollo, Company A and Company B. The board noted that while Apollo had submitted a draft letter of intent for an acquisition of the entire company and exclusivity agreement for consideration, Company A had not submitted a new written proposal and was proposing delaying further activity and Company B’s written proposal was limited to an investment in Aptimus. Following discussion, the board agreed that Mr. Wrubel and Mr. Helgeland, with the assistance of JMP Securities, in its role as financial advisor, should on behalf of Aptimus proceed to negotiate and enter into a letter of intent and exclusivity agreement with Apollo.

On June 18, 2007, we entered into a non-binding letter of intent with Apollo which contemplated the payment of merger consideration of $5.50 per share. We also entered into a binding exclusivity agreement with Apollo which prohibited us from soliciting a competing acquisition proposal for a period of 30 days (provided that such obligation would expire early on July 2, 2007 if Apollo had not delivered a draft definitive merger agreement to us by that time). Our common stock closed at $5.05 on June 18, 2007. Our common stock continued to trade at increasingly higher prices afterwards up until the public announcement of our entry into a definitive merger agreement with Apollo, which we attributed to speculative interest in our common stock, given that our discussions and negotiations with Apollo, Company A, Company B, Company C and Company D were confidential and the absence of significant press releases issued by us during that time frame.

On June 19, 2007, Apollo commenced a detailed due diligence inquiry into Aptimus and various aspects of its business. On this date, consistent with our obligations under our exclusivity agreement with Apollo, Mr. Wrubel informed Company A’s chief executive officer that we were no longer interested in pursuing an acquisition by Company A at that time.

On June 21, 2007, members of Apollo’s senior management and representatives of Savvian Advisors, LLC, Apollo’s financial advisor, visited our offices in San Francisco, California to further review our business and capabilities.

On June 26, 2007, we held due diligence meetings with representatives of Apollo and Savvian Advisors.

On July 2, 2007, Morgan, Lewis & Bockius LLP, outside legal counsel to Apollo, delivered drafts of the definitive merger agreement and employment agreements for key employees to us. We directed Fenwick & West to review the draft merger agreement and prepare a markup. In the meantime, our senior management team began preparing the disclosure letter contemplated by the merger agreement.

On July 5, 2007, members of our board of directors and representatives of JMP Securities, in their role as financial advisor, and Fenwick & West participated in a conference call to discuss high level business and legal issues raised by the draft merger agreement, including the fact that our common stock was then trading above the merger consideration of $5.50 per share set forth in the merger agreement. Representatives from Fenwick & West reviewed with the board the fiduciary duties of the board members in connection with a change in control of Aptimus and other legal issues raised by the draft, in particular the exclusivity and related “fiduciary out” provisions, closing conditions, termination rights and termination fees and expenses.

On July 7, 2007, Mr. Wrubel had a discussion with Mr. Meyer regarding organization and integration issues.

On July 9, 2007, Fenwick & West delivered a markup of the merger agreement to Morgan, Lewis & Bockius. On July 10, 2007, Morgan, Lewis & Bockius delivered a draft form of voting agreement to Fenwick & West. On July 12-13, 2007, representatives of the two law firms had detailed discussions regarding the merger agreement.

On July 16, 2007, our board of directors held a special meeting to review the status of negotiations with Apollo, progress on due diligence and an anticipated timetable for the remainder of the month. That same day, Morgan, Lewis & Bockius delivered a revised draft of the merger agreement and a draft non-competition agreement for Mr. Choate to Fenwick & West.

On July 17, 2007, our senior management and representatives of JMP Securities, in their role as financial advisor, participated in an extended due diligence meeting at the offices of Savvian Advisors. At the conclusion of the meeting, Apollo’s representatives conveyed to Mr. Wrubel and representatives of JMP

Securities their concern with the then current trading prices of our common stock (our common stock was then trading at levels above $7.00 per share), which was not consistent with their own valuation of Aptimus.

On July 19, 2007, our board of directors held a special meeting to review the status of negotiations with Apollo, including the challenges posed by the fact that our common stock continued to trade above the stated price in the merger agreement. Following discussion, the board agreed to continue to proceed with negotiations with Apollo, with a focus on exploring Apollo’s willingness to increase the transaction valuation. On this date, Mr. Wrubel spoke with Mr. Capelli regarding open issues.

On July 20, 2007, our board of directors held a special meeting to review the outcomes of discussions with Apollo’s representatives regarding transaction valuation. Our representatives noted that while Apollo appeared willing to entertain a modest increase in the merger consideration, Apollo’s representatives had stated that they were unwilling to consider a price per share at or near the then current trading prices of our common stock and their position appeared to be hardening in this regard. Following discussion, the board agreed to continue to proceed with negotiations with Apollo. On this date, Apollo submitted an amended non-binding letter of intent which contemplated the payment of merger consideration of $6.10 per share in cash.

On July 22, 2007, our board of directors held a special meeting to review the status of negotiations with Apollo. Representatives of JMP Securities, in their role as financial advisor, noted that Apollo was then proposing a price per share of $6.10 together with requirements that Mr. Choate support the transaction in his capacity as both a director and shareholder of Aptimus and that we agree to extend the term of the exclusivity agreement until the end of the month. Mr. Choate indicated that he would not support the transaction at a price per share of less than $6.25. Following discussion, the board agreed to continue to negotiate with Apollo to seek the highest possible price per share, but in no event less than $6.25.

On July 23, 2007, Mr. Wrubel had a conversation with Apollo’s senior management and representatives of Savvian Advisors, during which Apollo’s representatives indicated that Apollo was willing to increase the merger consideration per share to $6.25, but no higher, and that $6.25 per share was Apollo’s best and final offer. On that date, our board of directors held a special meeting to review the status of negotiations with Apollo, including discussions regarding transaction valuation, Apollo’s request for an extension of the exclusivity period and the voting agreement for Mr. Choate proposed by Apollo. Following discussion, the board agreed to execute an amended non-binding letter of intent which contemplated the payment of merger consideration of $6.25 per share in cash, to extend the term of the exclusivity agreement until the end of the month and to finalize negotiations with Apollo on the remaining open issues (which included, among other things, exclusivity and related “fiduciary out” provisions, closing conditions, termination rights and termination fees and expenses). We subsequently executed the amended non-binding letter of intent and the extension to the exclusivity agreement.

From July 9, 2007 to August 7, 2007, the parties and their respective financial and legal advisors conducted extensive discussions and negotiations concerning the terms and conditions of the merger agreement and related agreements, including the voting agreements, employment agreements and employment offer letters, consulting agreement and non-competition agreement required by the merger agreement, and exchanged numerous drafts and markups of these agreements. These negotiations concerning the merger agreement focused on exclusivity and related “fiduciary out” provisions, closing conditions, termination rights and termination fees and expenses, as well as the nature and scope of representations, warranties and covenants. Individual parties to these agreements were represented by their personal legal counsel in these discussions and negotiations.

On August 1, 2007, Mr. Mueller, Mr. Capelli, Mr. D’Amico and Mr. Meyer visited our offices in San Francisco, California to discuss business operational issues.

On August 7, 2007, our board of directors held a special meeting. Members of our senior management and representatives from JMP Securities and Fenwick & West were in attendance. The representatives of JMP Securities, in their role as financial advisor, provided a transaction overview and an updated financial analysis in respect of the proposed business combination between Apollo and Aptimus. At the conclusion of this presentation, subject to the assumptions, qualifications and limitations set forth in such presentation and the written opinion attached as Annex B to this proxy statement, JMP Securities rendered to the board its opinion that, as of August 7, 2007, the $6.25 per share in cash to be received by the holders of shares of our common stock was fair, from a financial point of view, to such holders. The representatives of Fenwick & West then reviewed with the board the principal legal terms of the proposed transaction and the fiduciary duties of the board members in connection with a change in control of Aptimus. The representatives of Fenwick & West also led the board in a discussion of various key factors relating to the proposed transaction with Apollo, including those discussed below under the heading “The Merger — Recommendation of our Board of Directors — Reasons for the Merger,” which factors the board, during this meeting and at various other meetings, have taken into careful consideration. Following all of these discussions and after careful consideration, the board determined that the merger consideration per share and terms of the merger were adequate and otherwise advisable and fair to, and in the best interests of, Aptimus and its shareholders. The board then, among other things, unanimously approved the merger and merger agreement and related agreements and transactions and unanimously resolved to recommend that Aptimus shareholders approve the merger agreement.

Later that day, we were informed by Apollo’s representatives that Apollo’s board of directors had also unanimously approved the merger and merger agreement and related agreements and transactions. Throughout the day, the employment agreements and employment offer letters between Apollo and certain members of our senior management, as well as the consulting agreement and non-competition agreement between Apollo and Mr. Choate, were negotiated and finalized. The parties also coordinated and finalized their various press announcements, filings and communications materials. Later in the evening, the parties authorized the release of signature pages to the merger agreement and related agreements and such agreements were deemed executed as of such time. The proposed merger was announced by press release the morning of August 8, 2007 prior to the opening of market trading.

Recommendation of our Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, our financial advisor, JMP Securities, and our outside legal counsel, Fenwick & West. Our board of directors also sought and received JMP Securities’ opinion as of August 7, 2007 regarding the fairness of the merger consideration from a financial point of view to our shareholders. Our board of directors also discussed with Fenwick & West its fiduciary duties and the terms of the merger agreement and related agreements. Our board of directors reviewed a significant amount of information and considered a number of factors, including (among others) the following factors:

•	historical information regarding our business, financial performance and results of operations, market prices, volatility and trading activity with respect to our common stock, market prices with respect to other industry participants and general market indices, and the trend towards consolidation in the online advertising industry;

•	current information regarding our business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, general economic, industry and financial market conditions, and opportunities and competitive factors within our industry;

•	historical information regarding Apollo’s business and financial performance and market prices of Apollo’s Class A common stock and current information regarding Apollo’s business, prospects, financial condition, operations, technology, products, services, management and competitive position;

•	the potential for other third parties to enter into strategic relationships with or to seek to acquire us, including a review of management’s dealings with other possible buyers or investors in the past (including the parties referred to in the section entitled “Background to the Merger” above as Company A, Company B, Company C and Company D) and assessment of the likelihood that a third party would offer a higher price than the price offered by Apollo;

•	the market check conducted by us with the assistance of JMP Securities in its role as our financial advisor, and the results of those efforts, including the facts that there were no outstanding offers to acquire us other than the offer from Apollo and that the only other written or formal indication of interest to acquire us that we received was made by Company A, which terminated the discussions earlier in May 2007;

•	the possible alternatives to the merger, including the possibility of continuing to operate as an independent company and the desirability and perceived risks of that alternative, the range of potential benefits to our shareholders of these alternatives and the timing and likelihood of actually realizing such benefits from these alternatives;

•	the risks associated with remaining an independent company, including our decreasing cash reserves, our limited size and scale, increasing competition (especially from competitors with greater name recognition and financial and other resources), and potential difficulties with growing our business organically or through acquisitions or strategic alliances;

•	the likelihood that the merger will be completed, including the likelihood that the shareholder approval needed to complete the merger will be obtained;

•	the consideration to be received by our shareholders in the merger, including the form of such consideration;

•	the timing of the merger and the risk that if we did not accept the Apollo offer at the time, we may not have another opportunity to do so; and

•	the impact of the merger on our customers, suppliers, other business partners, management and employees.

In the course of its deliberations, our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including (among others) the following factors:

•	the assessment of our board of directors, taking into account the risks of remaining an independent company (including risks of execution as well as business, competitive, industry and market risks) and a review of the historical and current information described above (including the likely prospective effect of such factors on our future business, prospects and strategic alternatives), that none of the alternatives to the merger were reasonably likely to present superior opportunities for us to create greater value for our shareholders than the consideration offered in the merger;

•	the merger consideration relative to the historical market prices of our common stock, including the fact that Apollo’s offer of $6.25 per share of common stock outstanding represents an approximate 20.9% premium over the average closing price of our common stock from March 30, 2007 to August 6, 2007 (the 90 trading day period ending the trading day before the date of the board meeting to approve the merger agreement);

•	the belief by our board of directors that we had obtained the highest price per share that Apollo was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the assessment of our board of directors, taking into account our management’s dealings with other possible buyers in the past and the market check conducted by us with the assistance of JMP Securities in its role as our financial advisor, as to the low likelihood that a third party would offer a higher price than Apollo;

•	the opinion of JMP Securities to our board of directors that, as of August 7, 2007, and based upon and subject to the factors and assumptions set forth therein, the $6.25 per share in cash to be received by the holders of shares of our common stock was fair from a financial point of view to such holders (see the section entitled “The Merger — Opinion of JMP Securities” beginning on page 26;

•	the fact that the merger consideration is all cash, which provides certainty and immediacy of value to our shareholders compared to a transaction in which our shareholders would receive stock or other non-cash consideration;

•	the fact that the merger would be subject to the approval of our shareholders and that if a higher priced offer were to be made to the shareholders prior to the completion of the merger, the shareholders could elect not to approve the merger agreement;

•	the availability of dissenters’ rights for Aptimus shareholders who properly exercise their statutory dissenters’ rights under Washington law; and

•	the terms and conditions of the merger agreement, as reviewed by our board of directors with Fenwick & West, including:

o	the structure of the merger, the representations and warranties of the parties, the covenants and agreements of the parties, and the conditions to the parties’ respective obligations;

o	the negotiated exclusions to the definition of a “material adverse effect” on us in the merger agreement;

o	the likelihood that the merger will be completed in light of the conditions to Apollo’s obligations to complete the merger, Apollo’s financial capability and the absence of any financing condition to Apollo’s obligation to complete the merger;

o	the ability of our board of directors, under specified circumstances, to furnish information to and conduct negotiations with a third party and, subject to the payment to Apollo of a termination fee of up to $1,800,000, to terminate the merger agreement to accept a superior proposal; and

o	our board of directors’ belief that the $1,800,000 maximum aggregate termination fees and expenses payable to Apollo was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including (among others) the following factors:

•	the fact that we will no longer exist as an independent public company and our shareholders will forego any future increase in our value that might result from our possible growth;

•	a cash merger will prevent our shareholders from participating in any future growth potential of Apollo, any value creation that the Aptimus business will generate for the combined company or any synergies resulting from the merger;

•	the merger consideration relative to the current market prices of our common stock, including the fact that Apollo’s offer of $6.25 per share of common stock outstanding represents an approximate 10.6% discount below the closing price of our common stock on August 7, 2007 (the last trading day prior to the public announcement of the merger) and an approximate 3.7% discount below the closing price of our common stock on August 6, 2007 (the last trading day prior to the date of the board meeting to approve the merger agreement);

•	the possible negative effect of the merger and public announcement of the merger on our financial performance, operating results and stock price and our relationships with customers, suppliers, other business partners, management and employees;

•	the fact that the merger agreement precludes us from actively soliciting competing acquisition transactions and obligates us (or our successor) to pay Apollo a termination fee of up to $1,800,000 under specified circumstances, which could discourage the making of a proposal for a competing acquisition transaction or the price offered in such a proposal (see the section entitled “The Merger Agreement — Termination Fee” beginning on page 59);

•	the risks involved with the merger, including the possibility that the merger might not be completed (even if the merger agreement is approved by our shareholders) due to the potential failure to satisfy one or more of the other closing conditions (see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 56);

•	the fact that the merger agreement imposes restrictions on the conduct of our business in the pre-closing period, which may adversely affect our business in the event the merger is not completed (including by delaying or preventing us from pursuing business opportunities that may arise or precluding actions that would be advisable if we were to remain an independent company);

•	the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on our cash reserves and operating results;

•	the fact that gains from a cash transaction would be taxable to our shareholders for United States federal income tax purposes; and

•	the fact that certain of our directors and officers may have interests in connection with the merger that are different from, or in addition to, their interests as shareholders of Aptimus or the interests of our other shareholders generally (see the section entitled “The Merger — Interests of our Directors and Officers in the Merger” beginning on page 34).

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation

After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement. Our board of directors also recommends that our shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Opinion of JMP Securities, LLC

Pursuant to an engagement letter dated March 23, 2007 and a subsequent amendment dated June 8, 2007, the Aptimus board of directors retained JMP Securities LLC (referred to in this proxy statement as “JMP Securities”), to act as its financial advisor in connection with the proposed merger, and, if requested, to render to the Aptimus board of directors an opinion as to whether the consideration to be received by holders of shares of Aptimus common stock is fair, from a financial point of view, to such holders.

At the meeting of the Aptimus board of directors held on August 7, 2007 to consider the proposed merger, JMP Securities delivered its oral opinion, which was subsequently confirmed in writing, to the Aptimus board of directors to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications, limitations and other considerations set forth in the written opinion (which are described below), the consideration of $6.25 per share in cash (referred to in this proxy statement as the “merger consideration”), to be received by holders of shares of Aptimus common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of such shares.

The full text of the written opinion of JMP Securities dated August 7, 2007, which sets forth the assumptions made, matters considered, qualifications, limitations and other considerations is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement.

We urge you to read the written opinion of JMP Securities carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion. JMP Securities’ written opinion, which is addressed to the Aptimus board of directors, is directed only to the fairness of the merger consideration, from a financial point of view, to the holders of shares of Aptimus common stock as of the date of the opinion. It does not address any other aspect of the proposed merger, nor does it constitute a recommendation to any holders of shares of Aptimus common stock as to how such holder should vote with respect to the proposed merger or any other matter. The summary of the opinion of JMP Securities set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion.

For purposes of rendering its opinion, JMP Securities, among other things:

•	reviewed a draft of the merger agreement that was prepared as of August 6, 2007;

•	reviewed Aptimus’ annual reports on Form 10-K for the years ended December 31, 2005 and 2006 and Aptimus’ latest quarterly report on Form 10-Q for the quarter ended March 31, 2007;

•	reviewed Aptimus’ financial results including a balance sheet and income statement for the quarter ended June 30, 2007;

•	reviewed a schedule of Aptimus’ shares, options and warrants outstanding prepared by Aptimus’ management as of August 2, 2007;

•	reviewed financial projections for Aptimus provided by Aptimus’ management for the years ending December 31, 2007 through 2011;

•	reviewed public information with respect to certain other companies in lines of business that JMP Securities deemed relevant;

•	reviewed the financial terms of certain business combinations involving companies in lines of business that JMP Securities deemed relevant;

•	prepared a discounted cash flow analysis of Aptimus;

•	held discussions with certain senior officers and other representatives of Aptimus relating to the aforementioned and any other matters which JMP Securities deemed relevant to its inquiry; and

•	reviewed such other information, financial studies, analyses and investigations and financial, economic and market criteria that JMP Securities deemed relevant.

You should note that in conducting its review and arriving at its opinion, JMP Securities, with the consent of Aptimus, assumed and relied upon, without independent verification, the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with JMP Securities, including, without limitation, the financial statements of Aptimus. JMP Securities further relied upon the assurances of Aptimus’ management that all such information was complete and accurate in all material respects and that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect.

With respect to the financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with JMP Securities, JMP Securities has been advised by Aptimus’ management that such forecasts and other information and data were prepared in good faith on reasonable bases reflecting the best currently available estimates and judgments of Aptimus’ management as to the future financial performance of Aptimus, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the proposed merger. JMP Securities’ opinion is based substantially on the financial forecasts, projections and other forward-looking information and data described above. JMP Securities was not engaged to assess the reasonableness or achievability of such forecasts or the assumptions on which they were based, expressed no view as to such forecasts or assumptions, and assumed, with the consent of Aptimus, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, JMP Securities has, with the consent of Aptimus, assumed, without independent verification, that the historical and projected financial information provided to JMP Securities by Aptimus accurately reflects the historical and projected operations of Aptimus, and that there has been no material change in the assets, financial condition, business or prospects of Aptimus since the respective dates of the most recent financial statements made available to JMP Securities.

JMP Securities did not act as legal, tax or regulatory advisors and relied upon, without independent verification, the assessment of Aptimus and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JMP Securities is not in the business of appraising tangible assets and did not make any independent valuation or appraisal of any or all of the assets or liabilities (contingent or otherwise) of Aptimus, nor has JMP Securities made any physical inspection of the properties or assets of Aptimus. JMP Securities’ opinion was necessarily based on financial, economic, market and other circumstances and conditions as in effect on, and the information made available to JMP Securities as of the date of its opinion. Events occurring after the date of JMP Securities’ opinion may have affected the opinion and the assumptions used in preparing it, and JMP Securities does not have any obligation to, nor did it, update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by JMP Securities in connection with its opinion. Some of the analyses summarized below include summary data and information presented in tabular format. In order to fully understand the analyses performed by JMP Securities, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of JMP Securities’ analyses. This summary is not intended to be an exhaustive description of the analyses performed by JMP Securities but includes all material factors considered by JMP Securities in rendering its opinion. JMP Securities drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.

Each analysis performed by JMP Securities is a common methodology utilized in determining valuations. Although other valuation techniques may exist, JMP Securities believes that the analyses described below, when taken as a whole, are appropriate analyses for JMP Securities to arrive at its opinion.

Selected Publicly Traded Companies Analysis

JMP Securities reviewed the publicly available financial data and stock trading prices for eight selected publicly traded companies, chosen by JMP Securities based on their common participation in the media services providers industry and similar market capitalizations to Aptimus. The selected publicly traded companies chosen by JMP Securities included:

Infospace Inc.	Move Inc.
Looksmart Ltd.	Think Partnership Inc.
Marchex Inc.	Traffix Inc.
MIVA Inc.	Value Click Inc.

For Aptimus and each of these selected publicly traded companies, JMP Securities initially calculated the applicable company’s total enterprise value as of August 6, 2007, calculated as such company’s diluted market capitalization, plus total debt, minus cash and cash equivalents; provided that for Aptimus, the product of the number of common shares outstanding, adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method, multiplied by the merger consideration was substituted for market capitalization (which will be referred to in this proxy statement as the “transaction enterprise value”). The enterprise values for each of the selected publicly traded companies and the transaction enterprise value were then calculated as multiples of (1) Aptimus’ estimated revenue for each of the calendar years 2006, 2007 and 2008 and (2) Aptimus’ estimated earnings before interest, taxes, depreciation and amortization (EBITDA) for the calendar year 2008. The multiples derived from the transaction enterprise value to Aptimus’ calendar year 2006 and 2007 EBITDA resulted in a negative multiple and therefore was deemed not meaningful for the purposes of this analysis.

JMP Securities next calculated the mean, median, high, and low multiples among the selected publicly traded companies for each multiple described above, and compared each resulting multiple to the corresponding transaction multiple implied by the merger consideration. The chart below summarizes such comparisons:

	Enterprise Value / Revenue			Enterprise Value / EBITDA
	CY2006A	CY2007E	CY2008E	CY2008E
Comparable Companies Multiples
Mean	1.6x	1.5x	1.3x	9.4x
Median	0.9x	1.0x	1.0x	7.7x
High	3.7x	3.2x	2.8x	19.8x
Low	0.4x	0.3x	0.3x	5.1x

Aptimus Implied Transaction Multiple	3.1x	2.6x	1.7x	21.0x

This analysis indicated that the Aptimus implied transaction multiples generally fell within the range of the multiples calculated from the selected publicly traded companies multiples and, in light of the other analyses summarized in this discussion, supported JMP Securities’ determination of the fairness, from a financial point of view, of the merger consideration to the holders of shares of Aptimus common stock.

No company utilized in the selected publicly traded companies analysis is identical to Aptimus. Mathematical analysis of selected publicly traded companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions, and was only one factor taken into consideration by JMP Securities in its qualitative assessment of the merger consideration.

Selected Precedent M&A Transaction Analysis

JMP Securities selected for review 22 selected precedent merger and acquisition transactions in the media services providers industry, and conducted an analysis in respect of these transactions based on certain publicly available financial data, including the purchase prices paid in each such transaction. The selected precedent M&A transactions used were:

Announcement Date	Buyer Name	Seller Name
May 18, 2007	Microsoft Corp.	aQuantive, Inc.
May 17, 2007	WPP Group PLC	24/7 Real Media, Inc.
April 13, 2007	Google, Inc.	DoubleClick, Inc.
March 22, 2007	One Equity Partners, Oak Investment Partners and Rho Ventures	Vertrue, Inc.
April 30, 2007	Yahoo! Inc.	Right Media, Inc.
December 28, 2006	Alliance Data Systems Corp.	Abacus Direct, Inc.
December 20, 2006	Publicis Groupe	Digitas Inc.
September 21, 2006	Alliance Data Systems Corp.	CPC Associates, Inc.
April 10, 2006	United Online, Inc.	MyPoints.com, Inc.
February 22, 2006	Cgi Holding Corp.	Litmus Media, Inc.
February 14, 2006	Alliance Data Systems Corp.	DoubleClick Email Solutions
December 6, 2005	Cgi Holding Corp.	iLead Media, Inc.
November 15, 2005	PRIMEDIA, Inc.	Automotive.com, Inc.
November 11, 2005	themutual.net PLC	Electronic Direct Response PLC
August 11, 2005	ValueClick, Inc.	Fastclick, Inc.
July 27, 2005	Marchex, Inc.	IndustryBrains, Inc.
June 13, 2005	ValueClick, Inc.	Web Clients, Inc.
April 27, 2005	Marchex, Inc.	Pike Street Industries, Inc.
April 25, 2005	Hellman & Friedman LLC, JMI Equity	DoubleClick, Inc.
March 28, 2005	Acxiom Corp.	Digital Impact, Inc.
March 21, 2005	IAC/InterActive Corp.	Ask Jeeves Inc.
March 8, 2005	Cgi Holding Corp.	PrimaryAds, Inc.

For Aptimus and each selected precedent M&A transaction, JMP Securities initially calculated the total diluted enterprise value of the transaction (the diluted market value of the target company’s equity securities, plus its debt, minus its cash and cash equivalents) as multiples of (1) the target company’s actual revenue for the latest twelve month period (LTM) and (2) the target company’s revenue for the next twelve month period (NTM). The multiples derived from the transaction enterprise value to Aptimus’ LTM and NTM EBITDA resulted in a negative multiple and therefore was deemed not meaningful for the purposes of this analysis. Where the transaction involved an acquisition of less than 100% of the seller’s equity securities (i.e., the Yahoo! — Right Media and PRIMEDIA, Inc. — Automotive.com, Inc. transactions identified in the table above), transaction values were adjusted to assume a 100% acquisition.

JMP Securities next calculated the mean, median, high, and low multiples among the selected precedent M&A transactions for each multiple described above, and compared each resulting multiple to the corresponding transaction multiple implied by the merger consideration. The chart below summarizes such comparisons:

	Enterprise Value / Revenue
	LTM		NTM
Precedent Transaction Multiples
Mean	4.0	x	3.9	x
Median	2.8	x	2.6	x
High	11.6	x	12.1	x
Low	1.1	x	1.0	x
Aptimus Implied Transaction Multiple	2.8	x	2.0	x

This analysis indicated that the Aptimus implied transaction multiples generally fell within range of the multiples calculated from the selected precedent M&A transaction multiples and, in light of the other analyses summarized in this discussion, supported JMP Securities’ determination of the fairness, from a financial point of view, of the merger consideration to the holders of shares of Aptimus common stock.

No transaction utilized in the selected precedent M&A transaction analysis is identical to this transaction. Mathematical analysis of selected precedent M&A transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions, and was only one factor taken into consideration by JMP Securities in its qualitative assessment of the merger consideration.

Discounted Cash Flow Analysis

JMP Securities performed discounted cash flow analyses using Aptimus management’s projections for the quarter ending December 31, 2007 and the years ending 2008 through 2011. For purposes of estimating unlevered free cash flows, per Aptimus, a 0% standalone tax rate was assumed due to significant historical net operating losses and no projected taxable income for such periods.

To generate a range of enterprise values for Aptimus, JMP Securities assumed an estimated cost of debt of 9.0%, as provided by Aptimus’ management, and a cost of equity of 24.0% based on publicly available financial data, resulting in a weighted average cost of capital (WACC) of 23.6%. JMP Securities then estimated a set of WACCs (20.0%, 22.0%, 24.0%, 26.0%, and 28.0%) around such 23.6% figure and a set of terminal EBITDA multiples ranging from 12.0x to 16.0x. To calculate a set of enterprise values, JMP Securities then summed the net present values under various WACC assumptions of: (1) the estimated unlevered free cash flows and (2) the terminal values based on the various terminal EBITDA multiples. Using the implied enterprise values, JMP Securities then subtracted debt and added cash and cash equivalents to determine implied equity values. After accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options and warrants using the treasury stock method), JMP Securities presented the results on a per share of common stock basis:

		Terminal EBITDA Multiple
		12.0x	13.0x	14.0x	15.0x	16.0x
	20.0%	$5.19	$5.55	$5.92	$6.28	$6.65
Discount	22.0%	$4.87	$5.21	$5.55	$5.89	$6.23
Rate	24.0%	$4.57	$4.89	$5.21	$5.53	$5.85
(WACC)	26.0%	$4.30	$4.60	$4.90	$5.20	$5.50
	28.0%	$4.05	$4.33	$4.61	$4.89	$5.18

JMP Securities noted that the merger consideration exceeded the implied per share of Aptimus common stock prices under its discounted cash flow analysis except when a discount rate of 20.0% and terminal EBITDA multiple of 15.0x or greater are assumed.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including terminal EBITDA multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Aptimus’ present or future value or results, but was one factor taken into consideration by JMP Securities in its qualitative assessment of the merger consideration.

Premiums Paid Analysis

JMP Securities selected for review 16 selected merger and acquisition (M&A) transactions of publicly-traded Internet companies. The transactions used were:

Announcement Date	Buyer Name	Seller Name
May 18, 2007	Microsoft Corp.	aQuantive, Inc.
May 17, 2007	WPP Group PLC	24/7 Real Media, Inc.
March 22, 2007	One Equity Partners, Oak Investment Partners and Rho Ventures	Vertrue, Inc.
December 20, 2006	Publicis Groupe	Digitas Inc.
November 6, 2006	NAVTEQ Corp.	Traffic.com, Inc.
October 12, 2006	Internap Network Services Corp.	VitalStream Holdings, Inc.
April 27, 2006	AttachmateWRQ, Inc.	NetIQ Corp.
March 6, 2006	NBC Universal, Inc.	iVillage, Inc.
December 8, 2005	Electronic Arts, Inc.	JAMDAT Mobile, Inc.
December 5, 2005	Liberty Media Corp.	Provide Commerce, Inc.
June 1, 2005	eBay, Inc.	Shopping.com Ltd.
August 11, 2005	ValueClick, Inc.	Fastclick, Inc.
April 25, 2005	Hellman & Friedman LLC, JMI Equity	DoubleClick, Inc.
March 21, 2005	IAC/InterActive Corp.	Ask Jeeves Inc.
November 15, 2004	Dow Jones & Co., Inc.	MarketWatch, Inc.
July 15, 2004	Digitas, Inc.	Modem Media, Inc.

For each selected M&A transaction, JMP Securities analyzed the acquisition price per share as a premium or discount to the closing stock price at one day prior to the announcement date and as a premium or discount to the average closing stock price for the ten, 30, 60, 90 and 180 trading days prior to such announcement date. For Aptimus, JMP Securities analyzed the acquisition price per share as a premium or discount to the closing stock price at one day prior to the Aptimus board meeting at which the opinion was rendered and as a premium or discount to the ten, 30, 60, 90 and 180 trading days prior to the date of such board meeting. Information regarding the premiums from JMP Securities’ analysis of the selected transactions is set forth in the following table:

	Premium to:
	1 Day	10 Day Average	30 Day Average	60 Day Average	90 Day Average	180 Day Average
Comparable Transaction Premiums Paid
Mean	22.8%	24.3%	29.0%	31.1%	29.9%	26.2%
Median	15.6%	16.0%	26.5%	27.2%	20.7%	17.0%
High	85.4%	98.3%	110.9%	128.4%	135.1%	151.6%
Low	(0.8%)	4.2%	(0.8%)	0.6%	(2.8%)	(6.1%)
Aptimus Implied Premiums Paid	(3.7%)	(8.8%)	(11.5%)	6.0%	20.9%	19.2%

JMP Securities noted that the premiums implied by the proposed merger fell within range of the premiums calculated from the selected M&A transactions for the 60, 90 and 180 day average periods, but outside of the range for the prior day, ten and 30 day average periods.

The above premiums paid analysis is based on historical performance of the common stock of Aptimus. JMP Securities noted that the Aptimus common stock experienced increased trading volumes and price volatility starting in April and May of 2007, which coincided with the announced acquisitions of aQuantive, Inc., 24/7 Real Media, Inc., DoubleClick, Inc., and Right Media, Inc., amongst others. The review of premiums paid was presented to the Aptimus board of directors to provide additional information and to add context to the other analyses performed by JMP Securities, as described above. The valuation derived from the premiums paid analysis is not necessarily indicative of Aptimus’ present or future value or results, but was one factor taken into consideration by JMP Securities in its qualitative assessment of the merger consideration.

Conclusion

The summary set forth above describes the analyses performed by JMP Securities in connection with its opinion delivered to the Aptimus board of directors on August 7, 2007. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by JMP Securities was carried out in order to provide a different perspective on this transaction and add to the total mix of information available. JMP Securities did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to holders of shares of Aptimus common stock. Rather, in reaching its conclusion, JMP Securities considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. JMP Securities did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, JMP Securities believes that its analyses must be considered as a whole and that selecting portions of any of its analyses and the factors considered by JMP Securities, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by JMP Securities are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

As described above, the JMP Securities opinion to Aptimus’ board of directors was only one of many factors taken into consideration by the Aptimus board of directors in making its determination to approve the merger agreement. The foregoing summary is qualified in its entirety by reference to the written opinion of JMP Securities attached as Annex B to this proxy statement.

Fees and Expenses

The Aptimus board of directors selected JMP Securities as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to the terms of an engagement letter dated March 23, 2007 and a subsequent amendment dated June 8, 2007, Aptimus is obligated to pay JMP Securities a retainer of $15,000 per month and a fee of $250,000 upon the delivery of its opinion to the Aptimus board of directors. In addition, under the terms of such engagement letter as amended, JMP Securities is entitled to receive an additional fee of approximately $1,000,000 upon the completion of the merger. In addition, Aptimus has agreed to reimburse JMP Securities for travel and certain out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and to indemnify JMP Securities and its employees, agents, officers, stockholders and persons who control JMP Securities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of JMP Securities’ engagement.

JMP Securities is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of JMP Securities’ trading, brokerage, investment management and financing activities, JMP Securities or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of Aptimus or any other company or any currency that may be involved in this transaction.

Financial Projections

JMP Securities, in its role as financial advisor, performed its financial analyses described above using Aptimus management’s projections for the quarter ending December 31, 2007 and the years ending 2008 through 2011, which were provided to JMP Securities on August 3, 2007 and are attached hereto as Annex C. The projections are based upon numerous estimates and assumptions with respect to Aptimus’ business, prospects and financial performance, as well as general business, economic, industry and financial market conditions and trends and other future events, all of which are difficult to predict and many of which are beyond Aptimus’ control. The projections are subjective in many respects and are thus susceptible to multiple interpretations and periodic revisions based on actual experiences and developments. Accordingly, the projections constitute forward-looking statements and are subject to number of factors and uncertainties, including the risks described in Aptimus’ filings with the SEC, that could cause actual results to differ materially from those forecasted in such projections. The projections are not guarantees of future financial performance and there can be no assurance that the projected results will be realized or that actual results will not be materially higher or lower than projected. The inclusion of the projections should not be regarded as an indication that Aptimus’ board of directors or JMP Securities considered, or now considers, this information to be a reliable prediction of future results. The projections cover multiple years and such information by its nature becomes less reliable with each successive year due to the increased reliance on estimates and assumptions.

The projections do not take into account any events or circumstances occurring after the date they were prepared, including the public announcement of the proposed acquisition of Aptimus by Apollo. There can be no assurance that the announcement or pendency of the merger will not result in the termination, reduction or other negative development in Aptimus’ relationships with any of its customers, suppliers or other business partners. Any such negative development, including a delay or cancellation of customer orders, could adversely affect Aptimus’ ability to achieve the results forecasted in the projections. Further, the projections do not take into account the possible effects of any failure to complete the merger and should not be viewed as accurate or continuing in that context.

The projections were prepared solely for internal use and the use of Aptimus’ board of directors in connection with the proposed merger, and for JMP Securities in its role as financial advisor for purposes of its financial analyses, and not with a view towards public disclosure or compliance with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections were prepared by, and are the responsibility of, Aptimus’ management. Neither Aptimus’ current independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such projections or the achievability thereof, and they assume no responsibility for, and disclaim any association with, the financial projections.

In light of the inherent risks and uncertainties associated with the forecasted results contained in the projections, the inclusion of the projections with this proxy statement shall not be deemed an admission or representation by Aptimus that the projections are viewed by Aptimus as material information of Aptimus.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Apollo entered into voting agreements with the following individuals and entities: John Balousek, Bob Bejan and Eric Helgeland (each of whom is a member of our board directors), Timothy Choate (our chairman and a director) and two trusts for the benefit of Mr. Choate’s children, Robert Wrubel (our president and chief executive officer and a director), Brad Benz (our senior vice president, business and corporate development), David Davis (our general counsel and secretary), Michael Mayor (our senior vice president, sales), Lance Nelson (our vice president, technology), Michael Sullivan (our senior vice president, marketing and media services) and John Wade (our chief financial officer). These persons exercise voting control over an aggregate of 1,428,541 outstanding shares of Aptimus common stock as of the record date for the Aptimus special meeting, representing approximately 21.6% of the outstanding shares of Aptimus common stock as of such date.

Pursuant to these voting agreements, these persons have agreed, among other things, to vote all of their shares of Aptimus common stock owned as of the record date:

•	in favor of the merger and approval of the merger agreement and the terms thereof; and

•	against any third party proposal for an acquisition transaction and any other action which would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or prevent the merger.

In addition, each of these persons has given representatives of Apollo an irrevocable proxy to vote, in their capacities as shareholders of Aptimus, their shares of Aptimus common stock in the manner set forth above.

Each of these persons has also agreed not to:

•	subject to specified limited exceptions, sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of any shares of Aptimus common stock or any other Aptimus securities owned by such person;

•	grant any powers of attorney or proxies or consents with respect to any shares of Aptimus common stock owned by such person, deposit any of such shares into a voting trust or enter into a voting agreement with respect to such shares; or

•	exercise any dissenters’ rights under the Washington Business Corporation Act in connection with the merger and the merger agreement.

The covenants and irrevocable proxy described above will automatically terminate upon termination of the voting agreements, which will occur upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms or the written agreement of Apollo and such persons to terminate such voting agreements.

In connection with the execution and delivery of the voting agreements, Apollo did not pay these shareholders any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their shares. However, some of these shareholders may have may have interests in connection with the merger that are different from, or in addition to, their interests as shareholders of Aptimus or the interests of our other shareholders generally (see the section entitled “The Merger — Interests of our Directors and Officers in the Merger” beginning on page 34).

Amendment of Rights Agreement

In connection with the merger agreement, we amended our “poison pill” rights agreement to expand the definition of a “permitted offer” under the rights agreement to include any merger, consolidation, share exchange, business combination, reorganization or other similar transaction approved by our board of directors. We also amended the rights agreement to advance the expiry date of any rights under the rights agreement to immediately prior to the effective time of such a board approved transaction. The effect of these amendments was to exempt the Apollo merger agreement and voting agreements from the scope of the rights agreement and provide for the termination of the rights agreement immediately prior to the effective time of the Apollo merger.

Interests of our Directors and Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, their interests as shareholders of Aptimus or the interests of our other shareholders generally. Our board of directors was aware of these interests and considered these interests in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. All such additional interests are described below, to the extent material, and to our knowledge, except as described below, such persons have no material interest in the merger apart from those of Aptimus shareholders generally.

Overview

Prior to entering into the merger agreement, our existing change in control agreements with our chairman and other executive officers provided that each of them would be entitled to specified payments and benefits upon completion of a merger and upon their termination without cause or resignation for good reason within one year following the completion of a merger.

In connection with our entering into the merger agreement with Apollo, each of Robert Wrubel and Lance Nelson has entered into an employment agreement with Apollo and each of Brad Benz, Michael Mayor and Michael Sullivan has entered into an employment offer letter with Apollo, which include the payments and benefits described below. These employment agreements and employment offer letters will become effective upon the completion of the merger and at such time they will supersede and replace the existing change in control agreements for these individuals, which change in control agreements will be terminated at such time.

Timothy Choate, David Davis and John Wade are not currently expected to become long term employees of Apollo following completion of the merger and hence will receive the payments and benefits owed to them in connection with the merger under their existing change in control agreements. Mr. Choate has entered into a consulting agreement with Apollo, which includes the payments and benefits described below, and a non-competition agreement with Apollo, the terms of which are described below.

Departing executive officers will be entitled to receive any accrued but unpaid salary and benefits (including accrued vacation balances, which include amounts accrued under the Aptimus sabbatical program) in connection with termination of employment.

John Balousek, Bob Bejan and Eric Helgeland are entitled to certain payments in connection with the merger, as described below.

Change in Control Agreements

In May 2007, we entered into new change in control agreements with each of Messrs. Choate, Wrubel, Benz, Davis, Mayor, Nelson, Sullivan and Wade, which replaced any other previously existing change in control agreements.

Under these change in control agreements, upon closing of a change in control of Aptimus, the executive will be entitled to the following payments and benefits:

•	any accrued but unpaid incentive compensation due the executive under any then current Aptimus incentive compensation or bonus plan applicable to the executive;

•	an amount equal to the ratable portion of the incentive payment that would otherwise be due the executive under such incentive compensation or bonus plan for the balance of the calendar year in which the change of control takes place were the executive to be paid at a 100% performance level; and

•	in the event that Aptimus’ successor in the change of control assumes Aptimus’ equity awards, one-half of the unvested Aptimus options, stock appreciation rights (SARs) and restricted stock held by the executive will accelerate and become vested immediately prior to the change in control (if such successor does not so assume Aptimus’ equity awards, then all of such unvested awards shall accelerate and become vested).

In addition, if an executive’s employment is terminated without “cause” or the executive resigns for “good reason” (as those terms are defined in the agreements) within one year following a change in control of Aptimus, the executive will be entitled to the following payments and benefits:

•	12 months of base salary in the case of Messrs. Choate and Wrubel and nine months of base salary in the case of Messrs. Benz, Davis, Mayor, Nelson, Sullivan and Wade;

•	12 months of health insurance continuation coverage premiums in the case of Messrs. Choate and Wrubel and nine months of health insurance continuation coverage premiums in the case of Messrs. Benz, Davis, Mayor, Nelson, Sullivan and Wade; and

•	in the event that Aptimus’ successor in the change of control assumes Aptimus’ equity awards, all of the assumed and unvested Aptimus options, SARs and restricted stock held by the executive will accelerate and become vested and will be exercisable for the longer of the end of the calendar year in which employment is terminated or two and one-half months following the date the exercise period would otherwise expire under the terms of the applicable award agreement.

Messrs. Choate, Davis and Wade are not currently expected to become long term employees of Apollo following completion of the merger and hence will receive the payments and benefits owed to them in connection with the merger under their existing change in control agreements described above. Assuming for illustrative purposes only that the merger were to be completed on October 1, 2007, these payments and benefits would be as follows:

•	Mr. Choate — a severance payment equal to $200,000, payment of health insurance continuation coverage premiums equal to an amount of $13,924 and an incentive payment of $37,500;

•	Mr. Davis — a severance payment equal to $136,500, payment of health insurance continuation coverage premiums equal to an amount of $10,443 and an incentive payment of $34,125;

•	Mr. Wade — a severance payment equal to $131,250, payment of health insurance continuation coverage premiums equal to an amount of $10,443 and an incentive payment of $32,813;

All of the Aptimus options and Aptimus SARs held by Messrs. Choate, Davis and Wade will have become fully vested on or before October 1, 2007. Therefore, no additional accelerated vesting would take place pursuant to their change in control agreements as a result of the completion of the merger on such date.

While Messrs. Davis and Wade are not currently expected to become long term employees of Apollo following completion of the merger, either or both of them may be retained for a transition period of up to 12 months following the merger to assist with integration and related matters. Mr. Davis and/or Mr. Wade would continue to receive his existing Aptimus salary and benefits (except to the extent modified by Apollo) during such transition period and at the conclusion of such transition period, he would receive the payments and benefits owed to him in connection with the merger under his Aptimus change in control agreement described above. The current expectation is that Mr. Wade will be retained for a transition period of one month.

Employment Agreements and Employment Offer Letters

On August 7, 2007, Robert Wrubel and Lance Nelson each entered into an employment agreement with Apollo and Brad Benz, Michael Mayor and Michael Sullivan each entered into an employment offer letter with Apollo. These employment agreements and employment offer letters will become effective contingent upon the completion of the merger and at such time they will supersede and replace the existing change in control agreements for these individuals, which change in control agreements will be terminated at such time. Upon completion of the merger, Aptimus, as the surviving corporation, may be referred to as “Apollo Marketing” in these employment agreements and employment offer letters. The key terms of these employment agreements and employment offer letters are as follows. Definitions for “cause” and “good reason” are as set forth in the applicable employment agreement or employment offer letter.

Title. The executives will be employed by Apollo Marketing in the following positions: Mr. Wrubel will serve as chief executive officer; Mr. Nelson will serve as senior vice president, technology; Mr. Benz will serve as senior vice president, business development; Mr. Mayor will serve as senior vice president, network; and Mr. Sullivan will serve as senior vice president, media.

Base Salary. The annualized base salaries for the executives are as follows: Mr. Wrubel — $275,000; Mr. Nelson — $227,500; Mr. Benz — $225,000; Mr. Mayor — $225,000; and Mr. Sullivan — $225,000.

Performance Bonus. The executives will be eligible to earn an annual cash performance bonus of up to the following percentages of their respective base salaries: Mr. Wrubel — 75%; Mr. Nelson — 50%; Mr. Benz — 50%; Mr. Mayor — 50%; and Mr. Sullivan — 50%. The performance bonus will be paid on a quarterly basis, subject to the achievement of individual and Apollo Marketing performance criteria to be mutually agreed upon by Apollo and Mr. Wrubel.

Integration Bonus. The executives will be eligible to earn a one-time cash integration bonus in the following amounts: Mr. Wrubel — $103,125; Mr. Nelson — $56,875; Mr. Benz — $56,250; Mr. Mayor —

$56,250; and Mr. Sullivan — $56,250. The integration bonus will paid on a quarterly basis, subject to remaining actively employed by Apollo or Apollo Marketing and achievement of performance targets related to the transition and integration of Aptimus into Apollo during the first four fiscal quarters of Apollo following the completion of the merger, with such targets to be mutually agreed upon by Apollo and Mr. Wrubel.

Retention Bonus. The executives will be eligible to earn a one-time cash retention bonus in the following amounts: Mr. Wrubel — $103,125; Mr. Nelson — $56,875; Mr. Benz — $56,250; Mr. Mayor — $56,250; and Mr. Sullivan — $56,250. The retention bonus will be paid to the executive provided he remains actively employed by Apollo or Apollo Marketing through the end of the sixth month following the completion of the merger.

Stay Bonus. Mr. Nelson will receive a one-time cash stay bonus of $100,000 upon completion of the merger. If Mr. Nelson’s employment is terminated within two years following the completion of the merger, then unless such termination is by Apollo Marketing or Apollo, as the case may be, without cause and Mr. Nelson executes a general release in favor of Apollo that becomes legally effective, Mr. Nelson will be obligated to repay the stay bonus, provided that for each calendar quarter that he remains employed following completion of the merger, his repayment obligation will be reduced by $12,500. If such termination is by Apollo Marketing or Apollo, as the case may be, without cause and Mr. Nelson executes a general release in favor of Apollo that becomes legally effective, Mr. Nelson will not be obligated to repay any of the stay bonus.

Closing Bonus. The executives will receive a one-time cash closing bonus in the following amounts upon completion of the merger: Mr. Wrubel — $42,188; Mr. Nelson — $32,813; Mr. Benz — $37,500; Mr. Mayor — $34,688; and Mr. Sullivan — $32,813. This bonus corresponds to the amount the executive is entitled to receive under his existing Aptimus change in control agreement for the ratable portion of the incentive payment that would otherwise be due under the Aptimus incentive compensation or bonus plan for the balance of the calendar year in which the change of control takes place were he to be paid at a 100% performance level. The foregoing amounts assume that the merger will be completed on October 1, 2007 and hence are for the period from October 1, 2007 to December 31, 2007, and will be reduced ratably if the merger is completed after October 1, 2007.

Apollo Options. The executives will be granted options to purchase Apollo Class A common stock in the following share amounts: Mr. Wrubel — 75,000 shares; Mr. Nelson — 10,000 shares; Mr. Benz — 10,000 shares; Mr. Mayor — 10,000 shares; and Mr. Sullivan — 10,000 shares. These Apollo options will vest with respect to one-fourth of the shares on each of the first through fourth anniversaries of the completion of the merger, subject to remaining actively employed by Apollo or Apollo Marketing. The executives will be granted additional options to purchase Apollo Class A common stock in the following share amounts: Mr. Wrubel — 25,000 shares; Mr. Nelson — 15,000 shares; Mr. Benz — 2,500 shares; Mr. Mayor — 2,500 shares; and Mr. Sullivan — 2,500 shares. These Apollo options will vest in full upon the second anniversary of the completion of the merger, subject to remaining actively employed by Apollo or Apollo Marketing.

Assumed Aptimus Options. Upon completion of the merger, all Aptimus options, SARs and restricted stock held by the executives as of immediately prior to the effective time of the merger will be assumed by Apollo on the terms set forth in the merger agreement. One-half of the unvested Aptimus options, SARs and restricted stock held by the executives will accelerate and become vested immediately prior to the effective time of the merger. The amount of acceleration corresponds to the acceleration the executive is entitled to receive under his existing Aptimus change in control agreement in connection with a change in control. Assuming for illustrative purposes only that the merger were to be completed on October 1, 2007, the executives would receive accelerated vesting as to the following share amounts: Mr. Wrubel — 21,875 Aptimus options; Mr. Nelson — 10,000 Aptimus options; Mr. Benz — 9,937 Aptimus options and 17,499 Aptimus SARs; Mr. Mayor — 7,187 Aptimus options and 20,832 Aptimus SARs; and Mr. Sullivan — 9,375 Aptimus options and 22,916 Aptimus SARs.

Term of Employment. Mr. Wrubel and Mr. Nelson have each agreed to remain actively employed by Apollo or Apollo Marketing for at least two years following completion of the merger and that he will not terminate his employment during such period without good reason. Apollo or Apollo Marketing, as the case may be, may nevertheless terminate the employment of Mr. Wrubel or Mr. Nelson “at will” at any time for any reason, with or without cause. Each of Mr. Benz, Mr. Mayor and Mr. Sullivan does not have stated term of employment and hence is employed “at will,” meaning his employment can be terminated by him or Apollo or Apollo Marketing, as the case may be, at any time, with or without advance notice, and for any or no particular reason or cause.

Separation Benefits. In the event of a termination by Apollo or Apollo Marketing, as the case may be, without cause within 24 months following completion of the merger in the case of Messrs. Wrubel and Nelson or 12 months following completion of the merger in the case of Messrs. Benz, Mayor and Sullivan, or a termination by the executive for good reason within 12 months following completion of the merger for each of the executives, he will be entitled to receive the following payments and benefits:

•	12 months of base salary in the case of Mr. Wrubel and nine months of base salary in the case of Messrs. Benz, Mayor, Nelson and Sullivan;

•	reimbursement of health insurance continuation coverage premiums paid by the executive for 12 months in the case of Mr. Wrubel and nine months in the case of Messrs. Benz, Mayor, Nelson and Sullivan;

•	if the termination of employment occurs within six months following the completion of the merger, the entire cash retention bonus described above;

•	12 months of accelerated vesting of his Apollo options that would otherwise vest over the first through fourth anniversaries of the completion of the merger described above;

•	full accelerated vesting of his Apollo options that would otherwise vest in full on the second anniversary of the completion of the merger described above; and

•	full accelerated vesting of his assumed Aptimus options, SARs and restricted stock.

In order to receive the payments and benefits described above, the executive must execute a settlement agreement and general release of claims in favor of Apollo and the agreement must become effective and enforceable in accordance with its terms. Following the expiration of the 24 month or 12 month periods set forth above, as applicable, the executives will no longer be eligible for separation benefits under their employment agreements or employment offer letters, as the case may be, with Apollo, but will instead be eligible to participate in any severance benefit plan or program that Apollo makes generally available to management employees or similarly situated employees. The base salary continuation, payment of health insurance continuation coverage premiums and accelerated vesting of assumed Aptimus equity awards described above generally correspond to the benefits the executive is entitled to receive under his existing Aptimus change in control agreement if his employment is terminated without cause or for good reason in connection with a change in control.

Possible Future Equity in Apollo Marketing and Apollo. Apollo has agreed to evaluate the feasibility of a program that enables appropriate executives and employees of Apollo Marketing to share in value created by Apollo Marketing in excess of the value contributed by Apollo, taking into account such factors as Apollo deems appropriate. If such a program is implemented in the future, Apollo has agreed to consider creating a pool representing such incremental enterprise value and distributing it among appropriate members of Apollo Marketing, Apollo management and key contributors in the form of phantom equity, additional Apollo options, Apollo Marketing options or some other incentive grant, as determined by Apollo. The executives are also eligible for, but not guaranteed to receive, additional grants of Apollo options or other equity awards in the future.

Legal Fees. Apollo has agreed to reimburse up to $15,000 of legal fees and expenses incurred by Mr. Wrubel in connection with the negotiation of his employment agreement.

Consulting Agreement and Non-Competition Agreement

On August 7, 2007 Timothy Choate entered into a consulting agreement with Apollo, which will become effective upon the completion of the merger. Mr. Choate has agreed to advise Apollo on Aptimus’ business, including assisting in incorporating and transitioning Aptimus’ business into Apollo, and has agreed to provide such other services as may be mutually determined by him and Apollo. Mr. Choate will make himself available for up to 100 hours per calendar quarter period following completion of the merger to provide these services as reasonably requested by Apollo. As compensation for Mr. Choate’s services, Apollo will pay him a fixed retainer in the amount of $25,000 per quarter. Apollo will also reimburse all out of pocket expenses pre-approved by Apollo and reasonably incurred by Mr. Choate in rendering these services. The term of Mr. Choate’s consulting agreement will be for a period of two years following the completion of the merger, at which time the consulting agreement will terminate automatically, unless earlier terminated by either party. Either party may terminate the consulting agreement at any time and for any reason upon written notice to the other party. If Apollo terminates the consulting agreement prior to the expiration of its scheduled two year term, Apollo will pay Mr. Choate the quarterly retainer described above through the expiration of such scheduled term. If Mr. Choate terminates the consulting agreement prior to the expiration of its scheduled two year term, Apollo will only pay him the quarterly retainer described above on a prorated basis for the portion of such scheduled term that he actually provided services to Apollo. Mr. Choate has agreed that during the term of his consulting agreement and for a period of one year after its termination, he will not solicit, induce, encourage any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Apollo and/or Apollo Marketing.

On August 7, 2007 Mr. Choate also entered into a non-competition agreement with Apollo, which will become effective upon the completion of the merger. Mr. Choate has agreed that for a period equal to the longer of two years following completion of the merger or the date that he ceases to provide services to Apollo as an employee, independent contractor or consultant, he will not:

•	encourage or solicit any employee, consultant or independent contractor to leave the employment or service of Apollo Marketing, Apollo or any related company or otherwise interfere with any existing relationships between such persons;

•	induce any customer, vendor, supplier, licensor, licensee or other business affiliate of Apollo Marketing to terminate its existing business relationship with Apollo Marketing or otherwise interfere with any existing business relationships between such persons;

•	render any services relating to the research, design, development, promotion, marketing, production, sale, distribution, licensing and commercialization of products, services or technologies for use in lead generation services via an on-line network comprised of third-party web properties, house e-mail channels and managed e-mail channels or any of them in the United States; or

•	permit his name to be used in connection with a business which is competitive with or substantially similar to the business described in the bullet point above.

However, Mr. Choate is permitted to own, solely as an investment and as a passive investor with no management, consulting, or other participation, up to 2.5% of any class of equity of any business that is competitive or substantially similar to the business described in the third bullet point above. Mr. Choate’s execution of the non-competition agreement is in exchange for the benefits he receives in connection with the merger and Apollo’s agreement to engage him as a consultant as described above.

Director Compensation

As compensation for their attendance at meetings of our board of directors concerning a possible sale of Aptimus, each of Jack Balousek, Bob Bejan and Eric Helgeland will be entitled to a cash payment of $75,000 upon the completion of the merger, provided that such individual is then a sitting and current member of our board of directors as of immediately prior to the completion of the merger. In addition, as compensation for his attendance at meetings of our executive committee and service as the lead representative of our board of directors in negotiating the terms of an acquisition of Aptimus, Mr. Helgeland will be entitled to an additional cash payment of $100,000 upon the completion of the merger.

Indemnification and Insurance

The merger agreement provides that following the effective time of the merger, Apollo will and will cause the surviving corporation to indemnify, defend and hold harmless, and provide advancement of expenses to each person who served as a director, officer or employee of Aptimus prior to the effective time with respect to claims and losses arising out of matters, acts or omissions occurring at or prior to the effective time, to the same extent these persons are entitled to indemnification, defense or advancement of expenses as of August 7, 2007 under the charter documents and indemnification agreements of Aptimus and its subsidiaries in existence on August 7, 2007.

In addition, the merger agreement provides that for a period of six years after the effective time of the merger, Apollo will maintain in effect Aptimus’ current directors’ and officers’ liability insurance policy with respect to claims arising from facts or events occurring prior to the effective time. If Aptimus’ current insurance policy expires or is terminated or canceled during such six year period, Apollo will substitute insurance policies containing terms and conditions which are no less favorable to the former directors and officers of Aptimus with respect to such claims. See the section entitled “The Merger — Indemnification and Insurance” beginning on page 60.

Other Payments

The merger agreement provides that in the event Apollo terminates the merger agreement in violation of the terms of the merger agreement, as determined by a court of competent jurisdiction, we will be entitled to recover damages from Apollo not to exceed $2,000,000 to cover indemnification payments to our directors and officers resulting from any litigation which asserts allegations of a breach of fiduciary duty relating to the merger agreement or the voting agreements or violations of securities laws in connection with any of the transactions contemplated by the merger agreement or the voting agreements. See the section entitled “The Merger Agreement — Other Payments” beginning on page 59.

Market Price and Dividend Data

Our common stock is included in the NASDAQ Capital Market under the symbol “APTM.” This table shows, for the periods indicated, the range of high and low closing per share sales price of our common stock as quoted on the NASDAQ Capital Market.

	Aptimus Common Stock
	Low	High
Fiscal Year ending December 31, 2007
First Quarter	$3.40	$6.43
Second Quarter	$3.25	$6.79
Year ended December 31, 2006
First Quarter	$4.58	$7.77
Second Quarter	$5.46	$8.90
Third Quarter	$6.02	$8.81
Fourth Quarter	$6.11	$8.54
Year ended December 31, 2005
First Quarter	$16.90	$27.00
Second Quarter	$12.96	$22.24
Third Quarter	$12.30	$20.79
Fourth Quarter	$6.15	$14.09

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Capital Market on August 7, 2007, the last full trading day before the public announcement of the proposed merger, and on September 11, 2007, the latest practicable trading day before the printing of this proxy statement:

Aptimus Common Stock Closing Price
August 7, 2007	$ 6.99
September 11, 2007	$ 6.08

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the completion of the merger, there will be no further market for our common stock and our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Securities Exchange Act of 1934, as amended.

Regulatory Matters

Completion of the merger is not subject to expiration or termination of regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the antitrust laws of other jurisdictions. However, the Antitrust Division of the Department of Justice, the Federal Trade Commission or

others could take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. In addition to these federal antitrust regulators, state regulators, foreign jurisdictions and private parties could also seek to challenge the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Dissenters’ Rights

General

Under chapter 23B.13 of the Washington Business Corporations Act, which we refer to in this proxy statement as the WBCA, holders of our common stock are entitled to dissent from, and obtain payment of the fair value of their shares in the event of, the consummation of the merger instead of receiving the $6.25 per share merger consideration, without interest and subject to any applicable withholding of taxes. The following summarizes the material rights of holders of Aptimus common stock under chapter 23B.13. You should read the applicable sections of chapter 23B.13, a copy of which is attached to this proxy statement as Annex D, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to chapter 23B.13.

Pursuant to chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of this special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of chapter 23B.13. The notice of special meeting included with this proxy statement constitutes notice to the holders of Aptimus common stock, and a copy of chapter 23B.13 is attached to this proxy statement as Annex D.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of chapter 23B.13. You are also encouraged to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights. If any holder of shares of Aptimus common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration of $6.25 per share of Aptimus common stock, without interest and subject to any applicable withholding of taxes. We will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement and the notice of special meeting included with this proxy statement.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to Aptimus, before the vote is taken at the special meeting regarding the merger agreement, written notice of your intent to demand payment for your shares of Aptimus common stock if the merger is effected, which notice must be separate from your proxy; your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the proposal to approve the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under chapter 23B.13, which are described below under the heading “Appraisal Procedures.”

Unless you satisfy all of the requirements of chapter 23B.13 you may not exercise dissenters’ rights under chapter 23B.13 and, if the merger agreement is approved by our shareholders and the merger occurs, your shares of Aptimus common stock will be converted into the right to receive the merger consideration of $6.25 per share, without interest and subject to any applicable withholding of taxes.

Notice

Written notice of your intent to exercise dissenters’ rights must be delivered to us at:

Aptimus, Inc.
199 Fremont Street, Suite 1800
San Francisco, California 94105
Attention: David Davis, general counsel and secretary
Telephone: (415) 896-2123

Vote

You must either not vote your shares at the special meeting, vote your shares against the approval of the merger agreement or abstain from voting on the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and that is not properly revoked) that does not direct how the shares of Aptimus common stock represented by that proxy are to be voted will constitute a vote in favor of approval of the merger agreement and a waiver of your statutory dissenters’ rights.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Aptimus common stock under chapter 23B.13 will terminate if:

•	the merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the merger; or

•	your demand for payment is withdrawn with Aptimus’ written consent.

Appraisal Procedures

If the merger agreement is approved by our shareholders, within ten days after the effective date of the merger we will send written notice regarding the proper procedures for demanding payment to all shareholders who have given written notice under chapter 23B.13 and have not voted in favor of approval of the merger agreement. The notice will contain:

•	where the demand for payment and certificates representing certificated shares of Aptimus common stock must be sent and when certificates for certificated shares must be deposited;

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•	a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger (August 8, 2007) and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Aptimus common stock before that date;

•	the date by which we must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	a copy of chapter 23B.13.

If you wish to assert dissenters’ rights, you must demand payment, certify whether you acquired beneficial ownership of your shares before August 8, 2007, and deposit your Aptimus certificates in accordance with the terms of the notice. If you do not demand payment and deposit your share certificates where required, by the date set in the notice, you will lose the right to obtain payment for your shares under chapter 23B.13.

If we do not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, then we will return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates and releasing transfer restrictions, we wish to consummate the merger, we must send a new dissenters’ notice and repeat the payment demand procedure. If we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date which we had set for demanding payment, you may deliver notice to us in writing of your estimate of the fair value of your Aptimus common stock plus the amount of interest due and demand payment of your estimated amount, less any amount already paid by us for the shares under chapter 23B.13.

Except as provided below, within 30 days after the later of the effective date of the merger or the date the payment demand is received, we shall pay each dissenting shareholder who complied with the payment demand and related requirements of section 23B.13.230 of the WBCA the amount that we estimate to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	financial data relating to Aptimus, including a balance sheet as of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how we calculated the interest;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Aptimus common stock before August 8, 2007, we may elect to withhold payment under chapter 23B.13 until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demand for payment. To the extent that we so elect, after consummating the merger, we shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. We will send with our offer an explanation of how we estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe that the amount paid or offered by us is less than the fair value of your shares or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment or we do not effect the merger and do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, deliver notice to us in writing informing us of your own estimate of the fair value of your shares and the amount of interest due, and demand payment of this estimate, less any amount we have already paid under chapter 23B.13. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by us of such shareholder’s demand for payment of his or her own estimate, chapter 23B.13 requires that we commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for Aptimus common stock under the terms of the merger agreement if the merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (i) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by us, or (ii) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against Aptimus, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under chapter 23B.13. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Aptimus any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Aptimus, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to us a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Aptimus common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (i) must submit to us the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if we have designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record, and (ii) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of Aptimus common stock immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section is a summary of certain material United States federal income tax consequences of the merger to Aptimus shareholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Aptimus stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement as the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (IRS), nor an opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•	financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	holders who hold our stock through pass-through entities;

•	holders of our options or warrants;

•	holders who acquired our stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold their our stock as qualified small business stock; or

•	holders who exercise dissenters’ rights.

The discussion below applies only to our shareholders that hold our stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at the time of the completion of the merger. The discussion does not include any description of estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to our shareholders.

IN LIGHT OF THE FOREGOING, APTIMUS SHAREHOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES.

Taxable Sale

The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the merger and the shareholder’s adjusted tax basis in the shares of our stock surrendered. The amount and character of gain or loss will be determined separately for each block of shares (or shares acquired at the same cost in a single transaction) exchanged in the merger. If shares of our stock are held by a shareholder as capital assets, and if at the time of the merger a non-corporate shareholder’s holding period for the shares of our stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15%. If the non-corporate shareholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at regular graduated rates as ordinary income. The deductibility of capital losses is subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is subject to limitations.

Federal Backup Withholding

To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our stock must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Corporations generally are exempt from backup withholding. Holders of our stock who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on cash paid in exchange for our stock at a tax withholding rate of 28% and may be subject to a penalties imposed by the IRS. If the amount withheld on a payment to a holder of Aptimus stock results in an overpayment of taxes, a refund generally may be obtained from the IRS.

EACH HOLDER OF OUR STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.

THE MERGER AGREEMENT

The following is a description of the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Aptimus, Apollo or their respective businesses. Such information can be found elsewhere in this proxy statement and in the other public filings Aptimus and Apollo make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Aptimus, with Aptimus surviving as a wholly owned subsidiary of Apollo (sometimes referred to in this proxy statement as the “surviving corporation”). At the effective time of the merger, all of Aptimus’ properties and rights before the merger will vest in the surviving corporation and all of Aptimus’ liabilities and debts before the merger will become the liabilities and debts of the surviving corporation. At the effective time of the merger, the directors and officers of Merger Sub as of immediately prior to the effective time of the merger will become the directors and officers of the surviving corporation.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares of our common stock in respect of which dissenters’ rights under Washington law have been properly exercised, or shares held by Apollo, Merger Sub, Aptimus or any of our subsidiaries which will be canceled in the merger), will be converted into the right to receive $6.25 in cash, without interest.

Procedures for Payment of Merger Consideration

Shareholders should not return share certificates with the enclosed proxy card.

Mellon Investor Services LLC will act as the paying agent for the payment of the merger consideration. Promptly after the completion of the merger, Apollo will instruct the paying agent to mail the following materials to each holder of record of our common stock at the time the merger is completed:

•	a letter of transmittal for the shareholder’s use in submitting its shares to the paying agent for payment of the merger consideration, and

•	instructions explaining what a shareholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

Upon receipt of a letter of transmittal from the paying agent, each shareholder should complete and sign the letter of transmittal and return it to the paying agent together with the shareholder’s share certificates and any other necessary documentation in accordance with the instructions.

Upon completion of the merger, each Aptimus share certificate, other than those representing shares of our common stock in respect of which dissenters’ rights under Washington law have been properly exercised and shares of our common stock held by Apollo, Merger Sub, Aptimus or any of our subsidiaries (which will be canceled in the merger), will represent only the right to receive $6.25 in cash, without interest.

Promptly after completion of the merger, Apollo will deposit cash sufficient to deliver the aggregate merger consideration in trust with the paying agent for the benefit of our former shareholders.

Apollo, the surviving corporation and the paying agent are entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any Aptimus shareholder such amounts as are required by applicable tax law. Any amounts so withheld shall be treated as having been paid to the shareholder in question.

Transfers of Ownership and Lost Stock Certificates

Following the effective time of the merger, there will be no further registration of transfers of shares of Aptimus common stock. If, after such time, certificates representing Aptimus common stock or uncertificated shares are presented to the paying agent or Apollo, they will be cancelled and exchanged for the merger consideration. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered shares are registered in our records, the paying agent will only issue such merger consideration if the certificate representing such shares and presented to the paying agent is properly endorsed (or in the case of uncertificated shares, such uncertificated shares have been properly transferred) and the person surrendering the shares for payment pays the paying agent any taxes required as a result of payment to a person other than the registered holder or evidences that such taxes have been paid.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the paying agent or the surviving corporation, the posting by such person of a bond in such reasonable amount as the paying agent or the surviving corporation may reasonably direct as indemnity against any claim that may be made with respect to such share certificate, the paying agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration, the right into which shares represented by such certificate have been converted pursuant to the merger agreement.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our shareholders six months after the effective time of the merger will be delivered by the paying agent to Apollo, and thereafter any of our shareholders who have not previously exchanged shares for the merger consideration will only be entitled to request payment of the merger consideration from Apollo.

Effect on Outstanding Aptimus Stock Options and other Equity Awards

Stock Options

Apollo will assume all Aptimus options outstanding immediately prior to the effective time of the merger, and the assumed options will be converted into options to purchase shares of Apollo Class A common stock. Generally, each option will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the option was granted and the individual stock option agreement governing that option. However, following the merger, Aptimus options will become options to purchase Apollo Class A common stock with the exercise price and number of shares underlying the option adjusted to reflect the merger. The exercise price and the number of shares of Apollo Class A common stock subject to Aptimus options after the merger will be determined pursuant to the merger agreement, which provides that the number of shares of Apollo Class A common stock subject to Aptimus options will be determined by multiplying the number of shares that were subject to the Aptimus option immediately prior to the merger by an exchange ratio and then rounding the result down to the nearest whole share. The exchange ratio used for this purpose will be calculated by dividing $6.25 by the average of the closing sales prices of Apollo Class A common stock as quoted on the NASDAQ Global Select Market for the five consecutive trading days ending with the trading day that is one trading day prior to the completion of the merger. The per share exercise price for each share issuable upon exercise of the Aptimus options will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus option immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

In addition, at the option of a holder of a vested Aptimus option delivered to Aptimus and Apollo not less than ten business days prior to completion of the merger, such vested Aptimus option will not be assumed by Apollo and will instead be net exercised. The holder of such vested Aptimus option will then be entitled to receive in the merger in exchange for such vested option, an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such vested option multiplied by the difference between $6.25 and the exercise price per share under such vested option, subject to withholding of any required taxes.

Stock Appreciation Rights

Apollo will also assume all Aptimus stock appreciation rights (SARs) outstanding immediately prior to the effective time of the merger, and the assumed SARs will be converted into SARs covering shares of Apollo Class A common stock. Generally, each SAR will continue to be subject to the terms and conditions, including the vesting schedule, set forth in the Aptimus stock plan under which the SAR was granted and the individual stock appreciation right agreement governing that SAR. However, following the merger, Aptimus SARs will become SARs covering Apollo Class A common stock with the exercise price and number of shares underlying the SAR adjusted to reflect the merger. The exercise price and the number of shares of Apollo Class A common stock subject to Aptimus SARs after the merger will be determined pursuant to the merger agreement, which provides that the number of shares of Apollo Class A common stock subject to Aptimus SARs will be determined by multiplying the number of shares that were subject to the Aptimus SAR immediately prior to the merger by the exchange ratio described above and then rounding the result down to the nearest whole share. The per share exercise price for each Apollo share subject to the Aptimus SARs will be adjusted to a price determined by dividing the per share exercise price applicable to the Aptimus SAR immediately prior to the merger by the same exchange ratio and rounding up to the nearest whole cent.

Restricted Shares

Any restricted shares of Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $6.25 cash per share, without interest, subject to the vesting schedule applicable to such restricted shares and withholding of any required taxes. In general, holders of restricted shares will receive this cash consideration with respect to unvested shares in accordance with the applicable vesting schedule, provided that the holders of the restricted shares remain employed by Apollo or its affiliates on the applicable vesting dates and satisfy any other applicable vesting requirements. Until vested, such cash consideration will be held by Apollo.

Warrants

Any warrants to purchase Aptimus common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash, without interest, equal to the number of shares of Aptimus common stock subject to such warrant multiplied by the difference between $6.25 and the exercise price per share under such warrant, subject to withholding of any required taxes. The right of the holder of any such warrant to receive this cash payment will remain subject to the same terms and conditions set forth in such warrant.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made by Aptimus and Apollo solely for the benefit of each other for purposes of the merger agreement. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Aptimus and Apollo in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Aptimus and Apollo or establishing the circumstances in which a party is not obligated to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than to establish matters as facts. Moreover, the representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders, and information concerning the subject matter of such representations and warranties may change after the dates specified in the merger agreement, which subsequent information may or may not be fully reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts and circumstances regarding Aptimus or Apollo. The representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding the parties. See the section entitled “Where You Can Find More Information” beginning on page 64.

Aptimus

In the merger agreement, we have made a number of representations and warranties to Apollo and Merger Sub regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our corporate organization, good standing and qualification to do business and our compliance with our charter documents;

•	our capital structure, including details regarding our authorized and outstanding shares and our options, SARs, restricted shares and other equity and debt securities;

•	our ownership of our subsidiaries, our subsidiaries’ good standing and qualification to do business, and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, our due execution and delivery of the merger agreement and the enforceability of the merger agreement as a binding obligation of Aptimus, and the approval of the merger agreement by our board of directors;

•	our entering into the merger agreement and consummating the transactions contemplated thereby not conflicting with our charter documents, our material contracts or applicable law and not creating any liens on our assets;

•	governmental and third party authorizations, filings, notices and consents required in connection with the merger agreement and the merger;

•	the filing of required reports with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, the accuracy and completeness of the information contained in such reports, the content of our financial statements included in such reports, and our disclosure controls and procedures and internal controls over financial reporting;

•	our compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NASDAQ Stock Market;

•	the absence of undisclosed liabilities;

•	the validity of our accounts receivable;

•	tax matters, including our proper preparation and timely filing of tax returns, our timely payment of taxes, and the absence of tax audits, tax deficiencies or tax liens against us;

•	our compliance with applicable laws;

•	our possession of necessary governmental authorizations and validity of such authorizations;

•	our valid title to our owned personal properties and assets, free and clear of liens, and our valid leasehold interests in our leased personal properties and assets;

•	the condition of the facilities, equipment and other tangible properties and assets owned or leased by us;

•	our peaceful and undisturbed possession of the real properties leased by us;

•	intellectual property matters, including our ownership of or valid license to intellectual property used in our business, and the absence of infringement or misappropriation of third party intellectual property rights;

•	the absence of specified changes, including a material adverse effect, during the period since March 31, 2007;

•	disclosure of our material contracts, the validity and enforceability of such contracts, and the absence of defaults under such contracts;

•	the absence of pending or threatened litigation, unsatisfied judgments or governmental orders;

•	employee benefits matters, including the compliance of our employee benefit plans with their constituent documents and applicable law (including the Employee Retirement Income Security Act of 1974 and Internal Revenue Code of 1986);

•	labor matters, including the absence of any labor union or collective bargaining contract and our compliance with applicable employment laws;

•	environmental matters, including our possession of necessary environmental permits and our compliance with applicable environmental laws;

•	related party agreements or interests involving us and our officers, directors or 5% shareholders;

•	insurance matters, including the absence of disputed insurance claims and the validity and scope of insurance policies;

•	the accuracy and completeness of our books and records, including our minute book and stock record books;

•	the opinion of our financial advisor with respect to the fairness of the merger consideration;

•	our agreements with bankers, brokers and finders;

•	the absence of unlawful payments made or received by us or our subsidiaries, officers, employees or agents;

•	our relationships with our significant customers;

•	our bank accounts;

•	absence of powers of attorney executed by us or our subsidiaries;

•	the exemption of the merger agreement and voting agreements from the scope of our “poison pill” rights agreement; and

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws.

Apollo and Merger Sub

In the merger agreement, Apollo and Merger Sub have made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Apollo’s and Merger Sub’s corporate organization, good standing and qualification to do business;

•	Apollo’s and Merger Sub’s corporate power and authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, Apollo’s and Merger Sub’s due authorization of the merger agreement, and Apollo’s and Merger Sub’s due execution and delivery of the merger agreement and the enforceability of the merger agreement as a binding obligation of Apollo and Merger Sub;

•	Apollo’s and Merger Sub’s entering into the merger agreement and consummating the transactions contemplated thereby not conflicting with their charter documents, their material contracts or applicable law and not creating any liens on their assets;

•	governmental and third party authorizations, filings, notices and consents required in connection with the merger agreement and the merger;

•	the availability to Apollo of sufficient funds to pay the merger consideration;

•	Apollo’s agreements with bankers, brokers and finders;

•	the absence of prior Merger Sub operations;

•	ownership of our capital stock by Apollo or Merger Sub; and

•	the accuracy and completeness of information provided by Apollo for inclusion in this proxy statement and the compliance of such information with applicable federal securities laws.

Material Adverse Effect

Several of the representations and warranties of Aptimus are qualified by a material adverse effect standard. As used in the merger agreement and this proxy statement, a “material adverse effect” means, with respect to Aptimus, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other effects, is materially adverse to the condition (financial or otherwise), business, operations or results of operations of Aptimus and its subsidiaries taken as a whole or materially impairs the ability of Aptimus to perform its obligations under the merger agreement. However, any state of facts, development, event, circumstance, condition, occurrence or effect arising out of the following will be disregarded in making such determination:

•	any changes affecting the economy generally or the industry in which Aptimus and its subsidiaries operate or any changes in general economic conditions (provided that any such change or changes do not disproportionately affect in any material respect Aptimus and its subsidiaries, taken as a whole;

•	changes in the trading volume or trading prices of Aptimus common stock in and of themselves (provided that this exclusion shall not apply to any underlying effect that may have caused such change in trading prices or volumes);

•	any failure to meet analysts estimates or expectations as to revenue, earnings or other financial performance (provided that this exclusion shall not apply to any underlying effect that may have caused such failure);

•	the taking of any action required by the merger agreement;

•	the termination, reduction or other negative development in Aptimus’ relationships with any of its customers, suppliers or other business partners to the extent such effect was proximately caused by the announcement or pendency of the transactions contemplated the merger agreement;

•	any employee attrition resulting from either Apollo’s failure to offer continued employment to such employee or Apollo offering continued employment to such employee with base salary and target bonus terms less favorable in the aggregate than those provided by Aptimus as of August 7, 2007;

•	any litigation, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to the merger agreement or the voting agreements or violations of securities laws in connection with any of the transactions contemplated by the merger agreement or the voting agreements;

•	changes in applicable law or United States generally accepted accounting principles (GAAP); or

•	natural disasters.

References in this proxy statement to a material adverse effect with respect to Aptimus have the same meaning as that which is described above.

Interim Operations of Aptimus

We have agreed that, prior to the completion of the merger, each of Aptimus and our subsidiaries will:

•	conduct its business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve its business organization, retain its officers and preserve its relationships with material customers, distributors, licensors and licensees; and

•	maintain its books and records consistent with past practice and maintain all governmental authorizations and insurance policies necessary to conduct its business.

In addition, we have agreed that, prior to the completion of the merger (unless otherwise pre-approved in writing by Apollo, expressly provided or permitted in the merger agreement or required by applicable law), neither Aptimus nor any of its subsidiaries will:

•	adopt or propose any amendment to its charter documents;

•	declare or pay any dividend or other distribution with respect to any securities (except for the repurchase of stock from service providers in connection with the termination of their services);

•	issue or authorize for issuance any securities, except for:

o	the grant of Aptimus options and SARs to newly hired non-officer employees in the ordinary course of business consistent with past practice; or

o	the issuance of shares of Aptimus common stock upon the exercise of outstanding Aptimus options, SARs or warrants or pursuant to Aptimus’ ESPP;

•	make any material change in the rights, preferences or privileges associated with any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities (except for the repurchase of stock from service providers in connection with the termination of their services);

•	increase the compensation or benefits payable to any current or former service providers or increase the benefits under any benefit plan or arrangement covering any current or former service providers (except pursuant to an agreement or benefit plan disclosed to Apollo or performance reviews held in the ordinary course of business consistent with past practice);

•	enter into any employment agreement (other than in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance agreement or termination agreement;

•	establish, adopt, enter into, amend or terminate any benefit plan or compensation arrangement for the benefit of any current or former service providers;

•	sell, lease, transfer or assign any material property or assets, other than sales of inventory, grants of non-exclusive outbound licenses and dispositions of immaterial property or assets in the ordinary course of business consistent with past practice;

•	assume, incur or guarantee any indebtedness (other than endorsements for collection in the ordinary course of business or pursuant to existing borrowing arrangements disclosed to Apollo), materially modify the terms of any existing indebtedness, or repay any existing indebtedness in advance of its maturity date;

•	mortgage or pledge any material properties or assets or permit any material properties or assets to become subject to liens;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than travel loans or expense advances in the ordinary course of business consistent with past practice);

•	cancel any material debts or waive any material claims or rights of substantial value;

•	materially amend, materially modify or terminate, or waive, release or assign any material rights under, any existing material contract or enter into any new material contract (other than customer agreements entered into in the ordinary course of business consistent with past practice);

•	make any capital expenditure, or commit to make any capital expenditure, which exceeds $50,000 in any one case or $100,000 in the aggregate;

•	acquire any assets, properties or rights (other than inventory or pursuant to permitted capital expenditures or inbound licenses entered into in the ordinary course of business consistent with past practice);

•	settle or compromise any litigation (other than where the monetary payment does not exceed $50,000 in any individual case or $100,000 in the aggregate and injunctive or equitable relief is not involved);

•	amend any Aptimus option or SAR or other right to purchase Aptimus capital stock or authorize cash payments in exchange for any of the foregoing;

•	make any material filings or registrations with any governmental entity (except routine filings and registrations made in the ordinary course of business);

•	be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction or any purchase of all or any substantial portion of its assets or securities;

•	make any changes in its accounting methods, principles or practices (other than as required by GAAP, as advised by its regular independent accounts);

•	make any material tax election, change its method of tax accounting or settle any material claim relating to taxes; or

•	agree in a legally binding manner, whether in writing or otherwise, to do any of the things described above.

Employee Benefit Matters

As soon as practicable after the merger, Apollo will allow eligible employees of Aptimus and its subsidiaries that will remain employees of the surviving corporation and its subsidiaries to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Apollo. Apollo will recognize employment services of these employees with Aptimus and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Apollo. In addition, these employees’ years of service with Aptimus and its subsidiaries will generally be recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes. Apollo will use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to these employees under any group health plan sponsored by Apollo (except to the extent such item had not been satisfied by any such employee as of the effective time of the merger under a group health plan sponsored by Aptimus). Apollo will also use commercially reasonable efforts to provide these employees with credit for any deductibles, co-payments and out-of-pocket limits paid by them during 2007 prior to the effective time of the merger under any group medical plan sponsored by Aptimus.

Shareholder Meeting

We have agreed to take all action necessary under Washington law and our charter documents to call, convene and hold a meeting of our shareholders to vote on approval of the merger agreement and solicit such shareholder approval as promptly as reasonably practicable after August 7, 2007. Our board of directors has also agreed to unanimously recommend that our shareholders approve the merger agreement and use its commercially reasonable efforts to solicit such shareholder approval, subject to its ability to change its recommendation under certain circumstances (see the “The Merger Agreement — Exclusivity Covenant” below).

Exclusivity Covenant

We have agreed with Apollo that we will not, and will cause our subsidiaries and our and their directors, officers, employees and other agents and representatives (including any investment banking, legal or accounting firm) who have, or would reasonably be perceived to have, authority to act on our behalf regarding an acquisition transaction (as described below), which persons we sometimes refer to herein as our “agents,” not to:

•	initiate, solicit, seek or knowingly encourage, directly or indirectly, any inquiries relating to or the making or implementation of any third party proposal (as described below);

•	engage in any negotiations concerning, or provide any non-public information or data to, or have any substantive discussions with, any person relating to a third party proposal;

•	otherwise cooperate in or knowingly facilitate any effort or attempt to make or implement a third party proposal;

•	enter into a contract with any person relating to a third party proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement that would otherwise restrict or limit a third party proposal to which it is a party.

As used in the merger agreement and in this proxy statement, the term “third party proposal” means any contract, proposal or offer (including any proposal or offer to our shareholders) with respect to an acquisition transaction.

As used in the merger agreement and in this proxy statement, the term “acquisition transaction” means any of the following (other than the merger involving Apollo):

•	any sale, lease or other disposition, direct or indirect, of any business or assets of Aptimus and/or any of its subsidiaries (which business or assets represent 20% or more of the consolidated assets of Aptimus and its subsidiaries, taken as a whole);

•	any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of any class of securities of Aptimus;

•	a merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving Aptimus and/or any of its subsidiaries (which subsidiaries represent 10% or more of the consolidated revenues, net income or assets of Aptimus and its subsidiaries) pursuant to which the shareholders of Aptimus or such subsidiary immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•	the issuance, sale or other disposition, direct or indirect, by Aptimus of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 20% or more of the voting power or capital stock of Aptimus and/or any of its subsidiaries (which subsidiaries represent 10% or more of the consolidated revenues, net income or assets of Aptimus and its subsidiaries, taken as a whole); or

•	any combination of the foregoing in a series of related transactions.

We have also agreed with Apollo that we will immediately cease, and will cause our subsidiaries and agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted prior to August 7, 2007 with respect to any third party proposal.

Superior Proposals

The merger agreement does provide that at any time prior to obtaining shareholder approval of the merger agreement, our board of directors may furnish information to, and enter into and conduct discussions or negotiations with, a person who has made a bona fide written third party proposal (that was not solicited in violation of our covenant not to solicit such proposals described above under the heading “The Merger Agreement — Exclusivity Covenant”), if our board of directors has:

•	concluded in good faith after consultation with our independent financial advisors that such third party proposal constitutes or is reasonably likely to result in a superior proposal (as described below);

•	concluded in good faith, after consultation with our outside legal counsel, that, in light of such superior proposal, failing to furnish such information or enter into or conduct discussions is reasonably likely to result in a breach of its fiduciary obligations to our shareholders under applicable law;

•	provided contemporaneous written notice to Apollo of its furnishing information or entering into or conducting discussions or negotiations with such person; and

•	obtained from such person an executed confidentiality agreement on terms no less favorable to Aptimus than those contained in its confidentiality agreement with Apollo.

As used in the merger agreement and in this proxy statement, the term “superior proposal” means a bona fide written third party proposal (that was not solicited in violation of our covenant not to solicit such proposals described above under the heading “The Merger Agreement — Exclusivity Covenant”) on terms that our board of directors determines, in its good faith judgment (after consultation with its financial advisor), to be more favorable to our shareholders from a financial point of view than the terms of the Apollo merger and with any financing required to consummate the transaction contemplated by such third party proposal reasonably capable of being obtained. For purposes of this term, each reference to “20%” or “80%” in the definition of “acquisition transaction” will instead be deemed to be a reference to “50%.”

Change in Recommendation

The merger agreement provides that our board of directors will recommend to our shareholders that they vote in favor of approving the merger agreement at our special meeting. In other words, our board of directors is generally prohibited from making a “change in recommendation,” which, as used in the merger agreement and in this proxy statement, means:

•	withholding, withdrawing, amending, modifying or changing its recommendation in favor of shareholder approval of the merger agreement; or

•	in the case of a tender or exchange offer made directly to our shareholders, recommending that our shareholders accept the tender or exchange offer.

However, solely in response to a superior proposal, our board of directors may make a change in recommendation if all of the following conditions are satisfied:

•	a superior proposal is made to us and is not withdrawn;

•	approval of the Apollo merger agreement by our shareholders has not been obtained;

•	we have provided at least three business days’ prior written notice to Apollo stating:

o	that we have received a superior proposal;

o	the terms and conditions of such superior proposal and the identity of the person making such superior proposal, including complete copies of all documents and agreements (including exhibits and other attachments) in connection with such superior proposal; and

o	that we intend to effect a change of recommendation and the manner in which we intend to do so (it being agreed that we will not enter into a definitive agreement with respect to the superior proposal during such three business day period and any change to the terms of the superior proposal will commence a new three business day period);

•	Apollo shall not have, within the three business day period, made an offer that our board of directors by a majority vote determines in its good faith judgment (based on consultation with its financial advisor) to be at least as favorable to our shareholders from a financial point of view as such superior proposal (it being agreed that our board of directors will convene a meeting to consider any such offer by Apollo promptly following receipt); and

•	our board of directors concludes in good faith, after consultation with its outside legal counsel, that, in light of such superior proposal, its failure to effect a change of recommendation would be reasonably likely to result in a breach of its fiduciary obligations to our shareholders under applicable law.

To the extent that our board has determined to make a change in recommendation in accordance with the merger agreement, we will have the ability to terminate the merger agreement, as described under the heading “The Merger Agreement — Termination of the Merger Agreement” below, provided that we pay Apollo the termination fee also described in that section. As described immediately above, our board of directors may not make a change in recommendation if Apollo makes an improved offer that is at least as favorable to our shareholders from a financial point of view as the superior proposal.

Notification Obligations

We have agreed to promptly (but in no event later than 24 hours after receipt) advise Apollo in writing of any third party proposal or inquiry or request for non-public information that we reasonably believe could lead to a third party proposal, the terms and conditions of such request, third party proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making the request, inquiry or third party proposal. We have agreed to keep Apollo informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any third party proposal. In addition, our board of directors has agreed to furnish to Apollo all non-public information provided to any person who has made a superior proposal to the extent that such information has not been previously provided to Apollo and keep Apollo promptly and reasonably informed as to the status of any discussions regarding such superior proposal.

Tender Offer Rules

The exclusivity covenant in the merger agreement does not prevent us from complying with Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to a third party proposal, except that in order to effect a change of recommendation, our board of directors must first comply with the requirements outlined above under the heading “The Merger Agreement — Exclusivity Covenant — Change in Recommendation.”

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a date specified by the parties, but unless the parties agree otherwise, in no event later than two business days after the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the satisfaction or waiver of such conditions.

Conditions to the Completion of the Merger

The obligations of each of Apollo, Merger Sub and Aptimus to consummate the merger are subject to the satisfaction of each of the following conditions:

•	the approval of the merger agreement by our shareholders has been obtained;

•	all authorizations and orders of, declarations and filings with, and notices to any governmental entity required to permit the consummation of the merger have been obtained or made and are in full force and effect; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger is in effect and no law has been enacted or is deemed applicable to the merger which makes the consummation of the merger illegal.

Neither Apollo nor Merger Sub will be obligated to effect the merger unless each of the following conditions is satisfied or waived:

•	our representations and warranties relating to our capital structure, our power and authority to enter into the merger agreement, our due execution and delivery of the merger agreement, the enforceability of the merger agreement against us, and the approval of the merger agreement by our board of directors are true and correct in all material respects on and as of both August 7, 2007 and the closing date of the merger as though they were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct in all material respects with respect to such specified date);

•	our other representations and warranties in the merger agreement are true and correct in all respects on and as of both August 7, 2007 and the closing date of the merger as though such representations and warranties were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct with respect to such specified date); provided, that in determining whether this condition is satisfied:

o	the phrase “in all material respects” and any “material adverse effect” qualifications contained in such representations and warranties will be disregarded; and

o	any inaccuracies in such representations and warranties will be disregarded unless all such inaccuracies, considered collectively, have had, and continue to have, a material adverse effect on us;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger;

•	there is no litigation pending by any governmental entity seeking to prevent consummation of the merger;

•	the employment agreements between Apollo and each of Robert Wrubel and Lance Nelson remain in full force and effect (other than as a result of his death or incapacity);

•	there is no outstanding order obtained with the consent of Apollo or Merger Sub to the effect that the non-competition agreement or consulting agreement between Apollo and Timothy Choate is unenforceable in any respect;

•	we have delivered to Apollo a duly executed and certified certificate stating that we are not a United States Real Property Holding Corporation; and

•	we have taken all actions necessary to cause the rights under our “poison pill” rights agreement to expire immediately prior to the effective time of the merger and render such rights inapplicable to Apollo, Merger Sub, the merger agreement and the voting agreements.

We will not be obligated to effect the merger unless each of following conditions is satisfied or waived:

•	Apollo’s and Merger Sub’s representations and warranties relating to their power and authority to enter into the merger agreement, their due authorization, execution and delivery of the merger agreement, and the enforceability of the merger agreement against them are true and correct in all material respects on and as of both August 7, 2007 and the closing date of the merger as though they were made on and as of the closing date;

•	Apollo’s and Merger Sub’s other representations and warranties in the merger agreement are true and correct in all respects on and as of both August 7, 2007 and the closing date of the merger as though such representations and warranties were made on and as of the closing date (except for representations and warranties which address matters only as to a specified date, which representations and warranties are true and correct with respect to such specified date); provided, that in determining whether this condition is satisfied:

o	the phrase “in all material respects” and any “material adverse effect” qualifications contained in such representations and warranties will be disregarded; and

o	any inaccuracies in such representations and warranties will be disregarded unless all such inaccuracies, considered collectively, have had, and continue to have, a material adverse effect on Apollo and Merger Sub or the ability of either of them to consummate the merger or perform their respective obligations under the merger agreement; and

•	Apollo and Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual written consent duly authorized by Apollo’s board of directors and our board of directors.

Either Apollo or Aptimus may terminate the merger agreement if:

•	the merger has not been completed by December 28, 2007, which date will be extended to February 28, 2008 if on December 28, 2007 all of the closing conditions have been satisfied or waived in writing (other than conditions that by their nature are only to be satisfied as of the closing of the merger and other than the condition relating to governmental approvals); provided, that this right to terminate the merger agreement will not be available to a party whose breach of a covenant was the proximate cause of the failure of the merger to be completed by such date;

•	a governmental entity of competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action is final and non-appealable; or

•	the approval of the merger agreement by our shareholders has not been obtained at our special meeting or at any adjournment or postponement thereof; provided, that this right to terminate the merger agreement will not be available to us where the failure to obtain such shareholder approval is caused by any action or failure to act on our part that constitutes a willful breach of the merger agreement.

Apollo may terminate the merger agreement:

•	following a breach of any representation, warranty, covenant or agreement by us or if any representation or warranty of ours has become untrue, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants would not be satisfied, and such breach or inaccuracy is incapable of being cured or is not cured in all material respects within 15 business days after we receive written notice from Apollo; or

•	upon any of the following:

o	our board of directors fails to call the special meeting as required by the merger agreement;

o	we fail to include in this proxy statement the recommendation of our board of directors that our shareholders approve the merger agreement;

o	our board of directors effects a change of recommendation;

o	we recommend to our shareholders or approve or endorse a third party proposal or in violation of our exclusivity covenant enter into any letter of intent, memorandum of understanding or similar document or any contract (other than a nondisclosure agreement) constituting, accepting or directly related to any third party proposal;

o	following the receipt of a third party proposal, our board of directors fails to reaffirm its recommendation to our shareholders in favor of approval of the Apollo merger agreement within 10 business days after Apollo so requests in writing;

o	we willfully breach our obligations under our exclusivity covenant and Apollo is materially prejudiced thereby; or

o	a tender offer or exchange offer relating to our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders within 10 business days, including by taking no position with respect to the acceptance of such tender offer or exchange offer (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended).

We may terminate the merger agreement:

•	following a breach of any representation, warranty, covenant or agreement by Apollo or Merger Sub or if any representation or warranty of Apollo or Merger Sub has become untrue, such that the corresponding closing conditions relating to the accuracy of representations and warranties and compliance with covenants would not be satisfied, and such breach or inaccuracy is incapable of being cured or is not cured in all material respects within 15 business days after Apollo or Merger Sub receives written notice from us; or

•	if, prior to obtaining shareholder approval of the merger agreement and concurrently with or following a change of recommendation made in compliance with the merger agreement, our board of directors by majority vote authorizes us to accept (or to enter into a written agreement for a transaction constituting) a superior proposal; provided, that we pay Apollo the termination fee described below under the heading “The Merger Agreement — Termination Fee.”

In the event of termination of the merger agreement, the merger agreement shall immediately become void. However, specified provisions of the merger agreement, most notably with respect to the termination fee and other expenses (as described immediately below), will survive termination and remain in effect. In addition, any party terminating the merger agreement will have the right to recover damages sustained as a result of any willful or intentional breach by the other party of any representation, warranty, covenant or agreement or fraud or willful misrepresentation; provided, that the party seeking relief is not itself in breach of any representation, warranty, covenant or agreement under circumstances which would have permitted the other party to terminate the merger agreement.

Termination Fee

The merger agreement requires that we pay Apollo a termination fee in an amount equal to $1,400,000 plus the amount of all of the reasonable fees and expenses incurred by Apollo in connection with the merger agreement (not to exceed $400,000) if:

•	the merger agreement is terminated by us to accept (or to enter into a written agreement for a transaction constituting) a superior proposal following a change of recommendation made in compliance with the merger agreement, in which case the termination fee would be payable prior to or concurrently with such termination;

•	the merger agreement is terminated by Apollo based upon any of the circumstances described in the seven open bullet points under Apollo’s right to terminate in “The Merger Agreement — Termination of the Merger Agreement” above, in which case the termination fee would be payable on the second business day following such termination; or

•	the merger agreement is terminated by either us or Apollo following the failure to complete the merger by December 28, 2007 (or February 28, 2008 if applicable) or the failure to obtain approval of the merger agreement by our shareholders and the following conditions are also met:

o	following August 7, 2007 but prior to any such termination, any person has made to us or our shareholders, or publicly announced, a proposal or offer for any acquisition transaction (as described below) that is not subsequently withdrawn; and

o	within 12 months following such termination, any acquisition transaction with respect us is consummated or we enter into a contract providing for any acquisition transaction;

in which case the termination fee would be payable concurrently with the earlier of the consummation of such acquisition transaction or the execution of such contract.

For purposes of the immediately preceding two bullet points only, the term “acquisition transaction” has the meaning given to it under the heading “The Merger Agreement — Exclusivity Covenant” above, except that each reference to “80%” or “20%” will instead be deemed to be a reference to “50%.”

Other Expenses

In the event the merger agreement is terminated by either us or Apollo following the failure to obtain approval of the merger agreement by our shareholders at the special meeting or at any adjournment thereof, we have agreed to reimburse Apollo for the amount of all of the reasonable fees and expenses incurred by Apollo in connection with the merger agreement (not to exceed $400,000). This amount would be credited against any subsequent termination fee paid as described above.

Other Payments

Apollo has agreed that in the event it terminates the merger agreement in violation of the terms of the merger agreement, as determined by a court of competent jurisdiction, we will be entitled to recover damages from Apollo not to exceed $2,000,000 to cover indemnification payments to our directors and officers resulting from any litigation which asserts allegations of a breach of fiduciary duty relating to the merger agreement or the voting agreements or violations of securities laws in connection with any of the transactions contemplated by the merger agreement or the voting agreements. These damages are in addition to any other rights, remedies and relief we may be entitled to from Apollo. To recover these damages from Apollo, we must first seek and obtain all amounts payable under our directors’ and officers’ liability insurance policy and provide Apollo with reasonable documentation evidencing such indemnification payments.

Apollo has also agreed that in the event the merger agreement is terminated (other than a termination requiring payment of the termination fee as described in the first two bullet points under “The Merger Agreement — Termination Fee” above), Apollo will pay us at least $500,000 per month for the six month period following such termination in return for additional services to be provided by us on terms and conditions consistent with the terms and conditions for such services in existence on August 7, 2007. In the event the merger agreement is terminated under circumstances that subsequently require payment of the termination fee as described in the third bullet point under “The Merger Agreement — Termination Fee” above, these additional payments will cease when such termination fee becomes payable.

Indemnification and Insurance

The merger agreement provides that following the effective time of the merger, Apollo will and will cause the surviving corporation to indemnify, defend and hold harmless, and provide advancement of expenses to each person who served as a director, officer or employee of Aptimus prior to the effective time with respect to claims and losses arising out of matters, acts or omissions occurring at or prior to the effective time, to the same extent these persons are entitled to indemnification, defense or advancement of expenses as of August 7, 2007 under the charter documents and indemnification agreements of Aptimus and its subsidiaries in existence on August 7, 2007.

In addition, the merger agreement provides that for a period of six years after the effective time of the merger, Apollo will maintain in effect Aptimus’ current directors’ and officers’ liability insurance policy with respect to claims arising from facts or events occurring prior to the effective time. If Aptimus’ current insurance policy expires or is terminated or canceled during such six year period, Apollo will substitute insurance policies containing terms and conditions which are no less favorable to the former directors and officers of Aptimus with respect to such claims. However, if the annual premiums for such policies at any time during such period exceed 200% of the annual premium paid by Aptimus for such insurance as of August 7, 2007, Apollo will only be required to provide such coverage that is available at an annual premium equal to 200% of such rate.

Alternatively, prior to closing of the merger, Aptimus may with Apollo’s consent (which consent shall not be unreasonably withheld or delayed) purchase a “tail” directors’ and officers’ liability insurance policy, which “tail” policy will:

•	be effective for six years following the effective time of the merger with respect to claims arising from facts or events occurring on or before the effective time of the merger;

•	contain coverage, amounts and other terms and conditions substantially the same as those provided by Aptimus’ current directors’ and officers’ liability insurance policy in effect as of August 7, 2007; and

•	cost no more than 200% of the annual premium paid by Aptimus for such insurance as of August 7, 2007.

The merger agreement provides that the obligations of Apollo and the surviving corporation regarding indemnification and directors’ and officers’ insurance described above will be binding on their respective successors and assigns and that the persons who served as directors, officers or employees of Aptimus prior to the effective time of the merger are intended third party beneficiaries of such obligations.

Additional Covenants

The merger agreement provides for a number of additional covenants of the parties.

As described under the heading “The Merger — Amendment of Rights Agreement” above, Aptimus has amended its “poison pill” rights agreement to exempt the merger and the merger agreement and voting agreements from being covered by such rights agreement and provide that any rights under such rights agreement will expire immediately prior to the effective time of the merger. Aptimus has also agreed that until the merger agreement is terminated or the merger is completed, it will not amend the rights agreement or take any other action to render the rights agreement inapplicable to any transactions other than the merger and the transactions contemplated by the merger agreement and voting agreements.

Aptimus has agreed to use commercially reasonable efforts to obtain third party consents and approvals required under its material contracts in connection with the merger agreement. Each of Apollo, Merger Sub and Aptimus has agreed to promptly apply for, and take reasonably necessary actions to obtain or make, all authorizations, orders, declarations and filings with, and notices to, any governmental entity or other person required to be obtained or made by it for the consummation of the transactions contemplated by the merger agreement. Each party has agreed to cooperate with and promptly furnish to the other party any information that may be necessary in connection with any requirements imposed upon such other party in connection with the consummation of the merger.

Apollo has agreed that within 10 business days following the effective time of the merger, it will file a registration statement on Form S-8 to register shares of Apollo Class A common stock issuable upon exercise of the Aptimus options and SARs assumed by Apollo, to the extent such Apollo shares are eligible for registration on Form S-8. Apollo has also agreed to use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Aptimus options and SARs remain outstanding.

Each of Apollo and Aptimus have agreed to not issue any press release or otherwise make any public statements with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement without the prior consent of the other party. However, either Apollo or Aptimus may issue such press releases and make such public statements that it believes are required by applicable law or the rules of the NASDAQ Stock Market without such prior consent.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Apollo, Merger Sub and Aptimus, or in the case of a waiver, by the party against whom the waiver is to be effective. However, after approval of the merger agreement by the Aptimus shareholders, no amendment or waiver may be made which by law requires further approval by the Aptimus shareholders without such further approval.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of August 31, 2007 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our current directors;

•	each of our “named executive officers,” as such term is defined under the rules of the Securities and Exchange Commission (SEC); and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through option or warrant exercise, conversion or otherwise, within 60 days after August 31, 2007. Such shares of common stock are deemed outstanding for the purposes of computing the percentage ownership of the named person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other named person. To our knowledge, unless otherwise indicated below, the named persons in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Percentage of beneficial ownership is based on 6,619,735 shares outstanding as of August 31, 2007. Beneficial ownership calculations for 5% shareholders are based solely on publicly-filed Schedule 13Ds or 13Gs. Except as otherwise noted, the address of each person listed in the table is c/o Aptimus, Inc., 199 Fremont Street, Suite 1800, San Francisco, California 94105.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
5% Shareholders
Loeb Arbitrage Fund and Related Entities (1)	503,952	7.6%
Stiassni Capital Partners, LP (2)	393,557	5.9%
Munder Capital Management (3)	349,310	5.3%
Directors and Executive Officers
Timothy Choate (4)	1,676,258	25.3%
Robert Wrubel (5)	362,628	5.5%
David Davis (6)	231,196	3.5%
John Wade (7)	172,967	2.6%
Lance Nelson (8)	158,974	2.4%
John Balousek (9)	97,500	1.5%
Brad Benz (10)	66,150	*
Michael Mayor (11)	63,335	*
Eric Helgeland (12)	52,650	*
Bob Bejan (13)	15,000	*
Dayton Keane (14)	—	—
All current directors and executive officers as a group (11 persons) (15)	2,913,638	44.0%

*	Percentage is less than 1% of outstanding shares of common stock as of August 31, 2007.

(1)	Based upon a Schedule 13D filed with the SEC on August 29, 2007 which indicates that Loeb Arbitrage Fund has sole voting and investment power over 297,846 shares, Loeb Arbitrage B Fund LP has sole voting and investment power over 85,858 shares, Loeb Offshore Fund Ltd. has sole voting and investment power over 66,611 shares, Loeb Partners Corporation has sole voting and investment power over 15,017 shares and shared voting and investment power over 13,652 shares, and Loeb Offshore B

Fund Ltd. has sole voting and investment power over 24,698 shares. The address of these persons is c/o Loeb Partners Corporation, 61 Broadway, New York, New York 10006.

(2)	Based upon a Schedule 13G/A filed with the SEC on January 30, 2007 which indicates that Stiassni Capital Partners, LP holds 393,557 shares and that Stiassni Capital Partners, LP, Stiassni Capital, LLC (the general partner of Stiassni Capital Partners, LP) and Nicholas Stiassni (the managing member of Stiassni Capital, LLC) share voting and investment power over such shares. The address of these persons is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

(3)	Based upon a Schedule 13G filed with the SEC on February 14, 2007 which indicates that Munder Capital Management has sole voting and investment power over 349,310 shares. The address of Munder Capital Management is 480 Pierce Street, Birmingham, Michigan 48009.

(4)	Includes 261,000 shares held by trusts for the benefit of Mr. Choate’s children. Includes 351,952 shares subject to options and warrants held by Mr. Choate that are exercisable within 60 days of August 31, 2007.

(5)	Includes 304,628 shares subject to options and warrants held by Mr. Wrubel that are exercisable within 60 days of August 31, 2007.

(6)	Includes 220,667 shares subject to options held by Mr. Davis that are exercisable within 60 days of August 31, 2007.

(7)	Includes 166,389 shares subject to options held by Mr. Wade that are exercisable within 60 days of August 31, 2007.

(8)	Includes 156,145 shares subject to options held by Mr. Nelson that are exercisable within 60 days of August 31, 2007.

(9)	Represents 97,500 shares subject to options held by Mr. Balousek that are exercisable within 60 days of August 31, 2007.

(10)	Includes 65,001 shares subject to options held by Mr. Benz that are exercisable within 60 days of August 31, 2007.

(11)	Represents 63,335 shares subject to options held by Mr. Mayor that are exercisable within 60 days of August 31, 2007.

(12)	Includes 27,500 shares subject to options held by Mr. Helgeland that are exercisable within 60 days of August 31, 2007.

(13)	Represents 15,000 shares subject to options held by Mr. Bejan that are exercisable within 60 days of August 31, 2007.

(14)	Mr. Keane resigned from his position with Aptimus as senior vice president, sales and marketing effective February 2, 2007.

(15)	Includes 1,485,097 shares subject to options and warrants held by our current directors and executive officers that are exercisable within 60 days of August 31, 2007.

On August 7, 2007, John Balousek, Bob Bejan and Eric Helgeland (each of whom is a member of our board directors), Timothy Choate (our chairman and a director) and two trusts for the benefit of Mr. Choate’s children, Robert Wrubel (our president and chief executive officer and a director), Brad Benz (our senior vice president, business and corporate development), David Davis (our general counsel and secretary), Michael Mayor (our senior vice president, sales), Lance Nelson (our vice president, technology), Michael Sullivan (our senior vice president, marketing and media services) and John Wade (our chief financial officer) each entered into voting agreements with Apollo pursuant to which he agreed, among other things, to vote, in their capacities as our shareholders, all of his shares of our common stock in favor of approval of the merger agreement. These persons exercise voting control over an aggregate of 1,428,541 outstanding shares of Aptimus common stock as of August 31, 2007, representing approximately 21.6% of the outstanding shares of Aptimus common stock as of such date.

SHAREHOLDER PROPOSALS

Our 2008 annual meeting of shareholders is not yet scheduled to take place. If the merger is completed, we will not have public shareholders and there will be no public participation in any future meeting of Aptimus shareholders. We will hold the 2008 annual meeting of shareholders only if the merger is not completed. If the merger is not completed, our shareholders may present proper proposals for inclusion in our proxy statement for consideration at the 2008 annual meeting of shareholders by submitting their proposal in writing to David Davis, general counsel and secretary, Aptimus, Inc., 199 Fremont Street, Suite 1800, San Francisco, California 94105, no later than December 31, 2007. Any such proposal must also comply with the other terms and conditions of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (concerning the inclusion of shareholder proposals in company-sponsored proxy materials), in order to be included in such proxy statement.

In accordance with our bylaws, shareholders who do not submit a proposal for inclusion in our proxy statement for our 2008 annual meeting of shareholders, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2008 annual meeting of shareholders, are required to notify our secretary of their proposal, nomination or other business no later than March 21, 2008. Our bylaws contain detailed requirements that any such shareholder’s notice must satisfy. Any shareholder notice and any request for a copy of our bylaws should submitted in writing to David Davis, general counsel and secretary, Aptimus, Inc., 199 Fremont Street, Suite 1800, San Francisco, California 94105.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Apollo and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Apollo and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Aptimus, Inc.
199 Fremont Street, Suite 1800
San Francisco, California 94105
Attention: David Davis, general counsel and secretary
Telephone: (415) 896-2123
E-mail: DaveD@aptimus.com

or our proxy solicitor,

Mellon Investor Services LLC
Proxy Solicitation and Corporation Actions
480 Washington Blvd. 27th Floor
Jersey City, NJ 07310
Call toll-free: (800) 550-8475

Our shareholders should not send in their Aptimus stock certificates until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 12, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A
AGREEMENT AND PLAN OF MERGER

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

APOLLO GROUP, INC.,

ASTEROID ACQUISITION CORPORATION

and

APTIMUS, INC.

Dated as of August 7, 2007

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 7, 2007 (the “Agreement Date”), by and among Apollo Group, Inc., an Arizona corporation (“Parent”), Asteroid Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Aptimus, Inc., a Washington corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective shareholders to consummate the business combination provided for herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has determined to recommend to the shareholders of the Company the adoption of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into voting agreements with Parent in substantially the form attached as Exhibit A hereto (collectively, the “Company Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger in such form as is required by the relevant provisions of the Washington Business Corporation Act, as amended (the “WBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of the Company and Merger Sub shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2.  Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market Street, San Francisco, California, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, the Company as the surviving corporation shall file the Articles of Merger with the Secretary of State of the State of Washington as provided in Chapter 23B.11.050 of the WBCA. The Merger shall become effective at such time as the Articles of Merger is so filed or at such later time as is set forth in the Articles of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3.  Effects of the Merger.

(a)  At and after the Effective Time, the Merger shall have the effects specified in Chapter 23B.11.060 of the WBCA.

(b)  At the Effective Time, the Articles of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Articles of Incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Aptimus, Inc.” As so amended

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and restated, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c)  At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Aptimus, Inc.), until amended thereafter in accordance with applicable Law.

(d)  At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4.  Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND PAYMENT

2.1.  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any shareholder of the Company (each such shareholder, a “Company Shareholder”):

(a)  Each share of common stock of the Company, no par value (“Company Common Stock”), together with the associated rights to purchase shares of capital stock of the Company (“Rights”) issued pursuant to that certain Rights Agreement dated as of March 12, 2002, by and between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Plan”) (each such share of Company Common Stock, together with the associated Rights, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive and become exchangeable for $6.25 in cash, without interest thereon (the “Merger Consideration”), as provided in Section 2.2 hereof.

(b)  Each Share issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary of Parent and Shares owned by the Company or any wholly owned subsidiary of the Company, in each case not held on behalf of third parties (collectively, “Excluded Shares”), immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash, securities or other consideration shall be payable in respect thereof.

(c)  Each share of common stock of Merger Sub, no par value, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)  If between the Agreement Date and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

2

2.2.  Surrender of Stock Certificates and Payment.

(a)  Prior to the Effective Time, Parent shall enter into an agreement with Mellon Investor Services LLC, or such other bank or trust company of nationally recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Paying Agent”). As soon as reasonably practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Company Shareholders (other than with respect to Excluded Shares), the amount of cash payable pursuant to Section 2.1 as of the Effective Time in respect of the Shares (other than Excluded Shares) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b)  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Shares shall pass, only upon proper delivery of the certificates representing Shares (“Certificates”) or transfer of uncertificated Shares (“Uncertificated Shares”) to the Paying Agent) for use in exchanging Shares for the Merger Consideration payable in respect of such Shares. Upon (x) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, or (y) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of the number of Shares represented by a Certificate or Uncertificated Shares and the Merger Consideration, and the Certificate or Uncertificated Shares so surrendered shall forthwith be canceled.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or uncertificated Share is surrendered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of an Uncertificated Share, such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish by evidence reasonably satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Uncertificated Share (other than Certificates or Uncertificated Shares representing Excluded Shares and Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration in respect of the Company Common Stock represented thereby.

(d)  All cash paid upon surrender of the Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the Company Shareholders shall cease to have any rights with respect to Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Uncertificated Shares (other than those representing Excluded Shares or Dissenting Shares) presented to the Paying Agent or Parent for any reason shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e)  Any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. Any portion of the Payment Fund that remains undistributed to the Company Shareholders for a period of six months after the Effective Time shall be redelivered to Parent, and any Company Shareholders who have not theretofore complied with this Article II shall thereafter look only to Parent for the cash to which they are

3

entitled pursuant to Section 2.1. Any portion of the Payment Fund remaining unclaimed by Company Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. To the fullest extent permitted by Law, neither Parent nor the Surviving Corporation shall be liable to any Company Shareholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3.  Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.4.  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 2.1 (subject to any applicable withholding taxes).

2.5.  Dissenting Shares.

(a)  Notwithstanding anything in this Agreement other than Section 2.5(b) to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.

(b)  If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration as set forth in Section 2.1(a).

(c)  The Company shall give Parent (i) prompt notice of any notices of dissent received by the Company, withdrawals of such notices, and any other related instruments served pursuant to the WBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Shares under the WBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by the WBCA, make, offer to make or agree to make any payment with respect to any Dissenting Shares.

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2.6.  Company Stock Options; Company SARS.

(a)  At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the Company or holders of Company Stock Options, Parent shall assume the Company’s 1997 Stock Option Plan and 2001 Stock Plan (the “Company Stock Plans”), with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time. Without limiting the foregoing, at the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans (each such option, a “Company Stock Option”), whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent (each such assumed option, a “Replacement Option”). Each Replacement Option shall be subject to the same terms and conditions as the applicable Company Stock Option it replaced, except that (A) each such Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio, and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of the shares of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Option Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). To the extent that Company Stock Options were intended to qualify as “incentive stock options,” each Replacement Option will be intended to qualify as an “incentive stock option” under the Code. As promptly as reasonably practicable following the Effective Time, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Stock Option under the Company Stock Plans a document evidencing the foregoing assumption of such Company Stock Option. “Option Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the five trading days immediately preceding the date on which the Effective Time occurs. Notwithstanding the foregoing, at the option of a holder of a vested Company Stock Option delivered to the Company and Parent not less than 10 Business Days prior to Closing, such Company Stock Option shall not be assumed by Parent and shall be net exercised (subject to receipt by the Company and Parent of the relevant documentation evidencing such Company Stock Option and any agreement reasonably requested by Parent to evidence such net exercise), and such holder shall be entitled to receive, subject to and in accordance with Section 2.2, an amount of cash, without interest, equal to the difference between (i) the product of (A) the number of shares of Company Common Stock subject to such vested Company Stock Option multiplied by (B) the Merger Consideration, less (ii) the product of (A) number of shares of Company Common Stock subject to such vested Company Stock Option multiplied by (B) the exercise price per share of Company Common Stock, in each case subject to the withholding by the Company of required Taxes. As of the Effective Time, all such vested Company Stock Options that have been net exercised as provided in the immediately preceding sentence shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the amount resulting from the calculation set forth in the immediately preceding sentence, without interest, upon surrender of their option documentation and compliance with Section 2.2.

(b)  At the Effective Time all obligations of the Company under the Company Stock Plans, including with respect to Company stock appreciation rights outstanding at the Effective Time (“Company SARS”), shall be obligations of Parent following the Effective Time. Without limiting the foregoing, at the Effective Time, each outstanding Company SAR under the Company Stock Plans, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent (each such assumed option, a “Replacement SAR”). Each Replacement SAR shall be subject to the same terms and conditions as the applicable Company SAR it replaced, except that (A) each such Replacement SAR shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company SAR multiplied by the Option Exchange Ratio, and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of the shares of Company Common Stock subject to such Company SAR in effect immediately prior to the Effective Time divided by the Option Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). As promptly as reasonably practicable following the Effective Time,

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Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company SAR under the Company Stock Plans a document evidencing the foregoing assumption of such Company SAR.

(c)  At the Effective Time, each share of Company Common Stock that is subject to vesting and a repurchase option in favor of the Company immediately prior to the Effective Time (collectively, “Company Restricted Shares”) shall be canceled and shall cease to exist. In lieu of payment of the Merger Consideration for each Company Restricted Share, Parent agrees to pay the Applicable Amount to each holder of Company Restricted Shares promptly after each Applicable Vesting Date (subject to any applicable withholding taxes); provided that if such holder is not employed by Parent or its Affiliates on the Applicable Vesting Date, Parent shall not be required to make a payment of, and such holder shall not be entitled to receive, the Applicable Amount with respect to any Company Restricted Shares that would not have vested as of the date on which such holder ceased to be employed by Parent or its Affiliates. “Applicable Amount” means the product of the Merger Consideration and the number of Company Restricted Shares held by such holder which would have vested on the Applicable Vesting Date if such Company Restricted Shares had remained outstanding. “Applicable Vesting Date” means, in respect of any Company Restricted Shares, each date on which the Company’s right to repurchase such Company Restricted Shares would have lapsed if such Company Restricted Shares had remained outstanding.

2.7.  Warrants. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the Company or holders of warrants to purchase capital stock of the Company (“Warrants”), each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (a) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time (whether vested or unvested) multiplied by (b) the Merger Consideration, less the exercise price per share attributable to such Warrant; provided, however, that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such payment made to the holder of a Warrant the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.7; provided further, that the right of the holder of a Warrant to receive such cash shall remain subject to the same terms and conditions set forth in such Warrant.

2.8.  ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall take all reasonable actions necessary to cause the termination of the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”). To the extent permitted by the ESPP, the rights of participants in the ESPP with respect to any outstanding offering period under the ESPP shall be determined by treating the Business Day prior to the Effective Time (such date, the “Designated Date”) as the last day of such offering period and by making pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. On the Designated Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of Company Common Stock in accordance with the terms of the ESPP unless such participant has previously withdrawn from such offering period in accordance with the terms of the ESPP.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter dated and delivered on the Agreement Date by the Company to Parent (the “Company Disclosure Letter”), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Letter. The Company Disclosure Letter shall be arranged in paragraphs corresponding to each representation and warranty section heading set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Letter shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Letter, and no other representation or

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warranty, unless the applicability to any other representation or warranty is reasonably apparent from the wording of such exception.

3.1.  Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. The Company has made available to Parent prior to the Agreement Date true and complete copies of (i) its Charter Documents and (ii) all minutes of (A) the meetings of its Board of Directors, (B) the meetings of each committee of its Board of Directors and (C) the meetings of its shareholders (in each case including any and all written consents in lieu of such meetings) held since January 1, 2005. Such Charter Documents are in full force and effect and the Company is not in default of any provision thereunder. There are no resolutions of the Board of Directors, any committee of the Board of Directors or the shareholders other than as disclosed in the minutes and written consents provided to Parent. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended to date).

3.2.  Capitalization.

(a)  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 6,611,401 shares of Company Common Stock are issued and outstanding as of August 6, 2007 (and none of which are subject to vesting), and 10,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which no shares of Company Preferred Stock are issued and outstanding as of the Agreement Date. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. No shares of Company Common Stock are held by any Subsidiary of the Company. No shares of Company Common Stock or Company Preferred Stock are held in the Company’s treasury. On the Agreement Date, 10,000 shares of Company Preferred Stock are designated as Series C Preferred Stock and are reserved for issuance upon the exercise of Rights issued pursuant to the Rights Plan.

(b)  The Company has duly reserved (i) 2,681,078 shares of Company Common Stock for future issuance pursuant to the Company Stock Plans, of which Company Stock Options to purchase 1,855,862 shares of Company Common Stock are outstanding as of August 6, 2007, and 219,000 shares of Company Common Stock are subject to Company SARS outstanding as of August 6, 2007, and (ii) 1,925,176 shares of Company Common Stock for future issuance pursuant to the Company ESPP as of August 6, 2007. The Company has issued 25,000 shares of restricted stock that is subject to vesting (the “Company Restricted Stock”) all of which are unvested as of the Agreement Date. The Company has made available to Parent a report dated as of August 6, 2007 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option; (v) the number of shares of Company Common Stock that remain subject to such Company Stock Option and the number of such shares of Company Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has made available to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement and (C) the Company Stock Plans. The Company has made available to Parent a report dated as of August 6, 2007 that sets forth with respect to each Company SAR that is outstanding as of such date: (i) the name of the holder of such Company SAR; (ii) the date on which such Company SAR was granted; (iii) the term of such Company SAR; (iv) the total number of shares of Company Common Stock that was originally subject to such Company SAR; (v) the number of

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shares of Company Common Stock that remain subject to such Company SAR and the number of such shares of Company Common Stock that have vested; (vi) the vesting schedule for such Company SAR; and (vii) the exercise price per share of Company Common Stock subject to such Company SAR. The Company has made available to Parent accurate and complete copies of (A) its standard form of stock appreciation right agreement and (B) any stock appreciation right agreement which deviates in any material respect from the standard form of stock appreciation right agreement. The Company has made available to Parent a report that sets forth, with respect to Company Restricted Stock, the name of the holder of such stock, the date of issuance of the Company Restricted Stock, the total number of shares of Company Restricted Stock, the total number of shares of Company Restricted Stock that have vested and the vesting schedule for such stock.

(c)  Except for (i) the shares of Company Common Stock outstanding as of the Agreement Date, (ii) the Company Stock Options and Company SARS outstanding as of the Agreement Date, (iii) the Rights, (iv) purchase rights under the Company ESPP and (v) the other options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock that are outstanding as of the Agreement Date and disclosed in Section 3.2(c)(v) of the Company Disclosure Letter (the options, warrants, rights and other Contracts required to be disclosed pursuant to this Section 3.2(d), the “Other Purchase Rights”), the Company does not have outstanding securities of any kind as of the Agreement Date. Except as set forth in the preceding sentence, the Company is not a party to any Contract in effect as of the Agreement Date obligating the Company, directly or indirectly, to issue additional securities.

(d)  All outstanding Company Stock Options, Company SARS, Company Restricted Stock and Other Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options, Company SARS and Other Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e)  No Company Stock Option, Company SAR, Company Restricted Stock or Other Company Purchase Right will by its terms require an adjustment in its terms in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Company Stock Options, Company SARS, Company Restricted Stock, Warrants or Other Purchase Rights (ii) any additional benefits for any holder of Company Stock Options, Company Restricted Stock, Company SARS, Warrant or Other Purchase Rights or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option, Company SAR, Company Restricted Stock, Warrant or Other Purchase Right assumed by Parent. The assumption by Parent of the Company Stock Plans and the Company Stock Options and Company SARS in accordance with Section 2.6 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence. Each holder of a Company Stock Option, Company SAR, Company Restricted Stock or Other Purchase Right has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(f)  None of the shares of Company Common Stock, Company Stock Options, Company SARS or Other Purchase Rights were issued, or to the Company’s Knowledge have been transferred, in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements of the Company. The Company is not a party to any shareholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities (other than the Company Voting Agreements).

(g)  Except for the repurchase at cost of shares of Company Common Stock from employees or contractors of the Company and its Subsidiaries in connection with the termination of their service provider relationship, the Company has not repurchased or otherwise reacquired any of its securities. The repurchase of

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any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable Law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

(h)  The Company does not have outstanding or authorized any phantom stock, profit participation, or similar rights.

(i)  The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3.	Subsidiaries of the Company.

(a)  Section 3.3(a) of the Company Disclosure Letter contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”) other than Permitted Liens.

(b)  Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(c)  Other than the shares of capital stock set forth in Section 3.3(a) of the Company Disclosure Letter, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities.

(d)  No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)  Other than the Subsidiaries set forth in Section 3.3(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity.

(f)  There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4.	Authority and Enforceability.

(a)  The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Shareholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a duly convened meeting of the Company Shareholders to approve this Agreement is the only vote of the holders of any class of capital stock or other security of the Company necessary to approve this Agreement and the Merger (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and,

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assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)  The Board of Directors of the Company has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Shareholders and (iii) resolved to recommend that the Company Shareholders adopt this Agreement and directed that this Agreement be submitted to the Company Shareholders for adoption.

3.5.  No Conflict; Authorizations.

(a)  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Material Contract, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b), violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.5(a) of the Company Disclosure Letter sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Material Contract (collectively, “Consents”) in order to preserve all material rights of, and material benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b)  No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports and filings under the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such filings and notifications under the rules of the Nasdaq Capital Market or applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Merger or have a Company Material Adverse Effect.

3.6.  SEC Filings; Financial Statements.

(a)  The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the Agreement Date then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) prior to the Agreement Date with respect to any Company SEC Report that was filed prior to the Agreement Date, or

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(B) prior to the Effective Time with respect to any Company SEC Report that is filed subsequent to the Agreement Date. No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar Governmental Entity or any national securities exchange or quotation service.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end and quarter-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole). The most recent balance sheet of the Company contained in the Company SEC Reports as of March 31, 2007 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.”

(c)  The Company has made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)  The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are sufficient to ensure that all information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(f)  The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.7.  No Undisclosed Liabilities. The Company and its Subsidiaries have no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except (a) those which are adequately reflected or reserved against in the Company Balance Sheet or described in the notes thereto, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) those incurred in connection with the transactions contemplated by this Agreement, as listed on Section 3.7 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any

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structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

3.8.  Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Company Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the Agreement Date, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and (b) not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Company Balance Sheet and, with respect to accounts receivable arising since the Company Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice.

3.9.  Taxes.

(a)  As used in this Agreement, the following words and terms have the following definitions:

(1)  “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(2)  “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(3)  “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b)  Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to have been filed by or with respect to the Company or such Subsidiary. Each such Tax Return is true and correct in all material respects and have been completed in substantial compliance with applicable Law. All material Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the Agreement Date and the Closing Date, will be duly and timely paid). Each of the Company and its Subsidiaries has adequately provided for, accrued or reserved on the Company Balance Sheet all Liability for all material unpaid Taxes.

(c)  Each of the Company and its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid by it and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)  The statute of limitations for the assessment of U.S. Federal, material State, material local and foreign income Taxes has expired for all periods prior to December 31, 2002. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)  No Tax Returns have been audited or are currently are the subject of audit. There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. No written inquiries or written notices have been received by the Company or any of its Subsidiaries from a Taxing Authority with respect to possible claims for Taxes in any material amount that have not been resolved (and paid, if applicable) prior to the Agreement Date, and no such inquiry or notice is pending or, to the Company’s Knowledge, threatened. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has made available to Parent correct and complete copies of all federal income Tax

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Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2000.

(f)  Section 3.9(f) of the Company Disclosure Letter lists, as of the Agreement Date, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No written notice has been delivered to the Company or any of its Subsidiaries by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g)  Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or plan with any employee or independent contractor that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign income Tax Law). Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h)  Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the Agreement Date. Neither the Company nor any of its Subsidiaries is currently subject to any ruling from any Taxing Authority or has entered into (or is subject to) any written agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)  Neither the Company nor any of its Subsidiaries (i) is currently a party to or bound by any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group (other than a group the common parent of which was Company) or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or, to the Company’s Knowledge, other arrangement that is treated as a partnership for federal income tax purposes.

(j)  Neither the Company nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an open transaction disposition made on or before the Closing Date, (B) a prepaid amount received on or prior to the Closing Date, (C) an installment sale made on or prior to the Closing Date or, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code, (G) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code, (H) any “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date or (I) any comparable provisions of state or local tax law, domestic or foreign.

(k)  The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

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3.10  Compliance with Law.

(a)  Each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties are or have been subject.

(b)  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would reasonably be expected to result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law, except for any such events or circumstances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice regarding any material violation of, material conflict with, or material failure to comply with, any Law.

3.11.  Authorizations.

(a)  Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens (other than Permitted Liens), except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(b)  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization, except for any such events or circumstances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Authorization. Neither the Company nor any of its Subsidiaries is in material default, nor has the Company or any of its Subsidiaries received written notice of any claim of material default, with respect to any material Authorization.

3.12.  Title to Personal Properties.

(a)  Section 3.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $100,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)  With respect to personal properties and assets that they own, including all properties and assets reflected as owned on the Company Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) liens for current real or personal property taxes not yet due and payable, (ii) workers’, carriers’ and mechanics’ or other similar statutory liens, (iii) liens to secure obligations to landlords or lessors under leases or rental agreements in the ordinary course of business, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs in the ordinary course of business, (v) solely with respect to Intellectual Property, the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice, (vi) liens imposed on the underlying fee interest held by a third party in leased property, and (vii) liens that are immaterial in character, amount, and extent and which do not materially detract from the value or materially interfere with the present use of the properties they affect.

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(c)  With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and to the Company’s Knowledge constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor to the Company’s Knowledge any other party thereto is in violation of any of the terms of any such lease, except where any such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  For the avoidance of doubt, the representations and warranties set forth in this Section 3.11 do not apply to Intellectual Property, which matters are specifically addressed in Section 3.15.

3.13.  Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are to the Company’s Knowledge structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

3.14.  Real Property.

(a)  Section 3.14(a) of the Company Disclosure Letter contains (i) a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Real Property”). Neither the Company nor any of its Subsidiaries owns in fee any real property or interests in real property. The Real Property listed in Section 3.14(a) of the Company Disclosure Letter includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b)  The Company has made available to Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Real Property.

(c)  The Real Property and all present uses and operations of the Real Property comply in all material respects with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The continued use, occupancy and operation of the Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(d)  No Person other than the Company or a Subsidiary of the Company is in possession of any of the Real Property or any portion thereof, and to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other Contracts granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Real Property or any portion thereof.

3.15.  Intellectual Property.

(a)  As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, firmware, development tools, files, records and data, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof and all media on which any of the foregoing is recorded (collectively, “Software”); (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); and (vi) all forms of intangible common law and statutory legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), such as letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to

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inventions or designs (“Patents”), registered and unregistered copyrights in both published and unpublished works (“Copyrights”), trademarks, service marks, trade names and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights (“Moral Rights”), and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)  Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by or filed in the name of the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”); provided that the Company Disclosure Letter is not required to list items of Company Owned Intellectual Property which are either (i) immaterial to the Company and its Subsidiaries or (ii) not Intellectual Property Rights that are registered or the subject of an application for registration. Except as specifically identified and described in the Company Disclosure Letter, the Company or one of its Subsidiaries owns the entire right, title and interest to all material Company Owned Intellectual Property (other than Moral Rights that are not assignable) free and clear of all Liens (other than Permitted Liens).

(c)  Section 3.15(c) of the Company Disclosure Letter contains a complete and accurate list of (i) all licenses, sublicenses and other Contracts (“In-Bound Licenses”) to which the Company or one of its Subsidiaries is a party pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Letter is not required to list In-Bound Licenses that are Ordinary Course In-Bound Licenses; and (ii) all such In-Bound Licenses, excluding licenses governing the Company’s or any of its Subsidiaries’ use of Open Source Materials, that require the Company to license, assign, or otherwise transfer rights to additions, modifications or improvements to such licensed Intellectual Property made by or for the Company to any third party. The Company is in compliance in all material respects with the terms and conditions of all such In-Bound Licenses. The Company does not have any Knowledge of any written assertion, claim or threatened claim, that Company has breached any terms or conditions of such In-Bound Licenses. “Ordinary Course In-Bound Licenses” means (A) non-exclusive licenses for generally commercially available Intellectual Property licensed to the Company or any of its Subsidiaries for a cost of not more than $50,000 per annum, (B) non-disclosure agreements, and (C) licenses to advertiser content and Marks granted to the Company or any of its Subsidiaries contained in advertiser contracts, in the case of each of (A), (B) and (C), pursuant to Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices.

(d)  Section 3.15(d) of the Company Disclosure Letter contains a complete and accurate list of all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) to which the Company or any of its Subsidiaries is party pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Letter is not required to list Ordinary Course Out-Bound Licenses. “Ordinary Course Out-Bound Licenses” means (i) non-disclosure agreements, (ii) rights granted to contractors or vendors to use Company Owned Intellectual Property or Intellectual Property owned by a third party for the sole benefit of Company or any of its Subsidiaries, and (iii) rights in Company marketing materials and Marks granted to sales representatives solely for use in connection with the marketing of Company products and services, in the case of each of (i), (ii), and (iii), pursuant to Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices.

(e)  To the Company’s Knowledge, the Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title (other than Moral Rights that are not assignable) to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted (including the design, manufacture, license and sale, to the extent any of these activities are currently carried on by the Company or any of its Subsidiaries) of all products currently in

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production) free and clear of Liens other than Permitted Liens, or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable Contract. Without limiting the generality of the foregoing, to the Company’s Knowledge, (i) the Company is the exclusive owner of all Marks used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company product (to the extent any of these activities are currently carried on by the Company or any of its Subsidiaries), (ii) the Company owns exclusively, and has good title to, all Copyrights in works that are included or incorporated into Company’s products, and (iii) to the extent that any Patents would be infringed by any Company product (including but not limited to the manufacture, sale or use thereof to the extent any of these activities are currently carried on by the Company or any of its Subsidiaries), the Company is the exclusive owner of such Patents, other than any Marks, Copyrights or Patents, owned by third parties and licensed to the Company or its Subsidiaries pursuant to a valid and enforceable Contract. To the Knowledge of the Company, the Company Owned Intellectual Property, together with the Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Company Disclosure Letter or that are Ordinary Course In-Bound Licenses (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(f)  All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other applications or registrations for Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items that are currently required to be filed have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing and held in compliance with all applicable legal requirements.

(g)  The Company does not have Knowledge of any challenges with respect to the validity or enforceability of any Company Owned Intellectual Property. Section 3.15(g)(i) of the Company Disclosure Letter lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Registered Items, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions. There are no actions that are required to be taken by the Company within ninety (90) days of the Agreement Date that are necessary to maintain any Company Registered Items. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that has resulted or would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Company Owned Intellectual Property (other than (i) the expiration of Company Registered Items at the end of their statutory term, (ii) good faith business decisions to not file applications and seek registrations for copyrights, trademarks or patents, (iii) trade secrets that lost their status as trade secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and (iv) Marks and Domain Names that the Company or any of its Subsidiaries made a good faith business decision to stop using).

(h)  To the Company’s Knowledge, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, has infringed or infringes upon, has misappropriated or misappropriates, the Intellectual Property Rights of any third party. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, has misappropriated or misappropriates, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon, or misappropriates any Intellectual Property Rights of a third party. No Action has been instituted, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Owned Intellectual Property is subject to any outstanding Order. Neither the Company nor any of its Subsidiaries has received any written opinion of counsel regarding any third party patents. To the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights owned by the Company or any of its Subsidiaries or

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has otherwise misappropriated or is otherwise misappropriating any material Company Owned Intellectual Property, including any employee or former employee of Company, or has materially breached any license or agreement involving any material Company Owned Intellectual Property. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to any Intellectual Property Rights owned by the Company.

(i)  The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential, non-public Proprietary Information owned by the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries (other than trade secrets that lost their status as trade secrets upon the release of a new product or service, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret) (“Confidential Proprietary Information”). Any receipt or use by, or disclosure to, a third party of Confidential Proprietary Information owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Nondisclosure Agreements”). The Company and its Subsidiaries are, and to the Company’s Knowledge, all other parties thereto are, in material compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in material compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Confidential Proprietary Information owned by such third party.

(j)  All current and former employees, consultants and contractors of the Company and its Subsidiaries involved in the development of material Intellectual Property for the Company and its Subsidiaries have executed and delivered, and, to the Company’s Knowledge, are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property (other than Moral Rights that are not assignable) conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). No such current or former employee, consultant or contractor has any right, claim or interest to any of the Company Owned Intellectual Property (other than Moral Rights that are not assignable).

(k)  To the Company’s Knowledge, no employee, consultant or contractor of the Company or any of its Subsidiaries has been, or is, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor to the Company or any of its Subsidiaries.

(l)  As of the Agreement Date, all Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a warranty in all material respects conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply, except to the extent that the liability of the Company and its Subsidiaries to comply with any such representation or warranty is reflected in the reserves on the Company Financial Statements.

(m)  The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, result in breach, modification, cancellation, termination, suspension of, the loss or impairment of, or give rise to any right of any third party to terminate, or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property, except for any breach, modification, cancellation, termination, suspension, loss, impairment, or third party right or consent that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any Out-Bound License or In-Bound License that is a Material Contract and, to the Knowledge of the Company, all other parties to any Out-Bound License or In-Bound License that is a Material Contract are in compliance

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with, and have not materially breached any term of, such any Out-Bound License or In-Bound License. Assuming the timely receipt of all third party consents set forth in Section 3.5(a) and Section 3.14(m) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation and its Subsidiaries will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such any Out-Bound License or In-Bound License that are Material Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the obligation to grant any additional rights and without the payment of any additional amounts or other consideration other than ongoing rights, fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay or grant. Neither this Agreement nor the transactions contemplated by this Agreement, will as a result of a Contract to which the Company or any of its Subsidiaries is a party result in (i) Surviving Company’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (ii) Surviving Company’s being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company prior to the Closing.

(n)  The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s ad platform Software from becoming infected by viruses and other harmful code. To the Company’s Knowledge, the Company’s ad platform Software does not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users.

(o)  The Company and its Subsidiaries own and possess source or executable code for all ad platform Software owned by the Company or its Subsidiaries and own or have valid licenses for all Software incorporated in the ad platform Software of the Company or its Subsidiaries. Except for software development tools, development kits, bug fixes, error corrections and similar code licensed or otherwise provided by the Company or any of its Subsidiaries in the ordinary course of business, the source code of any of the ad platform Software owned by the Company or any of its Subsidiaries have not been licensed or otherwise provided by the Company or its Subsidiaries to another Person (other than to employees and contractors involved in development of Software for the Company or any of its Subsidiaries) and have been safeguarded and protected as confidential and proprietary Company information.

(p)  “Open Source Materials” means any software that is licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library (LGPL), (ii) Mozilla Public License (MPL), (iii) BSD licenses, (iv) the Artistic License (e.g. PERL), (v) the Netscape Public License, (vi) the Sun Community Source License (SCSL), (vii) the Sun Industry Standards License (SISL), and (viii) the Apache License.

(q)  “Viral License” shall mean any license for Open Source Materials that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software or other software combined and/or distributed with such software must be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge. Company has not distributed any Software that is Company Intellectual Property in a manner that would cause any component of such Software to become subject to any of the terms of a Viral License.

3.16.  Absence of Certain Changes or Events. Since the Company Balance Sheet Date:

(a)  there has not occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b)  neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c)  neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d)  neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of Company Stock Options and Company SARS and the issuance of shares of Company Common Stock upon exercise of Company Stock Options and Company SARS;

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(e)  neither the Company nor any of its Subsidiaries has materially altered any material term of any outstanding securities;

(f)  neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants other than, with respect to (i) and (ii) above, increases or modifications (x) pursuant to the terms of an existing Contract made available to Parent or (y) made in the ordinary course of business consistent with past practice or as required by applicable Law, or (iii) entered into any employment, severance or termination agreement (other than offer letters with newly-hired employees in the ordinary course of business consistent with past practice);

(g)  neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any material property or assets of the Company or any of its Subsidiaries except for the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h)  neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness individually in excess of $50,000 or in the aggregate in excess of $100,000, or materially modified the terms of any Indebtedness individually in excess of $50,000 or in the aggregate in excess of $100,000 outstanding as of the Balance Sheet Date;

(i)  neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Company Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

(j)  neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person except for travel loans or expense advances in the ordinary course of business consistent with past practice;

(k)  neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(l)  (i) no Material Contract has been materially modified, (ii) no material rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 hereof if such Contract were in effect on the Agreement Date has been terminated or cancelled;

(m)  neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Owned Intellectual Property (except for the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice);

(n)  there has not been any material labor dispute, except for individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o)  there has not been any material violation of or material conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

(p)  there has not been any material damage, destruction or loss with respect to the material property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(q)  there has not been any revaluation of the Company’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(r)  neither the Company nor any of its Subsidiaries has made any change in accounting practices, except as required by GAAP;

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(s)  neither the Company nor any of its Subsidiaries has made any material Tax election, changed its method of Tax accounting or settled any material claim for Taxes, except as required by applicable Law; or

(t)  neither the Company nor any of its Subsidiaries has agreed in writing or in any other legally binding manner to do any of the foregoing.

3.17.  Contracts.

(a)  The Company Disclosure Letter contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound as of the Agreement Date:

(i)  for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Company or any of its Subsidiaries of $250,000 or more, or (B) aggregate payments by the Company or any of its Subsidiaries of $500,000 or more;

(ii)  (A) for the sale by the Company or any of its Subsidiaries of products or services, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $250,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $500,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments of more than $250,000 in the year ended December 31, 2006 or reasonably expects to receive payments of more than $250,000 in the year ending December 31, 2007;

(iii)  that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)  pursuant to which the Company or any of its Subsidiaries purchases or licenses Software components for inclusion into its ad platform software except for components purchased or licensed solely on an Ordinary Course In-Bound License;

(v)  that continues over a period of more than six months from the Agreement Date (except for Contracts that can be terminated or not renewed by the Company or any of it Subsidiaries during this period without penalty or other liability) and involves payments to or by the Company or any of its Subsidiaries exceeding $150,000 per annum, except for arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi)  that is an employment, consulting, employment termination, change in control or severance Contract, except for any such Contract that is terminable at-will by the Company or any of its Subsidiaries on 90 days or less notice without further liability to the Company or such Subsidiary;

(vii)  that is a partnership, joint venture or similar Contract;

(viii)  that is a distribution, dealer, representative or sales agency Contract pursuant to which the Company or any of its Subsidiaries has granted a third party the right to market, solicit orders for or resell Company products or services and that involve or would reasonably be expected to involve annual payments to the Company or any of its Subsidiaries of $250,000 or more;

(ix)  that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $50,000 or more annually or $200,000 or more over the term of the lease;

(x)  which provides for the indemnification by the Company or any of its Subsidiaries of any Person (other than indemnities granted or received by the Company and its Subsidiaries under customer, reseller, license, supply and similar commercial Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and indemnification agreements with directors and officers of the Company and its Subsidiaries in the form made available to Parent), or the assumption by the Company or any of its Subsidiaries of any Tax or environmental Liability or any Liability of any third party;

(xi)  with any Governmental Entity;

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(xii)  that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness individually in excess of $50,000 or in the aggregate in excess of $100,000 or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness individually in excess of $50,000 or in the aggregate in excess of $100,000 of any other Person;

(xiii)  for any capital expenditure or leasehold improvement in any one case in excess of $50,000 or any such Contracts in the aggregate greater than $100,000;

(xiv)  that materially restricts the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or the Company or any of its Subsidiaries granting a third party any exclusive distribution rights, in any market, field or territory;

(xv)  that is an In-Bound License or Out-Bound License other than an Ordinary Course In-Bound License or an Ordinary Course Out-Bound License;

(xvi)  that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvii)  that is a collective bargaining Contract or other Contract with any labor organization, union or association.

(b)  Each Contract required to be listed in Section 3.17 of the Company Disclosure Letter (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms against the Company or its Subsidiaries and, to the Company’s Knowledge, against the other parties thereto.

(c)  Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any material obligation, covenant, condition or other material term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)  The Company has made available accurate and complete copies of each Material Contract to Parent.

3.18.  Litigation.

(a)  There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against the Company or any of its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Company’s Knowledge, there is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b)  There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. There is no outstanding Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.19.  Employee Benefits.

(a)  Section 3.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been

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made available to Parent. Neither the Company nor any of its Subsidiaries has any present intent or commitment to create any additional Company Benefit Plan or materially amend any Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b)  Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), is the recipient of a favorable determination letter or opinion letter from the Internal Revenue Service and to the Company’s Knowledge, no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)  To the Company’s Knowledge, none of the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)  There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)  None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)  True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Parent.

(g)  With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h)  To the Company’s Knowledge, with respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects with all applicable requirements of Section 4980B of the Code.

(i)  Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as

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of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

(j)  To the Company’s Knowledge, each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)  None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l)  There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m)  Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without material liability.

(n)  No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment, except as required by applicable Law.

(o)  The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(p)  With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q)  Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Subsidiary of the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(r)  Section 3.19(r) of the Company Disclosure Letter sets forth a list of all plans, programs Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which the Company believes in good faith provide for the payment of deferred compensation subject to Section 409A of the Code.

(s)  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with

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Section 409A of the Code during the period beginning January 1, 2005 through the Agreement Date and has not been materially modified since October 2, 2004. With respect to stock options granted after December 31, 2004, the Company’s Board of Directors or its duly constituted committee set the exercise price at or above the dollar amount which it determined in good faith to be the fair market value of the underlying shares on the date of grant. With respect to stock options granted before January 1, 2005, the Company’s Board of Directors or its duly constituted committee made a good faith attempt to set the exercise price at or above the fair market value of the underlying shares on the date of grant. The Company believes in good faith that any amounts paid or payable pursuant to each Company Benefit Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional tax.

(t)  The Company has no Company Benefit Plans covering employees of the Company or any of its Subsidiaries outside of the United States.

3.20.  Labor and Employment Matters.

(a)  Section 3.20(a) of the Company Disclosure Letter sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the Agreement Date, and (B) the base compensation and target bonus of each such director, employee, consultant and consultant whose base compensation and target bonus exceeds $100,000 in the year ending December 31, 2007, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant (except for benefits required to be made available by applicable Law). All employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without the payment of any severance or other material Liability to the Company or such Subsidiary. To the Company’s Knowledge, all contractors and consultants of the Company have been properly characterized as independent contractors.

(b)  Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board.

(c)  Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.

(d)  Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)  Neither the Company nor any of its Subsidiaries is a party to any Contract which restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither the Company nor any of its Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in accordance with the WARN Act.

(f)  Each of the Company and its Subsidiaries has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. Section 3.20(f) of the

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Company Disclosure Letter sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.

3.21.  Environmental.

(a)  Each of the Company and its Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as being conducted as of the Agreement Date, and all such Environmental Permits are in full force and effect. None of the Company or its Subsidiaries has been notified in writing by any Governmental Entity prior to the date of this Agreement that any Environmental Permits will be modified, suspended or revoked.

(b)  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. None of the Company or its Subsidiaries has received any written communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has materially violated or is liable for any material amount under any Environmental Law.

(c)  There are no pending or, to the Knowledge of the Company, past or threatened material Environmental Claims (i) against the Company or any of its Subsidiaries or (ii) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of Law.

(d)  To the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries or predecessors that would reasonably be expected to form the bases of any material Environmental Claim against the Company or any of its Subsidiaries.

(e)  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries or predecessors transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in a material Environmental Claim against the Company or any of its Subsidiaries.

(f)  To the Knowledge of the Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated-biphenyl-containing equipment or (iii) asbestos-containing material, within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(g)  There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by or on behalf of, or that are in the possession of, the Company or any of its Subsidiaries which have not been made available to Parent.

(h)  For purposes of this Agreement, the following defined terms shall apply:

(i)  “Environmental Claims” means any and all actions, Orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (A) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(ii)  “Environmental Laws” means all Laws, Orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment or human health;

(iii)  “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(iv)  “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law (other than office and cleaning supplies safely stored and maintained); and

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(v)  “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

3.22.  Related Party Transactions. Except as disclosed in the Company’s proxy statement for its 2007 annual meeting of shareholders as filed with the SEC on or about May 18, 2007 (the “2007 Proxy Statement”), there are no Contracts of any kind entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or immediate family member of an officer or director, or greater than 5% shareholder of the Company (“Related Parties”), except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been made available to Parent and are listed on the Company Disclosure Letter, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, (c) amounts paid pursuant to Company Benefit Plans of which copies have been made available to Parent, and (d) indemnification agreements for officers and directors in the form made available to Parent. To the Knowledge of the Company, except as disclosed in the 2007 Proxy Statement, none of the Related Parties has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than 5% of the outstanding stock of such company). To the Company’s Knowledge, none of the Related Parties is directly or indirectly interested in any Material Contract, except for Material Contracts with the Related Party pursuant to which the Related Party receives compensation for services as an officer or director.

3.23.  Insurance.

(a)  Section 3.23(a) of the Company Disclosure Letter sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding two years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)  Section 3.23(b) of the Company Disclosure Letter describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding two years.

(c)  All Policies are in full force and effect and to the Company’s Knowledge, are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger. Such Policies provide insurance coverage for the Company and its Subsidiaries and their respective businesses, properties, assets and employees in scope and amount customary for businesses of the nature conducted by the Company and its Subsidiaries, and are sufficient in all material respects for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound which by their terms require the procurement of such Policies.

(d)  All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.24.  Books and Records. The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company and its Subsidiaries in all material respects. Neither the Company nor any of its Subsidiaries has

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engaged in any transaction, maintained any bank account or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries are correct and complete in all material respects, and have been maintained in accordance with commercially reasonable business practices. At the Closing, all of those books and records will be in the possession of the Company.

3.25.  Opinion of Financial Advisor. The financial advisor to the Company, JMP Securities, has delivered to the Company an opinion dated the date of this Agreement to the effect that the Merger Consideration is fair from a financial point of view to the Company Shareholders. A copy of such opinion has been made available to Parent for informational purposes only.

3.26.  Brokers or Finders.

(a)  There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission payable by the Company in connection with the transactions contemplated by this Agreement, other than JMP Securities. The Company has made available a true and complete copy of the Company’s Contract with JMP Securities to Parent. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby (other than with respect to the payment of any fee contemplated by Section 9.4).

(b)  Section 3.26(b) of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the Agreement Date, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of JMP Securities and of the Company’s legal counsel and accountants).

3.27.  No Illegal Payments. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or any Affiliate, officer, agent or employee thereof, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or such officer, agent or employee should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which the Company, any of its Subsidiaries or any Affiliate thereof or such officer, agent or employee should reasonably have known were not legal for the payer or the provider of such services to make or provide, or (d) had any off-book bank or cash accounts or “slush funds.”

3.28.  Customers. Section 3.28 of the Company Disclosure Letter sets forth the names of the 10 customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in the year ended December 31, 2006 and the five-month period ended May 31, 2007. The Company believes the relationship of the Company and its Subsidiaries with each such customer are good commercial working relationships. No such customer has canceled or otherwise terminated, or to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice as of the Agreement Date that any such customer will cancel or otherwise materially and adversely modify its relationship with the Company or such Subsidiary as a result of the Merger or otherwise.

3.29.  Bank Accounts. Section 3.29 of the Company Disclosure Letter sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

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3.30.  Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

3.31.  Rights Plan. The Rights Plan has been amended (a copy of which amendment has been provided to Parent prior to the Agreement Date) so that entering into this Agreement and the Company Voting Agreements and the transactions contemplated hereby and thereby, do not and will not on the Agreement Date or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any person to exercise any Rights (as defined in the Rights Plan) under the Rights Plan, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No Distribution Date, Shares Acquisition Date, Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (A) the adoption, approval, execution or delivery of this Agreement and the Company Voting Agreements, (B) the public announcement of such adoption, approval, execution or delivery or (C) the consummation of the transactions contemplated hereby and thereby.

3.32.  Proxy Statement. The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Shareholders and at the time the Company Shareholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1.  Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

4.2.  Authority and Enforceability. Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3.  No Conflicts; Authorizations.

(a)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any material contract (as defined under Item 601(b)(10) of Regulation S-K under

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the Exchange Act) to which the Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.3(b), violate any Law, Authorization or Order applicable to Parent, Merger Sub or any of their respective subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent, Merger Sub or any of their respective subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or the ability of Parent or Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.

(b)  No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person is required by or with respect to Parent or Merger Sub or any of their respective subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (ii) the filing with the SEC of the Proxy Statement and such reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such filings and notifications under the rules of the Nasdaq Global Select Market or applicable securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger or have a material adverse effect on Parent.

4.4.  Availability of Funds. Parent has, and will as of the Closing have, cash available or existing borrowing facilities which together are and will be sufficient to enable it to satisfy its obligations under this Agreement.

4.5.  Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Savvian Advisors, LLC.

4.6.  Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.7.  Stock Ownership. As of the Agreement Date, neither Parent nor Merger Sub beneficially owns any shares of Company capital stock.

4.8.  Proxy Statement. The information supplied by Parent for the purpose of inclusion in the Proxy Statement and any amendments or supplements to the Proxy Statement will, when the Proxy Statement is filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Shareholders and at the time the Company Shareholders vote on the adoption of this Agreement, the information supplied by Parent for inclusion in the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

5.1.  Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and it shall cause each of its Subsidiaries to:

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(a)  maintain its corporate existence and carry on its business in the ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b)  use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and preserve its relationships with the material customers, distributors, licensors, licensees and others having material business dealings with it; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent; and

(c)  maintain its books and records in accordance with past practice, and to use its commercially reasonable efforts to maintain in full force and effect all Authorizations and Policies which are necessary for it to conduct its business as currently conducted.

5.2.  Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not, and it shall not permit any of its Subsidiaries to do any of the following, except (i) with the prior written consent of Parent, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as expressly provided or permitted in this Agreement, or (iv) as required by applicable Law (including the Code and ERISA):

(a)  adopt or propose any amendment to the Charter Documents of the Company or any of its Subsidiaries;

(b)  declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company’s standard form of option/restricted shares agreement);

(c)  (i) issue or authorize for issuance any securities, except the grant of Company Stock Options and Company SARS to newly hired non-officer employees in the ordinary course of business consistent with past practice or the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, Company SARS or Warrants or pursuant to the ESPP, or (ii) make any material change in the rights, preferences or privileges associated with any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company’s standard form of option/restricted shares agreement);

(d)  (i) other than pursuant to a written agreement or Company Benefit Plan disclosed in the Company Disclosure Letter or pursuant to performance reviews and in the ordinary course of business consistent with past practice, (A) increase the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or (B) increase the benefits under any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e)  establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;

(f)  other than (A) sales of inventory, (B) the grant of Out-Bound Licenses on a non-exclusive basis and (C) other dispositions of property and assets that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any material property or assets of the Company or any of its Subsidiaries;

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(g)  other than intra-company Indebtedness solely by and among the Company and one or more of its wholly-owned Subsidiaries or for intra-company Indebtedness solely by and among one or more wholly-owned Subsidiaries of the Company, (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business or pursuant to existing borrowing arrangements disclosed in Section 3.17(a)(xii) of the Company Disclosure Letter, (ii) materially modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h)  mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any material properties or assets of the Company or any of its Subsidiaries;

(i)  other than travel loans or expense advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j)  cancel any material debts or waive any material claims or rights of substantial value;

(k)  (i) materially amend, materially modify or terminate, or waive, release or assign any material rights under, any Material Contract, (ii) enter into any Contract which, if entered into prior to the Agreement Date, would have been required to be set forth in Section 3.17(a) of the Company Disclosure Letter (where the subject matter of such Contract is not already covered by another subsection of this Section 5.2, in which case such subsection of this Section 5.2 shall control), other than customer agreements entered into in the ordinary course of business consistent with past practice;

(l)  (i) make any capital expenditure, or commit to make any capital expenditure, which in any one case exceeds $50,000 or capital expenditures which in the aggregate exceed $100,000 or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory or pursuant to In-Bound Licenses entered into in the ordinary course of business consistent with past practice;

(m)  settle or compromise any litigation other than settlements or compromises of litigation where the monetary payment by the Company or any of its Subsidiaries does not exceed $100,000 in the aggregate or $50,000 in any individual case and injunctive or equitable relief is not involved;

(n)  amend any Company Stock Option, Company SAR or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

(o)  make any material filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(p)  be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(q)  other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(r)  make any material Tax election, change its method of Tax accounting or settle any material claim relating to Taxes; or

(s)  agree in a legally binding manner, whether in writing or otherwise, to do any of the foregoing.

5.3.  Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated May 18, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours and with reasonable advance notice, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult, during normal business hours and with reasonable advance notice, with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall make available to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may reasonably request. At the

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Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company and its Subsidiaries.

5.4.  Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their position as officers (but not as employees).

5.5.  Consents. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent (except any processing or other fee provided for under the terms of the underlying Contract).

5.6.  Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance of which it has Knowledge that (a) individually or taken together with all other facts, events and circumstances of which it has Knowledge, constitutes or is reasonably likely to result in a Company Material Adverse Effect, (b) constitutes a material breach of any of representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s obligations that is under the control of the Company and cannot reasonably be expected to be cured through the exercise of commercially reasonable efforts by the Company on or prior to the Outside Date, (d) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger, or (f) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18; provided, however, that (i) the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty; provided, further, that the failure to deliver any notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 8.2(b) has been satisfied.

5.7.  Exclusivity.

(a)  Subject to Section 5.7(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) who have authority (or who could reasonably be perceived by a third party to have authority) to act on behalf of the Company in connection with a Third Party Proposal (each, an “Agent”) not to: (i) initiate, solicit, seek or knowingly encourage, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any non-public information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or knowingly facilitate any effort or attempt to make or implement a Third Party Proposal; (iv) enter into Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement that would otherwise restrict or limit a Third Party Proposal to which it is a party. The Company will immediately cease, and will cause its Subsidiaries and Agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Third Party Proposal. “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the shareholders of the Company) with respect to an Acquisition Transaction. “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries (which business or assets represent 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), (B) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of any class of securities of the Company, (C) a merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving the Company and/or any of its Subsidiaries (which Subsidiaries represent 10% or more

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of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) pursuant to which the shareholders of the Company or such Subsidiary immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (D) the issuance, sale or other disposition, direct or indirect (and however structured), by the Company of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 20% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries (which Subsidiaries represent 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any combination of the foregoing (other than the Merger) in a series of related transactions.

(b)  Notwithstanding anything to the contrary in Section 5.7(a), the Board of Directors of the Company may, so long as the Company Shareholder Approval has not yet been obtained, furnish information to, and enter into and conduct discussions or negotiations with, a Person who has made a written bona fide Third Party Proposal not solicited in violation of Section 5.7(a) if, and only if, the Board of Directors of the Company has (i) concluded in good faith after consultation with the Company’s independent financial advisors of nationally recognized reputation that such Third Party Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, failing to furnish such information or enter into or conduct discussions is reasonably likely to result in a breach of its fiduciary obligations to the Company Shareholders under applicable Law, (iii) provided contemporaneous written notice to Parent of its furnishing information or entering into or conducting discussions or negotiations with such Person and (iv) obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Board of Directors of the Company shall furnish to Parent all non-public information provided to the Person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal. “Superior Proposal” means an written bona fide Third Party Proposal not solicited in violation of Section 5.7(a) (provided for purposes of this definition, each reference to “20%” or “80%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “50%”) on terms that the Board of Directors of the Company determines, in its good faith judgment (after consultation with its financial advisor of nationally recognized reputation), to be more favorable to the Company Shareholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal reasonably capable of being obtained. In addition to the obligations of the Company set forth in this Section 5.7(b), the Company shall promptly, but in no event later than 24 hours after the receipt thereof, advise Parent in writing of any Third Party Proposal or inquiry or request for non-public information that the Company reasonably believes could lead to a Third Party Proposal, the terms and conditions of such request, Third Party Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request, inquiry or Third Party Proposal. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Third Party Proposal.

(c)  Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Company Shareholder Approval and, in the case of a tender or exchange offer made directly to the Company Shareholders, recommending that the Company Shareholders accept the tender or exchange offer (each, a “Change of Recommendation”) in response to a Superior Proposal, if all of the following conditions are satisfied:

(i)  a Superior Proposal is made to the Company and is not withdrawn;

(ii)  the Company Shareholder Approval has not been obtained;

(iii)  the Company shall have provided at least three Business Days’ prior written notice (the “Notice Period”) to Parent stating (A) that it has received a Superior Proposal, (B) the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including providing Parent with complete copies of all documents and agreements, including exhibits and other attachments, in

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connection with such Superior Proposal, and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being agreed that (x) the Company shall not enter into a definitive agreement with respect to the Superior Proposal during such three Business Day Period, and (y) any change to the terms of the Superior Proposal shall commence a new three Business Day period);

(iv)  Parent shall not have, within the Notice Period, made an offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment (based on consultation with its financial advisor) to be at least as favorable to the Company Shareholders from a financial point of view as such Superior Proposal (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof); and

(v)  the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to the Company Shareholders under applicable Law.

(d)  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.7(c).

5.8.  Company Shareholders’ Meeting.

(a)  As promptly as reasonably practicable after the Agreement Date, the Company shall take all action necessary under the WBCA and its Charter Documents (i) to call, convene and hold a meeting of the Company Shareholders to vote upon the adoption of this Agreement (the “Company Shareholders’ Meeting”) and (ii) to solicit the Company Shareholder Approval. The Board of Directors of the Company will recommend, by unanimous vote of all directors then in office, that the Company Shareholder Approval be given and will use its commercially reasonable efforts to solicit from the Company Shareholders the Company Shareholder Approval, except to the extent that the Board of Directors of the Company effects a Change of Recommendation as provided in Section 5.7(c).

(b)  Until the termination of this Agreement in accordance with its terms, nothing in this Agreement shall limit the Company’s obligation to convene the Company Shareholders’ Meeting (regardless of whether the Board of Directors of the Company effects a Change of Recommendation).

5.9.  Proxy Statement.

(a)  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Company Shareholders’ Meeting. Parent will provide reasonable cooperation and assistance with the preparation of the Proxy Statement. The Company shall use commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Company Shareholders as promptly as reasonably practicable the Proxy Statement and all other proxy materials for the Company Shareholders’ Meeting.

(b)  Except to the extent expressly permitted by Section 5.7(c), (i) the Board of Directors of the Company shall recommend that the Company Shareholders vote in favor of the Company Shareholder Approval, (ii) the Proxy Statement shall include a statement that the Board of Directors of the Company has recommended that the Company Shareholders vote in favor of the Company Shareholder Approval and (iii) neither the Board of Directors of the Company nor any committee thereof shall effect any Change of Recommendation. However, nothing herein shall prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to its shareholders under applicable Law.

(c)  The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Shareholders and at the time the Company Shareholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a

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material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Shareholders’ Meeting, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. The covenant contained in this Section 5.9(c) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(d)  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) provide Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

5.10.  Rights Plan. Prior to the earlier of the termination of this Agreement or the Effective Time, except in connection with a Change in Recommendation, the Company and its Board of Directors shall not amend or modify or take any other action with regard to the Rights Plan in any manner or take any other action so as to (a) render the Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement and the Company Voting Agreements, (b) permit any Person or group who would otherwise be an Acquiring Person (as defined in the Rights Plan) not to be an Acquiring Person, (c) provide that a Distribution Date or Shares Acquisition Date or Triggering Event (as such terms are defined in the Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Company Voting Agreements and the Merger and the agreements and transactions contemplated hereby and thereby, or (d) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights (as defined in the Rights Plan). The Company and its Board of Directors shall take all action to ensure that the Rights Plan is and, through the Effective Time, will be inapplicable to Parent and Merger Sub, this Agreement, the Merger, the Company Voting Agreements and the transactions contemplated hereby and thereby. Pursuant to the amendment of the Rights Plan contemplated in Section 3.31 hereof, the rights under the Rights Plan shall expire immediately prior to the Effective Time.

5.11.  FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code (the “FIRPTA Certificate”).

5.12.  Company Benefit Plans. Unless Parent consents otherwise in writing, the Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

ARTICLE VI

COVENANTS OF PARENT

6.1.  Form S-8. Within 10 Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 to register shares of Parent Common Stock issuable upon exercise of the Replacement Options and Replacement SARS to the extent the shares of Parent Common Stock may be registered on Form S-8. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the Replacement Options and Replacement SARS remain outstanding.

6.2.  Benefit Plans. Parent shall take all reasonable actions necessary to allow eligible employees of the Company and any of its Subsidiaries that will be employees of the Surviving Corporation and any of its Subsidiaries (“Transitioned Employees”), to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated

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employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto; provided, however, that in the case of plans for which the Company maintains a plan offering the same type of benefit, such participation need not be offered by Parent until the corresponding plan of the Company ceases to be available or is terminated after the Effective Time. Parent will recognize employment services of each Transitioned Employee with the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under any benefit plan of Parent. Each Transitioned Employee’s years of service with the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, Parent will use commercially reasonable efforts to (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries; and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

6.3.  Delisting and Deregistration. Parent shall use its reasonable best efforts to cause the Company Common Stock to be no longer quoted on the Nasdaq Capital Market and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.4.  Indemnification.

(a)  From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of its Subsidiaries pursuant to the Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the Agreement Date with any directors, officers and employees of the Company and its Subsidiaries (“Indemnity Payments”).

(b)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the Company Voting Agreements and the consummation of the transactions contemplated hereby and thereby); provided that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the Company Voting Agreements and the consummation of the transactions contemplated hereby and thereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 200% of the annual premium paid by the Company for such insurance as of the Agreement Date, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate; and provided, further,

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that, in the alternative, the Surviving Corporation (or the Company prior to Closing with Parent’s consent, which consent shall not be unreasonably withheld or delayed), and after consultation with Parent, may purchase a tail policy effective as of the Effective Time with respect to the directors’ and officers’ insurance, which tail policy shall (i) be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, (ii) shall contain substantially the same coverage and amounts as, and contain terms and conditions substantially the same as the coverage currently provided by the directors’ and officers’ insurance in effect as of the Agreement Date, and (iii) shall cost no more than 200% of the annual premium paid by the Company for such insurance as of the Agreement Date. Prior to the Closing the Company shall consult with Parent before renewing the existing directors’ and officers’ liability insurance policy.

(c)  This Section 6.4 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns.

(d)  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or their respective successors or assigns honor the indemnification and insurance obligations set forth in this Section 6.4.

6.5.  Notification of Certain Matters. Parent shall give prompt notice to the Company of any fact, event or circumstance of which it has Knowledge that (a) constitutes a material breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to the Company’s obligations that is under the control of Parent or Merger Sub and cannot reasonably be expected to be cured through the exercise of commercially reasonable efforts by Parent or Merger Sub on or prior to the Outside Date, (d) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the Merger, or (e) any notice or other communication from any Governmental Entity in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the Company or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1.  Regulatory Approvals. Each of Parent, Merger Sub and the Company shall promptly after the Agreement Date apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish to the other party any information that may be necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger.

7.2.  Public Announcements. Each of Parent and the Company will issue the initial press release relating to the execution and delivery of this Agreement that has been approved in advance by the other party. Thereafter, each of Parent and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld or delayed); provided that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable Law or the rules of the Nasdaq Capital Market or Nasdaq Global Select Market. Notwithstanding the foregoing, a party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and

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announcements are consistent with previous press releases or public statements made jointly by the Company and Parent and do not violate the terms of the Confidentiality Agreement.

7.3.  Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all steps as may be required to cause (a) the acquisition of Replacement Stock Options and Replacements SARS resulting from the operation of Section 2.6 of this Agreement by each individual who will be immediately following the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, and (b) any dispositions of Company Common Stock, Company Stock Options, Company SARS or Warrants resulting from the Merger or the other transactions contemplated by this Agreement by each individual who will be immediately prior to the Effective Time subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act in accordance with the interpretative guidance of the SEC.

7.4.  Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO MERGER

8.1.  Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)  The Company Shareholder Approval shall have been obtained.

(b)  All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.

(c)  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

8.2.  Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a)  (i) The representations and warranties of the Company in Sections 3.2(a) (first sentence), 3.2(b) (first sentence), 3.2(c) (first two sentences) and 3.4(a) of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), and (ii) all other representations and warranties of the Company in this Agreement, disregarding the phrase “in all material respects” or any Company Material Adverse Effect qualifications contained in such representations and warranties, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties, disregarding the phrase “in all material respects” or any Company Material Adverse Effect qualifications contained in such representations and warranties, shall be true and correct with respect to such specified date); provided, however, that any inaccuracies in such representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a Company Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

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(b)  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by a duly authorized executive officer of the Company.

(c)  No Action shall be pending by any Governmental Entity seeking to prevent consummation of the Merger.

(d)  The individuals set forth on Schedule 8.2(d) shall have executed and delivered the Employment Arrangements in the form agreed upon by Parent and such individuals prior to the Agreement Date, all of which shall be in full force and effect (excluding any failure to be in full force or effect as a result of the death or incapacity of any such individual).

(e)  Timothy C. Choate shall have executed and delivered (i) a non-competition agreement and (ii) a consulting agreement, each in the form agreed upon by Parent and Mr. Choate prior to the Agreement Date, and there shall be no Order outstanding obtained with the consent of Parent or Merger Sub that such non-competition agreement or consulting agreement is not enforceable in any respect.

(f)  The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate.

(g)  All actions necessary to cause all outstanding Rights (as defined in the Rights Plan) under the Rights Plan to expire immediately prior to the Effective Time and to render such Rights inapplicable to Parent, Merger Sub, this Agreement, the Merger, the Company Voting Agreements and the other transactions contemplated by this Agreement and the Company Voting Agreements shall have been taken.

8.3.  Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)  (i) The representations and warranties of Parent and Merger Sub in Section 4.2 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) all other representations and warranties of the Parent and Merger Sub in this Agreement, disregarding the phrase “in all material respects” or any material adverse effect qualifications contained in such representations and warranties, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties, disregarding the phrase “in all material respects” or any material adverse effect qualifications contained in such representations and warranties, shall be true and correct with respect to such specified date); provided, however, that any inaccuracies in such representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a material adverse effect on Parent and Merger Sub or the ability of either of them to consummate the Merger or perform their respective obligations under this Agreement. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer thereof.

(b)  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer thereof.

ARTICLE IX

TERMINATION

9.1.  Termination.

(a)  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

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(i)  by mutual written consent duly authorized by the Board of Directors of Parent and the Company;

(ii)  by Parent or the Company if:

(A)  the Merger is not consummated on or before December 28, 2007 (the “Outside Date”); provided, however, that if the Merger shall not have been consummated by the Outside Date, but on such date, all of the conditions to Closing set forth in Article VIII (other than conditions that by their nature are only to be satisfied as of the Closing and other than the conditions set forth in Section 8.1(b)) have been satisfied or waived in writing, then the Outside Date shall be extended until February 28, 2008; provided further, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a covenant or agreement under this Agreement has been the proximate cause of the failure of the Closing to occur on or before such date;

(B)  a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C)  the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii)(C) shall not be available to the Company where the failure to obtain such Company Shareholder Approval is caused by any action or failure to act of the Company that constitutes a willful breach of this Agreement;

(iii)  by Parent if:

(A)  there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not be satisfied; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable within 15 Business Days by the Company, then Parent may not terminate this Agreement under this Section 9.1(a)(iii)(A) for 15 Business Day after delivery of written notice from Parent of such inaccuracy or breach, (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(a)(iii)(A) if such inaccuracy or breach by the Company is cured in all material respects during such 15 Business Day period); or

(B)  (i) the Board of Directors of the Company fails to call the Company Shareholders’ Meeting in accordance with Section 5.8(a), (ii) the Company fails to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of the Company Shareholder Approval, (iii) the Board of Directors of the Company effects a Change of Recommendation, (iv) the Company recommends to the Company Shareholders or approves or endorses a Third Party Proposal or in violation of Section 5.7 enters into any letter of intent, memorandum of understanding or similar document or any Contract (other than a nondisclosure agreement) constituting, accepting or directly related to any Third Party Proposal, (v) following the receipt of a Third Party Proposal, the Board of Directors of the Company fails to reaffirm its recommendation to the Company’s shareholders in favor of the Company Shareholder Approval within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed, (vi) the Company willfully breaches its obligations under Section 5.7 and Parent is materially prejudiced thereby, or (vii) a tender offer or exchange offer relating to the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within 10 Business Days against acceptance of such tender offer or exchange offer by the Company Shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Shareholders (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act));

(iv)  by the Company if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(a), as applicable, would not be satisfied; provided that if such inaccuracy in Parent or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable within 15

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Business Days by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 9.1(a)(iv) for 15 Business Days after delivery of written notice from the Company of such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(a)(iv) if such inaccuracy or breach by Parent or Merger Sub is cured in all material respects during such 15 Business Day Period); or

(v)  by the Company, prior to obtaining the Company Shareholder Approval, and concurrently with or following a Change of Recommendation in compliance with the provisions of Section 5.7(c), if the Company’s Board of Directors by majority vote authorizes the Company to accept (or to enter into a written agreement for a transaction constituting) a Superior Proposal; provided that prior to or concurrently with such termination, the Company shall pay all amounts due pursuant to Section 9.4(a)(ii) of this Agreement in accordance with the terms specified therein.

(b)  The party desiring to terminate this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other parties hereto.

9.2.  Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, shareholders or Affiliates, except as set forth in Sections 9.3 and 9.4; provided, however, that the provisions of Section 7.2 (Public Announcements) and Section 9.2 (Effect of Termination), Section 9.3 (Remedies), Section 9.4 (Termination Fee) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3.  Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any willful or intentional breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1. Payments made pursuant to Section 9.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement. In the event Parent terminates this Agreement in violation of the terms of this Agreement, including Section 9.1, as determined by a court of competent jurisdiction, Parent agrees that, in addition to any other rights, remedies and relief of the Company, the Company shall be entitled to recover damages from Parent not to exceed the amount set forth on Schedule 9.3 hereto to cover Indemnity Payments to directors and officers of the Company that resulted from Specified Actions; provided, that the foregoing shall not apply unless each of the following two requirements have been satisfied: (i) the Company shall have first sought and obtained all amounts payable under the Company’s directors’ and officers’ liability insurance policy, and (ii) the Company shall have provided Parent with reasonable documentation evidencing such Indemnity Payments.

9.4.  Termination Fee.

(a)  The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $1,400,000, plus the amount of all of the reasonable fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (not to exceed $400,000) (the “Termination Fee”) as follows:

(i)  if Parent terminates this Agreement pursuant to Section 9.1(a)(iii)(B), the Company shall pay Parent the Termination Fee in full on the second Business Day following the date of such termination;

(ii)  if the Company terminates this Agreement pursuant to Section 9.1(a)(v), the Company shall pay Parent the Termination Fee in full prior to or concurrently with such termination; or

(iii)  if (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(a)(ii)(A) or Section 9.1(a)(ii)C) and (B) (i) prior to any such termination but following the Agreement Date any Person shall have made to the Company or the Company Shareholders, or publicly announced, a proposal or offer for any Acquisition Transaction that is not subsequently withdrawn and (ii) within 12 months following termination of this Agreement, any Acquisition Transaction with respect to the Company is

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consummated or the Company enters into a Contract providing for any Acquisition Transaction, the Company shall pay Parent the Termination Fee concurrently with the earlier of the date of the consummation of such Acquisition Transaction or the execution of such Contract, as applicable. For purposes of this Section 9.4, the term “Acquisition Transaction” shall have the meaning given to such term in Section 5.7(a) hereof, except that each reference to “80%” or “20%” therein shall be deemed to have been changed to “50%”.

(b)  In the event that either of Parent or the Company terminates this Agreement following failure to obtain the Company Shareholder Approval at a meeting of the shareholders of the Company duly convened therefor or at any adjournment thereof, regardless of whether the circumstances set forth in Section 9.4(a) shall have occurred, within two Business Days after such termination the Company shall pay Parent the amount of all of the reasonable fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (not to exceed $400,000) by wire transfer of same day funds to an account designated by Parent. The amount of any such fee paid by the Company to Parent shall be credited against any subsequent payment by the Company to Parent of the Termination Fee pursuant to Section 9.4(a).

(c)  In the event that either Parent or the Company terminates this Agreement (other than a termination pursuant to which a Termination Fee is payable under Section 9.4(a)(i) or 9.4(a)(ii)), Parent will enter into an agreement with the Company (or amend any existing agreement) providing for the payment by Parent to the Company of at least $500,000 per month for the six-month period following the date of such termination in consideration of additional services to be provided by the Company on terms and conditions that are consistent with the terms and conditions for such services in existence on the date of this Agreement; provided, however, that if this Agreement is terminated pursuant to Section 9.4(a)(iii), then such new agreement (or such amendment to any existing agreement) shall also provide that such additional payments shall cease at the time any Acquisition Transaction (as defined in Section 9.4.(a)(iii)) with respect to the Company is consummated or the Company enters into a Contract providing for any such Acquisition Transaction.

(d)  The Company acknowledges that (i) the agreements contained in Sections 9.4(a) and 9.4(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Sections 9.4(a) or 9.4(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Sections 9.4(a) or 9.4(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Sections 9.4(a) or 9.4(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder.

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ARTICLE X

MISCELLANEOUS

10.1.  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Sub, to:

Apollo Group, Inc. 4615 East Elwood Street Phoenix, AZ Attn: Chief Financial Officer Facsimile: (602) 383-5159

With a required copy to:

Morgan, Lewis & Bockius LLP One Market Street San Francisco, CA 94105 Attn: William A. Myers, Esq. Facsimile: (415) 442-1001

If to the Company, to:

Aptimus, Inc. 100 Spear St., Suite 1115 San Francisco, CA 94105 Attn: President Facsimile: (415) 896-2561

With a required copy to:

Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 Attn: Ted G. Wang, Esq. Andrew Y. Luh, Esq. Facsimile: (650) 988-8500

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2.  Survival. The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Article VI and this Article X shall survive the Effective Time.

10.3.  Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this

44

Agreement by the Company Shareholders, no amendment or waiver shall be made which by Law requires further approval by the Company Shareholders without such further approval.

(b)  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.4.  Fees and Expenses. Except as set forth in Section 9.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

10.5.  Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.6.  Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the Laws of the State of Washington.

10.7.  Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) California state courts located in San Francisco, California, and (b) the United States District Court for the Northern District of California, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in such courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) California state courts located in San Francisco, California, or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

10.8.  Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.9.  Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 6.4 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.10.  Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between

45

or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.11.  Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12.  Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.  Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XI

DEFINITIONS

11.1.  Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Phoenix, Arizona or San Francisco, California are authorized or required by Law to close.

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect (“Effects”) that, individually or taken collectively with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Effect, (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of the Company and its Subsidiaries taken as a whole or (b) materially impairs the ability of the Company to perform its obligations hereunder, other than any such Effect arising out of (i) any changes affecting the economy generally or the industry in which the Company and its Subsidiaries operate or any changes in general economic conditions (provided that any such change or changes do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole), (ii) changes in the trading volume or trading prices of the Company Common Stock in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes), (iii) any failure to meet analysts estimates or expectations as to revenue, earnings or other financial performance (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure), (iv) the taking of any action required by this Agreement, (v) the termination, reduction or other negative development in the Company’s relationships with any of its customers, suppliers or other business partners to the extent such Effect was proximately caused by the announcement or pendency of the transactions contemplated hereby, (vi) any employee attrition resulting from either Parent’s failure to offer continued employment to such employee or Parent offering continued employment to such employee with base salary and target bonus terms less favorable in the aggregate than those provided by the Company as of the Agreement Date, (vii) any Action, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to this Agreement or the Company Voting Agreements or violations of securities Laws in connection with any of the transactions contemplated by this Agreement or the Company Voting Agreements (“Specified Action”), (viii) changes in applicable Law or GAAP, or (ix) natural disasters.

46

“Contract” means any legally binding agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any quasi-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge” of a party or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the party, together with such knowledge that such directors and executive officers could be expected to discover after reasonable inquiry concerning the existence of the fact or matter in question.

“Law” means any statute, law, constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

11.2.  Interpretation.

(a)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)  The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)  When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)  The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

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(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)  Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)  The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)  All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(i)  In this Agreement, “made available” shall mean that such documents or information referenced (i) shall have been contained in the Company’s IntraLinks electronic data room to which Parent and its counsel had access no later than 11:59 p.m. Pacific Time on the date that is two days prior to the Agreement Date (the “Inclusion Date”) (except with respect to documents required to be “made available” at a later time by the terms of this Agreement or that Parent or its counsel requested be added to the electronic data room after the Inclusion Date), and (ii) a reasonable person accessing such electronic data room would have been able to discover such documents or information based upon the labeling of the file containing such document or information and the placement thereof in the electronic data room.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto, duly authorized as of the date first written above.

APOLLO GROUP, INC.

By: /s/ Joseph L. D’Amico

Name: Joseph L. D’Amico
Title: Executive VP & CFO

ASTEROID ACQUISITION CORPORATION

By: /s/ Brian Mueller

Name: Brian Mueller
Title: President

APTIMUS, INC.

By: /s/ Robert Wrubel

Name: Robert Wrubel
Title: CEO & President

49

ANNEX B
OPINION OF JMP SECURITIES LLC

August 7, 2007

Board of Directors
Aptimus Inc.
199 Fremont Street
Suite 1800
San Francisco, CA 94105

Members of the Board of Directors:

We understand that Apollo Group Inc. (“Apollo” or “Parent”) and Aptimus Inc. (“Aptimus” or the “Company”) intend to enter into an Agreement and Plan of Merger, expected to be dated as of August 7, 2007 (the “Agreement”), pursuant to which Parent would acquire Aptimus through a merger (the “Merger”) of Aptimus with and into, Asteroid Acquisition Corporation a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

Under the terms of the Agreement, each share of common stock of the Company (“Company Common Stock”) issued and outstanding (other than excluded shares and dissenting shares) shall be converted into the right to receive and become exchangeable for $6.25 in cash (the “Merger Consideration”). In addition, each outstanding option to purchase Company Common Stock (“Company Stock Option”) shall be assumed by Parent (each such assumed option, a “Replacement Option”), provided that, at the option of a holder of a vested Company Stock Option, such Company Stock Option may be net exercised to receive an amount of cash. Finally, each outstanding warrant to purchase Company Common Stock (“Warrants”) shall be converted into and represent the right to receive an amount of cash equal to the product of: (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time (as defined in the Agreement), whether vested or unvested and (ii) the Merger Consideration, less the exercise price per share attributable to such Warrant.

You have requested the opinion of JMP Securities LLC (“JMP”) as to the fairness, from a financial point of view, to holders of shares of Company Common Stock of the Merger Consideration to be received by such holders in connection with the Merger.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement dated as of August 6, 2007;

(ii)	the Company’s Annual Reports on Form 10K for the years ending December 31, 2005 and 2006 and the Company’s latest Quarterly Report on Form 1OQ for the quarter ending March 31, 2007;

(iii)	the Company’s financial results including a balance sheet and income statement for the quarter ending June 30, 2007;

(iv)	schedule of the Company’s shares, options and warrants outstanding prepared by the Company’s management as of August 2, 2007;

(v)	financial projections for the Company prepared by the Company’s management for the years ending December 31, 2007 through 2011;

JMP Securities LLC 600 Montgomery Street Suite 1100 San Francisco, CA 94111	tel 415.869.4400 fax 415.835.8910

Board of Directors
Aptimus, Inc.
August 7, 2007

(vi)	public information with respect to certain other companies in lines of business that we deemed relevant;

(vii)	the financial terms of certain business combinations involving companies in lines of business that we deemed relevant;

(viii)	a discounted cash flow analysis of the Company prepared by JMP;

(ix)	discussions with certain senior officers and other representatives of the Company relating to the aforementioned and any other matters which we deemed relevant to our inquiry; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In rendering our opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the financial statements of Aptimus. We have further relied upon the assurances of the management of Aptimus that all such information is complete and accurate in all material respects and that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect. With respect to financial forecasts, projections and other forward-looking information and data provided to or otherwise discussed with us, we have been advised by the management of Aptimus that such forecasts and other information and data were prepared in good faith on reasonable bases reflecting the best currently available estimates and judgments of the management of Aptimus as to the future financial performance of Aptimus, as well as to the strategic implications and operational benefits and integration costs anticipated to result from the Merger. Our opinion is based substantially on the financial forecasts, projections and other forward-looking information and data described above. We express no view with respect to such forecasts, projections and other information and data or the assumptions on which they were based, and have assumed, with your consent, that the forecasted financial results will be realized in the amounts and at the times projected. Further, without limiting the foregoing, we have, with your consent, assumed, without independent verification, that the historical and projected financial information provided to us by Aptimus accurately reflects the historical and projected operations of Aptimus, and that there has been no material change in the assets, financial condition, business or prospects of Aptimus since the respective dates of the most recent financial statements made available to us.

We have not made or been provided with, and have not been requested to make or obtain, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aptimus nor have we made any physical inspection of the properties or assets of Aptimus. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of Aptimus, and accordingly express no opinion as to the future prospects, plans or viability of Aptimus.

Our opinion is based upon information available to us and market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We are not legal, accounting or regulatory advisors and our opinion does not address any such matters.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will

JMP Securities LLC 600 Montgomery Street Suite 1100 San Francisco, CA 94111	tel 415.869.4400 fax 415.835.8910

Board of Directors
Aptimus, Inc.
August 7, 2007

perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final forms of the Agreement will not vary materially from the last drafts reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. We also have assumed that the final form of the Agreement and all related documents reviewed by us will not vary in any regard that is material to our analysis from the drafts most recently provided to us, including the draft of the Agreement dated as of August 6, 2007.

This letter does not constitute a recommendation to the Board of Directors of Aptimus or any other person with respect to the Merger, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Aptimus or the effect of any other transaction in which Aptimus might engage. We express no opinion as to the underlying business decision of Aptimus to effect the Merger, the structure or accounting treatment or taxation consequences of the Merger or the availability or advisability of any alternatives to the Merger. Further, our opinion does not address the non-financial terms of the Agreement, nor does it address the terms of any of the related agreements to be entered into by the parties. This letter addresses only the fairness, from a financial point of view, to the holders of shares of Company Common Stock of the Merger Consideration to be received by such holders in connection with the Merger. This letter does not address the fairness of the Merger or of any specific portion of the Merger, other than the Merger Consideration.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Aptimus in its consideration of the Merger and may not, in whole or in part, be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing that Aptimus is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by law. This letter does not confer any rights on, and may not be relied upon by, any other person or entity, including without limitation the shareholders of Aptimus or Apollo. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of JMP to Aptimus, the Board of Directors of Aptimus or any other party.

JMP is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. JMP is acting as financial advisor to the Company in connection with the Merger and will receive a customary fee from the Company for providing this opinion and our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Aptimus has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, JMP may trade in the securities of Aptimus or Apollo for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. JMP may maintain other relationships with, and provide advisory and other services to Aptimus, Apollo and their respective affiliates, and may receive fees for the rendering of such services.

JMP Securities LLC 600 Montgomery Street Suite 1100 San Francisco, CA 94111	tel 415.869.4400 fax 415.835.8910

Board of Directors
Aptimus, Inc.
August 7, 2007

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Very truly yours,

/s/ JMP Securities LLC

JMP SECURITIES LLC

JMP Securities LLC 600 Montgomery Street Suite 1100 San Francisco, CA 94111	tel 415.869.4400 fax 415.835.8910

ANNEX C

APTIMUS MANAGEMENT’S PROJECTIONS FOR THE QUARTER ENDING DECEMBER 31, 2007
AND THE YEARS ENDING 2008 THROUGH 2011

(Dollars in millions)
FYE December 31,	2007E(2)	2008E	2009E	2010E	2011E
Revenues (1)	$5.6	$27.0	$31.1	$35.7	$41.1
EBITDA	(1.3)	2.2	3.1	4.3	5.8
EBITDA Margin	(22.9%)	8.2%	10.0%	12.0%	14.0%
Capital Expenditures	(0.0)	(0.1)	(0.1)	(0.1)	(0.1)
Working Capital Changes	(0.3)	(0.9)	(0.9)	(0.9)	(0.9)
Cash Tax Payments	0.0	0.0	0.0	0.0	0.0

(1)	Assumes a 15% growth rate from 2009–2011.

(2)	Operating figures are for the fourth quarter of 2007.

ANNEX D
CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT —
DISSENTERS’ RIGHTS

RCW 23B.13.010. Definitions.

As used in this chapter:

(1)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)  “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)  “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

RCW 23B.13.020. Right to dissent.

(1)  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)  An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)  A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)  The proposed corporate action is abandoned or rescinded;

(b)  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)  The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

RCW 23B.13.030. Dissent by nominees and beneficial owners.

(1)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)  A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)  The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)  The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

RCW 23B.13.200. Notice of dissenters’ rights.

(1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)  If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

RCW 23B.13.210. Notice of intent to demand payment.

(1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

RCW 23B.13.220. Dissenters’ rights — Notice.

(1)  If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)  The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)  Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

RCW 23B.13.230. Duty to demand payment.

(1)  A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)  The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)  A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

RCW 23B.13.240. Share restrictions.

(1)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

RCW 23B.13.250. Payment.

(1)  Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)  The payment must be accompanied by:

(a)  The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)  An explanation of how the corporation estimated the fair value of the shares;

(c)  An explanation of how the interest was calculated;

(d)  A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)  A copy of this chapter.

[1989 c 165 § 148.]

RCW 23B.13.260. Failure to take action.

(1)  If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

RCW 23B.13.270. After-acquired shares.

(1)  A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

RCW 23B.13.280. Procedure if shareholder dissatisfied with payment or offer.

(1)  A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)  The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

RCW 23B.13.300. Court action.

(1)  If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)  The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

RCW 23B.13.310. Court costs and counsel fees.

(1)  The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

APTIMUS, INC.

SPECIAL MEETING OF SHAREHOLDERS

OCTOBER 29, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Aptimus, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated September 12, 2007, and hereby appoints Robert Wrubel and David Davis, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the common stock of the undersigned at the Special Meeting of Shareholders of Aptimus, Inc. to be held on Monday, October 29, 2007, at 2:00 p.m. local time, at our corporate headquarters located at 199 Fremont Street, Suite 1800, San Francisco, California 94105, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement.

1.

To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2007, among Apollo Group, Inc., its wholly owned subsidiary Asteroid Acquisition Corporation, and Aptimus, Inc.

FOR	AGAINST	ABSTAIN
2.	Any proposal by Aptimus’ board of directors to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the Merger Agreement.
FOR	AGAINST	ABSTAIN

Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

Dated:

(Signature)

(Signature)

(This proxy should be marked, dated, signed by the shareholder or shareholders exactly as the shareholder’s or shareholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE.